PRICEWATERHOUSECOOPERS

                           COMPLETE AND SELF-CONTAINED
                                APPRAISAL REPORT

                                       OF
                                   SOUTHBRIDGE

                            PRINCE WILLIAM COUNTY, VA

                                      AS OF

                                 MARCH 31, 1999

                             PRICEWATERHOUSECOOPERS
                   Real Estate Valuation/Consulting Services
                             615 Franklin Turnpike
                          Ridgewood, New Jersey 07450
                                 (201) 652-2141

                                     [MAP]

PRICE WATERHOUSECOOPERS

-------------------------------------------------------------------------------
                                                  PriceWaterhouseCoopers LFP
                                                  615 Franklin Turnpike
                                                  Ridgewood NJ 07450
                                                  Telephone (201) 652 2141
                                                  Facsimile (201) 652 9045

May 17 1999

Mr. Robert B. Cavoto
CFO
Legend Properties, Inc.
13662 Office Place
Suite 201
Woodbridge, Virginia 22192

Re:      Southbridge Appraisal
         Prince William County, Virginia

Dear Mr. Cavoto:

In accordance with the engagement letter dated March 22, 1999, we have appraised the Subject property known as Southbridge, located approximately 25 miles south of Downtown Washington D.C in Prince William County, Virginia. Southbridge is a 2,685-acre, planned mixed-use community that is proposed to contain 5,354 dwelling units, 4,343,310 square feet of commercial space, an 18-hole golf course and two recreation centers. As of the date of this appraisal, development in Phase I has commenced with 673 units sold and/or contracted of which 503 are townhouse and 170 are single family detached dwellings. Further, Phase I roads have been developed along with a recreation center and three pools. The purpose of this appraisal report is to estimate market value of the Fee Simple Estate in the property. The report will he used for internal analysis and decision making purposes. The effective date of value is March 31, 1999, (As Is), under market conditions as observed through March 1999. Complete descriptions of the property, together with the sources of information and the bases of our estimates, are stated in the accompanying sections of this report.

The report is a Complete, Self-Contained Appraisal Report that complies with the reporting requirements set forth in Standards Rule 2-2 (a) of the Uniform Standards of Professional Appraisal Practice.

Based upon our analyses, we estimate that the market value of the defined interest in the subject property as of March 31, 1999, (As Is) was:

                          THIRTY EIGHT MILLION DOLLARS
                                   $38,000,000
    Subject to the Certification, Standard Conditions and Special Conditions

The accompanying prospective analyses are based on estimates and assumptions developed in connection with the appraisal. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our prospective analyses will vary from our estimates and the variations may be material.

Mr. Robert B. Cavoto
May 17, 1999
Page 2



This report and the final estimates of value are intended solely for your information and assistance for the function stated above, and should not be relied upon for any other purpose. Neither our report nor any of its contents nor any reference to the appraisers or our firm, may be included or quoted in any document, offering circular or registration statement, prospectus, sales brochure, other appraisal, loan or other agreement without PriceWaterhouseCoopers LLP's prior written approval of the form and context in which it will appear.

Respectfully submitted,


/s/ PriceWaterhouseCoopers LLP
-------------------------------
    PriceWaterhouseCoopers LLP

 By:  Robert K. Ruggles, III, Ridgewood, NJ

                                  CERTIFICATION

o     We certify that, to the best of our knowledge and belief:

o The statements of fact contained in the accompanying report are to the best of our knowledge true and correct.

o The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

o We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

o Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

o Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformity with the Uniform Standards of Professional Appraisal Practice.

o The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

o As of the date of this report Robert K. Ruggles, MAI, CRE and Michael J. Mihalek, all have completed the requirements of the continuing education program of-the Appraisal Institute.

o Michael J. Mihalek, MA!, Frank G. Greco and David Birkhahn and Dave L. Cherkas have made a personal inspection of the property that is the subject of this report. Robert K. Ruggles, MAI, CRE did not inspect the property but reviewed the report and concurs with the analysis and conclusions.

Subject to all conditions and explanations contained in this report, and based upon our analyses of the subject property and the market, our estimate of the market value of the defined legal interest in the Subject property as of March 31, 1999 (As Is) is as follows:

                          THIRTY EIGHT MILLION DOLLARS
                                   38,000,000

/s/ Robert K. Ruggles                          /s/ Frank G. Greco                /s/ Dave L. Cherkas
------------------------------------------     -----------------------------     ------------------------------------
Robert K. Ruggles, MAI, CRE                    Frank G. Greco                    Dave L. Cherkas
Principal                                      Senior Associate                  Associate

/s/ Michael J. Mihalek                         /s/ David Birkhahn
------------------------------------------     -----------------------------
Michael J. Mihalek, MAI                        David Birkhahn
Director                                       Associate

                  COMPLETE AND SELF-CONTAINED APPRAISAL REPORT
                                   SOUTHBRIDGE
                         PRINCE WILLIAM COUNTY, VIRGINIA

                                TABLE OF CONTENTS

                                                               PAGE     [SIC]
                                                               ----

I.       EXECUTIVE SUMMARY......................................5

II.      INTRODUCTION...........................................8

III.     DESCRIPTIVE DATA......................................11

IV.      MARKET ANALYSIS.......................................19

V.       HIGHEST AND BEST USE..................................42

VI.      SALES COMPARISON APPROACH.............................45

VII.     INTRODUCTION..........................................47



XL       ADDENDA  [SIC]

         Comparable Bulk Land Sales
         Zoning Ordinance
         Cherry Hill Comprehensive Plan
         Master Planned Community Sales
         Senior Life Style Report
         Appraiser's Qualifications

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. The following Standard Conditions apply to real estate appraisals by PriceWaterhouseCoopers LLP. Special conditions are added as required. Appraisals are performed and written reports are prepared in accordance with the Appraisal Institute's Standards of Professional Appraisal Practice ("USPAP") of the Appraisal Foundation as outlined within Title XI of FIRREA.

2. The general assumptions and limiting conditions pertaining to the value estimate conclusion(s) stated in this Appraisal report are summarized below. If applicable, "special assumptions" are cited elsewhere in this report.

3. To the best of our knowledge and belief, the statements of facts contained in the Appraisal report, upon which the analysis and conclusion(s) expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion(s) were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

4. The legal description of the appraised Property, if exhibited in the report, is assumed correct.

5. This valuation may not be used in conjunction with any other appraisal or study. The value conclusion(s) stated in this Appraisal is based on the program of utilization described in the report. and may not be separated into parts. The Appraisal was prepared solely for the purpose, function and party so identified in the report. The Appraisal report may. not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the prior express written consent of PriceWaterhouseCoopers LLP.

6. No change of any item in any of the Appraisal report shall be made by anyone other than PriceWaterhouseCoopers LLP and we shall have no responsibility for any such unauthorized change.

7. The Property has been appraised as though free and clear of mortgages, liens, servitude and encumbrances, except as may be described in the report.

8. We are not required to give testimony or be in attendance at any court or administrative proceeding with reference o the Property appraised unless additional compensation is agreed to and prior arrangements have been made.

9. The working papers for this engagement are being retained in our files and are available for your reference. We would be available to support our valuation conclusion(s) as required. Those services would be performed for an additional fee.

10. Unless specifically stated, the value conclusion(s) contained in the Appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the Appraisal. We make no representations as to the value changes which may be attributed to such considerations.

11. Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including but not limited to those filed with Securities and Exchange Commission or other governmental agency; except that all required disclosure may be made to insurance regulatory authorities and as otherwise required by law.

12. In completing the Appraisal, it is understood and agreed that the report is not now intended to be, and will not be used in connection with, a real estate syndication.

13. Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

14. Unless otherwise noted in the Appraisal, it is assumed that there are no encroachments, zoning, building, lire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the Property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

15. It is assumed that the utilization of the land and any improvements were within the boundaries or property lines of the Property described, and that there are no encroachments, easements, trespass, unless noted within the report. We have not made a survey of the Property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

16. All maps, plats, building diagrams, site plans, floor plans or photographs incorporated into the Appraisal are for illustrative purposes only, to assist the reader in visualizing the Property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

17. Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The prospective financial analyses contained in the Appraisal assume both responsible ownership and competent management unless noted otherwise. Any variance from this assumption could have a significant impact on the final estimates or conclusions.

18. We assume that there are no hidden or unapparent conditions of the Property's soil, subsoil or structures which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Statements regarding soil qualities, if made in the report, are not conclusive but have been considered with information available to us and provided by others. In addition, unless stated otherwise in the Appraisal, the land and soil of the are under appraisement appears firm and solid, but the Appraisal does not warrant this condition.

19. The Appraisal report covering the subject is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

20. The Appraisal is made for evaluation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers, therefore we are not qualified to judge the structural or environmental integrity of the improvements, if any. Consequently, no warranty or representations are made nor any liability assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning same, it is strongly recommended that an engineering, construction and/or environmental inspection be obtained. The value estimate(s) stated in this Appraisal, unless noted otherwise, is predicated on the assumptions that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the Appraisal. We will call to your attention any apparent defects or material adverse conditions which come to our attention.

21. Any proposed construction of rehabilitation referred to in the Appraisal is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

22. Any inaccessible portions of the Property or improvements not inspected are assumed to be as reported or similar to the areas which are inspected.

23. Unless specifically stated in the report, we found no obvious .evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, are assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently treated.

24. In the Appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the Property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant impact on the value of the Property. The client is urged to retain an expert in this field, if desired. The value conclusion(s) assumes the Property is "clean" and free of any of these adverse conditions unless we have been notified to the contrary in writing.

25. Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject Property of energy shortage or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

26. We take no responsibility for any events, conditions or circumstances affecting the subject Property or its value, that take place subsequent to either the effective date of value cited in the Appraisal or the date of our field inspection, whichever occurs first.

27. The estimate(s) of value stated in the Appraisal applies only to the effective date of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national, and/or world context, which might necessarily affect the prospective value of the Property. We assume no liability for an unforeseen change in the economy, or at the Property, if applicable, the inability to find a buyer.

28. The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this Property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the Property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the Property. In estimating the value of the Property, we took into account such information and evidence regarding compliance with ADA requirements as was provided to us.

29. This valuation is based on historical and prospective financial information. Some assumptions or estimates inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms of availability of financing altogether; property assessment; and/or major revisions in the current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the assumed holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the estimates. Thus, variations could be material and have an impact on the value conclusion(s) stated herein.

30. The accompanying appraisal does not constitute an audit, examination, review or compilation of historical or prospective financial information conducted in accordance with Generally Accepted Auditing Standards or with standards established by the American Institute of Certified Public Accounts ("AICPA"). Accordingly, we are unable to express any opinion or any other form of assurance with respect to any of the historical financial information or, whether the prospective financial information is presented in conformity with AICPA presentation guidelines.

I.       EXECUTIVE SUMMARY

                                            [SIC] commenced. To date, 673 units
                                            of which 503 are townhouse and 170
                                            are single family detached dwellings
                                            are under contract or have been
                                            sold. Further, Phase I roads have
                                            been developed along with a
                                            recreation center and three pools

                                                    PHASE    ACRES % OF TOTAL
                                            -------------- ------- -----------
                                            Phase I           955     35.6%
                                            Phase II          619     23.0%
                                            Phase III         286     10.6%
                                            Phase IV          119      4.4%
                                            Phase V           196      7.3%
                                            Phase VI          235      8.8%
                                            PHASE VII         274     10.2%
                                            ---------       -----     -----
                                            TOTAL           2,685    100.0%


                           Status of
                           Approvals:       Southbridge has received all
                                            approvals for development of a
                                            planned unit development. However,
                                            the site is being developed in
                                            Phases that are further divided into
                                            sections. Site plan approval is
                                            required at the commencement of
                                            each section allowing the developer
                                            to reprogram sections to varying
                                            product type. We have assumed that
                                            all site plan approvals will be
                                            granted as per the development plan
                                            outlined herein.

HIGHEST AND BEST USE:      As if Vacant:  Development of a mixed-use community

                           As Improved:   Not Applicable

DATE OF INSPECTION:        April 8, 1999

EFFECTIVE DATE OF
APPRAISAL:                 March 31, 1999

VALUE CONCLUSION:          $38,000,000

                                    [GRAPH]

SOUTHBRIDGE
ABSORPTION AND LOT PRICING SCHEDULE

===================================================================================================================================
                                                                   MASTER PLAN        YEAR               ABSORPTION
                                             NO. OF              --------------  -------------   -------------------------  1999
                                 PROPOSED    LOTS      LOTS                                       UNITS/   UNITS/   UNITS/  UNIT
      PHASE          LAND BAY       USE      SOLD/UC   REMAIN    UNITS    SF     START   FINISH    YEAR     MONTH    QTR    PRICE
-------------------  --------    --------    -------   ------    -----   ----    -----   ------   ------  --------  ------  -------

        I               6           TH         143        0      143
                        8           TH         130        0      130
                        9           TH         160        0      160
                        11          TH          70        0       70
                        2
                        3           SFD          0      235      235             2002    2005       53        4      18    $46,550
                        18
                        4           SFD         33       39       72             2000    2001       20        2       7    $46,550
                        5           SFD          0       17       17             2000    2000       17        1       6    $46,550
                        7           SFD          9       13       22             2002    2002       13        1       4    $46,550
                        15          SFD          0       26       26             2002    2002       26        2       9    $46,550
                        10          SFD         15        0       15
                        12          SFD          9        0        9
                        13          SFD         37        0       37
                        14          SFD         18        0       18
                        19          SFD          0       13       13             2003    2003       13        1       4    $46,550
                        20          SFD         49       61      110             2002    2004       20        2       7    $46,550
                        21          SFD          0      140      140             2003    2006       23        2       8    $46,550
                        22          SFD          0      176      176             2003    2005       59        5      20    $46,550
                        1a        Office                               114,000   2001    2002   57,000    4,750  19,000     $15.00
                        1b          Pad                                 20,000   2000    2002    6,667      556   2,222     $25.00
                        1c      Retail/Office                          155,000   2002    2003   77,500    6,458  25,833     $35.00
                      Lyman        Self                                 81,600   2000    2000   81,600    6,800  27,200      $5.00
                                  Storage
                    Hampstead 1     SFD          0       42       42             2000     201       21        2       7    $46,550
                    Hampstead 2     SFD          0       78       78             2000    2001       39        3      13    $46,550
                    Hampstead 3     SFD          0       15       15             2000    2002        5        0       2    $46,550
                    Hampstead 4     SFD          0       42       42             2000    2000       42        4      14    $46,550
                    Swan Creek      SFD          0       52       52             2000    2001       26        2       9    $46,550
                    Spy Glass       SFD          0      200      200             2001    2001      200       17      67    $37,240
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
Total Phase I                                  673     1149     1822   370,600   2000    2005
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

        II            SN-3a         SFD                           57             2005    2006       29        2      10    $46,550
                      SN-3b         SFA                           88             2006    2007       44        4      15    $28,481
                      SN-3b         SFD                           40             2006    2006       40        3      13    $46,550
                       SN-4         SFA                           39             2006    2006       39        3      13    $28,481
                       SN-5         SFD                          506             2003    2006      127       11      42    $46,550
                       SN-6         SFD                           56             2004    2005       28        2       9    $46,550
                       SN-8         SFD                           32             2005    2005       32        3      11    $46,550
                       SN-9       Publix
                      SN-10     SFD SENIOR                       316             2006    2006      316                     $28,481
                      SN-11          O                                 305,000   2003    2005  101,667    8,472  33,889     $15.00
                      SN-12          O                                 200,000   2003    2005   66,667    5,556  22,222     $15.00
                      SN-12          R                                 100,000   2003    2005   33,333    2,778  11,111     $25.00
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
SUB-TOTAL                                                      1,134   605,000   2003    2009
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

       III            SN-1A        R.O.                                566,280   2006    2010  113,256    9,438  37,752     $35.00
                      SN-1B
                       SN-2       SFA/TC                          74             2007    2007       74        6      25    $31,329
                       SN-2       SFA/TC                          64             2007    2007       64        5      21    $31,329
                       SN-2        MF/TC                         440             2007    2007      440                      $8,500
                       SN-2         RTC                                235,000   2006    2008   75,000    6,250  25,000     $35.00
                       SN-2         OTC                                600,000   2007    2010  150,000   12,500  50,000     $35.00
                       SN-2       Public
                      SN-13          O                                  68,000   2006    2006   68,000    5,667  22,667     $15.00
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
SUB-TOTAL                                                        578  1,459,280  2006    2010
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

        IV             SS-1         FI                                 518,000   2008    2010  172,667   14,389  57,556      $5.00
                       SS-2         FI                                 544,000   2008    2010  181,333   15,111  60,444      $5.00
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
SUB-TOTAL                                                             1,062,000  2008    2010
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

        V              SS-5         FI                                 122,000   2009    2009  122,000   10,167  40,667      $5.00
                      SS-6A         SFA                           50             2008    2008       50        4      17    $28,481
                       SS-7         SFA                           57             2008    2008       57        5      19    $28,481
                       SS-7         SFD                           22             2008    2008       22        2       7    $46,550
                       SS-8         SFA                           21             2008    2008       21        2       7    $28,481
                       SS-9         MF                           253             2009    2009      253                0     $8,500
                      SS-16         SFD                           88             2008    2010       29        2      10    $46,550
                                    SFA                                          2009    2009       23        2       8    $28,481
                      SS-21         FI                                  40,000   2009    2009   40,000    3,333  13,333      $5.00
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
SUB-TOTAL                                                        514   162,000   2008    2010
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

        VI            SS-15          R                                 294,430   2010    2011  147,215   12,268  49,072     $25.00
                      SS-17         SFD                           98             2009    2010       49        4      16    $51,205
                      SS-18         SFD                           56             2010    2010       56        5      19    $51,205
                      SS-19         SFD                          316             2010    2014       63        5      21    $51,205
                      SS-20         SFD                          246             2011    2012      123       10      41    $51,205
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
SUB-TOTAL                                                        716   294,430   2009    2012
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

       VII             SS-3         FI                                 100,000   2011    2011  100,000    8,333  33,333      $5.00
                      SS-3A         FI                                  87,000   2012    2012   87,000    7,250  29,000      $5.00
                       SS-4         FI                                  75,000   2013    2013   75,000    6,250  25,000      $5.00
                      SS-10         SFD                          255             2013    2016       64        5      21    $46,550
                      SS-10         SFD                           61             2012    2013       31        3      10    $46,550
                      SS-11       Public
                      SS-12         FI                                  60,000   2013    2013   60,000    5,000  20,000      $5.00
                      SS-13         FI                                  68,000   2014    2014   68,000    5,667  22,667      $5.00
                      SS-14         SFD                          221             2014    2018       14        4      15    $46,550
                                    SFA                           53             2016    2017       27        2       9    $28,481
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------
SUB-TOTAL                                                        590   390,000   2011    2018
------------------- ----------- ------------ ------ -------- -------- --------- ------- ------

------------------- ----------- ------------ ------ -------- -------- ---------
TOTAL                                                          5,354  4,343,310
------------------- ----------- ------------ ------ -------- -------- ---------

------------------------------- ------------ ------ -------- --------
Lots Sold/Under Contract                                       1,008
------------------------------- ------------ ------ -------- --------

------------------- ----------- ------------ ------ -------- --------
Total Lots Remaining                                           4,346
------------------- ----------- ------------ ------ -------- --------



                                  SOUTHBRIDGE
                          ANNUAL CASH FLOW PROJECTION
                            BEGINNING APRIL 1, 1999


           1999/00        2000/01        2001/02         2002/03         2003/04          2004/05         2005/06
           -------        -------        -------         -------         -------          -------         -------
         4,980,850       8,836,278    11,777,871      10,002,927       20,089,572        22,017,567     24,218,728
           (74,713)       (132,544)      (76,668)       (150,044)        (301,343)         (330,263)      (363,280)
-------------------------------------------------------------------------------------------------------------------------
___      4,906,137       8,703,734    11,601,203       9,852,883        19,788,229        21,687,304    23,855,448
Costs

                 0               0       937,322               0                 0                 0             0
-------------------------------------------------------------------------------------------------------------------------
                 0               0       937,322               0                 0                 0             0
         4,906,137       8,703,734    12,538,525       9,852,883        19,788,229        21,687,304    23,855,448

         2,535,900       3,019,143       937,457       2,435,358         6,257,190         9,153,189    10,750,206

           686,000       1,029,000     1,715,000       1,715,000         1,029,000           686,000
                                                                                                         1,800,000
-------------------------------------------------------------------------------------------------------------------------
___        686,000       1,029,000     1,715,000       1,715,000         1,029,000           686,000     1,800,000
Costs

           132,500         132,500       132,500         132,500           132,500           132,500       132,500
           174,330         309,270       412,225         350,102           703,135           770,615       847,655
           756,200         756,200       756,200         756,200           756,200           756,200       756,200
           569,145         559,612       550,238         541,022           531,960           523,049       514,288
-------------------------------------------------------------------------------------------------------------------------
___      1,632,175       1,757,582     1,851,163       1,779,824         2,123,795         2,182,364     2,250,643
Costs

         4,854,075       5,805,725     4,503,620       5,930,182         9,409,985        12,021,553    14,800,849
-------------------------------------------------------------------------------------------------------------------------
            52,062       2,898,009     8,034,905       3,922,701        10,378,244         9,665,751     9,054,599










               2006/07         2007/08            2008/09          2009/10       2010/11          2011/12           2012/13
               -------         -------            -------          -------       -------          -------           -------
              41,757,070      27,857,788       25,863,537        25,341,530     35,661,031       27,738,701       17,366,574
                (626,357)       (417,867)        (387,953)         (380,122)      (534,918)        (416,080)        (260,282)
--------------------------------------------------------------------------------------------------------------------------------
___ Costs     41,130,713      27,439,921       25,475,584        24,961,408     35,126,113       27,322,621       17,106,075

                       0               0                0                 0              0                0                0
--------------------------------------------------------------------------------------------------------------------------------
                       0               0                0                 0              0                0                0
              41,130,713      27,439,921       25,475,584        24,961,408     35,126,113       27,322,621       17,106,075

               9,747,823       3,235,400        3,550,212         2,744,743      6,712,648        9,311,205        7,857,941


               2,400,000        _,__,000        2,400,000         1,800,000
               1,030,500        _,__,000        2,061,000         1,374,000      1,030,500
                 885,000       1,180,000        1,770,000         1,180,000        885,000
                                                1,180,000         1,770,000      1,770,000        1,180,000
                                                                                   175,000          201,250          236,250
               2,151,197

--------------------------------------------------------------------------------------------------------------------------------
___ Costs      6,466,697        _,__,000        7,411,000         6,124,000      3,860,500        1,381,250          236,250

                 132,500         132,500          132,500           132,500        132,500          132,500          132,500
               1,461,497         975,027          905,224           886,954      1,248,136        970,855            607,830
                 756,200         756,200          756,200           756,200        756,200          756,200          756,200
                 505,674         497,200          488,876           455,388        424,194          395,136          368,070
--------------------------------------------------------------------------------------------------------------------------------
___ Costs      2,855,871       2,360,927        2,282,800         2,231,042      2,561,030        2,254,691        1,864,600
              19,070,391      11,750,327       13,244,012        11,099,785     13,134,178       12,947,146        9,958,791
--------------------------------------------------------------------------------------------------------------------------------
              22,060,322         689,500       12,231,572        13,861,623     21,991,935       14,375,475        7,147,284









                 2013/14        2014/15           2015/16            2016/17        2017/18          2018/19           TOTALS
                 -------        -------           -------            -------        -------          -------           ------
              16,418,855       11,565,855        9,282,461         8,346,509      4,368,233        2,058,326        355,550,263
                (246,282)        (173,487)        (139,237)         (125,198)       (65,524)         (30,875)        (5,333,254)
-------------------------------------------------------------------------------------------------------------------------------
___ Costs     16,172,573       11,392,368        9,143,224         8,221,311      4,302,709        2,027,451        350,217,009

                       0                0                0                 0              0                0            937,322
-------------------------------------------------------------------------------------------------------------------------------
                       0                0                0                 0              0                0            937,322
              16,172,573       11,392,368        9,143,224         8,221,311      4,302,709        2,027,451        351,154,331

               7,442,434        5,598,514        4,725,979         4,202,771      2,173,820        1,047,955        103,439,888

                                                                                                                      6,860,000
                                                                                                                     12,000,000
                                                                                                                      6,870,000
                                                                                                                      5,900,000
                                                                                                                      5,900,000

                 262,500          262,500          236,250           201,250        175,000                           1,750,000
                                                                                                                      2,151,197
-------------------------------------------------------------------------------------------------------------------------------
___ Costs        262,500          262,500          236,250           201,250        175,000                0         41,431,197

                 132,500          132,500          132,500           132,500        132,500          132,500          2,650,000
                 574,660          404,805          324,886           292,128        152,888           72,041         12,444,259
                 756,200          756,200          756,200           756,200        756,200          756,200         15,124,000
                 342,857          319,371          297,494           277,116        258,133          240,451          8,659,278
-------------------------------------------------------------------------------------------------------------------------------
___ Costs      1,806,217        1,612,876        1,511,080         1,457,944      1,299,721        1,201,192         38,877,537
               9,511,151        7,473,890        6,473,309         5,861,965      3,648,541        2,249,147        183,748,622
-------------------------------------------------------------------------------------------------------------------------------
               6,661,422        3,918,478        2,669,915         2,359,346        654,168         (221,696)       167,405,709


II.      INTRODUCTION

PROPERTY IDENTIFICATION

The Subject property is a 2,685-acre parcel of mostly undeveloped land fronting the Potomac River in Prince William County, Virginia, approximately 25 miles south of Washington D.C. The site is situated east of Interstate 95 at the intersection of Route 234 and Route One. Zoning approval has been granted for a mixed-use residential and commercial development known as Southbridge.

Southbridge is a mixed-use master planned community planned for 5,354 housing units and 4,343,310 square feet of non-residential uses. The housing units will inc1ude.~ estate homes, country homes, village homes, cottage homes, townhouses, plaza homes, mid-rise condominiums, urban homes, apartments, mixed use buildings with lifestyle homes and senior homes. The non residential mix will include traditional offices, mixed use office, flex tech, neighborhood retail, power center retail, mixed use festive retail, commercial campus, and a possible entertainment complex. The residents of the Subject will have access to an 18-hole golf course, pools, tennis Courts, recreation centers, hiking trails, and bike trails that connect with the waterfront bike trail. Southbridge's Town Square will further solidify the self-sufficient aspect of the planned community.

SCOPE OF THE APPRAISAL

Standards Rule 2-2 (f) of USPAP requires that each written real property appraisal report must describe the extent of the process of collecting, confirming and reporting data. The report is a Complete and Self-Contained Appraisal Report that complies with the reporting requirements set forth in Standards Rule 2-2 (b) of the Uniform Standards of Professional Appraisal Practice.

The method of appraisal considers the Sales Comparison and Income approaches. The Income Approach will rely on the subdivision analysis development approach to value with corroborative support gleaned from the Sales Comparison Approach. These methods most accurately estimate the economic potential and value of the site under current market conditions and is most widely used by investors for this type of property. The subdivision development method is defined in The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, as:

                  A METHOD OF ESTIMATING LAND VALUE WHEN SUBDIVISION AND DEVELOPMENT ARE THE HIGHEST AND BEST USE E OF THE PARCEL OF/AND BEING APPRAISED. ALL DIRECT AND INDIRECT COSTS AND ENTREPRENEURIAL PROFIT ARE DEDUCTED FROM AN ESTIMATE OF ANTICIPATED GROSS SALES PRICE OF THE FINISHED LOTS: THE RESULTANT NET SALES PROCEEDS ARE THEN DISCOUNTED TO PRESENT VALUE AT A MARKET-DERIVED RATE OVER THE DEVELOPMENT AND ABSORPTION PERIOD TO INDICATE THE VALUE OF THE RAW LAND.

Anticipation of profit motivates an investor's equity purchase; therefore, we will focus our attention in the development approach on excess sales income over expenses generated and associated in the development of the inventory of sites. These methods, with consideration for investor requirements, most accurately simulate current market investment activity and represent the most reasonable, supportable, and accurate approach to the estimation of market value.

To determine investor requirements as they relate to the subject property, and thereby evaluate the appropriateness of our value estimate derived via discounted cash flow (DCF) analysis, we will review recent sales of similar properties for their indicated rates and purchaser assumptions. The unit values derived via the Sales Comparison Approach will provide an indication of the income that can be generated from the future sale of the subject parcels. We have reviewed recent sales of other residential development transactions for their indicated rates and purchaser assumptions. Further support was provided from recent investor surveys and alternative investment yields and parameters.

PURPOSE AND FUNCTION OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the defined real property interest in the Subject property as of the date specified below. The function of the report is to assist the client making decisions with respect to their investment in the property.

Market value, as approved and adopted by the Appraisal Foundation and Appraisal Institute and endorsed by NCREIF, is as follows:

                  ...THE MOST PROBABLE PRICE WHICH A PROPERTY SHOULD BRING IN A COMPETITIVE And OPEN MARKET UNDER ALL CONDITIONS REQUISITE TO A FAIR SALE, THE BUYER AND SELLER EACH ACTING PRUDENTLY AND KNOWLEDGEABLY, AND ASSUMING THE PRICE IS NOT AFFECTED BY UNDUE STIMULUS. IMPLICIT IN THIS DEFINITION IS THE CONSUMMATION OF A SALE AS OF A SPEC~F1ED DATE AND THE PASSING OF TITLE FROM SELLER TO BUYER UNDER CONDITIONS WHEREBY:

                  1.    BUYER AND SELLER ARE TYPICALLY MOTIVATED:

                  2. BOTH PARTIES ARE WELL INFORMED OR WELL ADVISED, AND ACTING IN WHAT THEY CONSIDER THEIR OWN BEST INTERESTS:

                  3.    A REASONABLE TIME IS ALLOWED FOR EXPOSURE IN THE OPEN
                        MARKET;

                  4. PAYMENT IS MADE IN TERMS OF CASH IN US. DOLLARS OR IN TERMS OF FINANCIAL ARRANGEMENTS COMPARABLE. THERETO; AND,

                  5. THE PRICE REPRESENTS THE NORMAL CONSIDERATION FOR THE PROPERTY SOLD, UNAFFECTED BY SPECIAL OR CREATIVE FINANCING OR SALES CONCESSIONS GRANTED BY ANYONE ASSOCIATED WITH THE SALE.'

Thus, transfer of marketable title is assumed in an "arm's length" transaction between an informed buyer and seller. In such a transaction, the buyer acquires title to the subject property along with all the usual rights and benefits of ownership.

Motivation for equity purchase is provided by the anticipation of income over a period of ownership and a return at some future date based on the marketability of the property at that time. Given the stated motivation for equity purchase, careful consideration will be given to the future prospects of the area with particular emphasis on those factors deemed influential in determining the success of a mixed-use community in Prince William County, Virginia.

LEGAL INTEREST APPRAISED

The real property interest appraised is the Fee Simple.

Fee Simple Estate is defined in the Dictionary of Real Estate Appraisal, Third Edition as "ABSOLUTE OWNERSHIP UNENCUMBERED BY ANY OTHER INTEREST OR ESTATE, SUBJECT ONLY TO THE LIMITATIONS IMPOSED BY THE GOVERNMENTAL POWERS OF TAXATION, EMINENT DOMAIN, POLICE POWER, AND ESCHEAT."

EFFECTIVE DATE OF VALUATION

The Subject site was physically inspected on April 8, 1999, by Michael J. Mihalek, MAI, Frank G. Cjreco, David Birkhahn and David L. Cherkas. The valuation date is March 31, 1999, and the appraisal is based upon market conditions observed as of March 1999, the current period of our market research.

USE PREMISE

The subject is being valued herein based on its future use as a master planned community. The implications relative to this premise on the highest and best use of the property are addressed in a later section of this report.

                                      [MAP]

III.     DESCRIPTIVE DATA

NEIGHBORHOOD DESCRIPTION

Located within Prince William County, Virginia, Southbridge is approximately 25 miles south of Washington l).C. The Subject site is bordered to the east by the Potomac River and a rail line that provides freight, local commuter and national train service provided by CSX, VRE and Amtrak, respectively. The project is situated on a peninsula formed by the Potomac River, Powell's Creek and Quantico Creek with frontage on Powell's Creek and Quantico Creek.

Access to the Subject's neighborhood is garnered from Interstate 95 with direct access from Route One (Jeff Davis Highway). Southbridge's immediate neighborhood consists primarily of commercial uses along Route One including gas stations, shopping centers and restaurants. A shopping center, anchored by Food Lion, is presently under construction and is situated directly across from the Subject's entrance along Route One. A Giant's Supermarket is directly north of the Subject at the entrance to River Oaks, a planned unit development. River Oaks is smaller in size than the Subject; however it does pose direct competition. Other planned communities located within the neighborhood are Southlakes at Montclair, Brittany, Newport and Dawson Landing.

SITE DESCRIPTION

Details regarding the Subject site are derived from the following information supplied by Legend Development Company: Master Plan prepared by LDR International dated December 1998, Zoning Submission Plat Maps prepared by Dewberry & Davis dated August 1998, Transportation Demand Management Program for Southbridge at Cherry Hill prepared by Patton Harris Rust & Associates dated November 1998, Commercial Development Plan: Southbridge Town Center prepared by Tobin Associates dated November 1998, Traffic Impact Study prepared by Patton Harris Rust & Associates dated January 1999, Wetlands Study, Geotechnical & Material Testing Inc. prepared dated June 1989 and Integrated Environmental Asset Management Plan dated June 1998.

SIZE/LOCATION/BOUNDARIES

The Subject site consists of a 2,685-acre tract of land, located on the peninsula formed by the Potomac River to the east, Powell's Creek to the north and Quantico Creek to the south, in Prince William County, Virginia. An active rail line is located between the east boundary and the Potomac River. Cockpit Point Road traverses the southeastern portion of the site while Possum Point Road parallels Quantico Creek to the south of the site. There are three high-voltage powerline right-of-ways that traverse the site.

TOPOGRAPHY

The Subject site is located within the Coastal Plain Physiographic Province of eastern North America, which is a flat dissected plain that gradually rises from sea level along the coast to its border with the Piedmont Plain to the west. According to a geological survey of the site, the area bounded by Powell's Creek, Quantico Creek, the Potomac River and Route One is underlain by the deposits of the Potomac Formation. In higher elevations, deposits of the Aquia Formation are present. Site relief is characterized by the presence of sharp terrain features varying in elevation from approximately 220 feet above sea level at the top of the various ridges on the property to sea level along the edges of Powell's Creek. In general, the site has rolling topography, which at varying points allow for unobstructed vistas of the Potomac River and Powell's Creek. According to the master plan, supplied by the developer, individual lots will benefit from these vistas. As such finished lot asking prices will reflect view premiums.

SOILS

The most predominant soil of the site is Dumfries-Lunt-Marr, which is characterized by gently sloping to very steep, well drained soils with loamy or clayvey subsoil; found on terraces. According to a Prince William County survey, there are eighteen soil series found on the site. We do not have expertise to determine if the soils are adequate for development purposes. However, based on PriceWaterhouseCoopers LLP surrounding land uses in the neighborhood as well as improvements already built in Phase I of the Subject community, soils appear to be sufficient for development purposes.

DRAINAGE

There are several drainage ways that are located north of Cherry Hill Road that are tributaries to Powell's Creek. These tributary systems drain eastward to the Potomac River while the tributary systems located south of Cherry Hill Road drain southward to Quantico Creek. Two man-made ponds are located north of Cherry Hill Road on tributaries to Powell's Creek.

ACCESS/INTERNAL ROAD NETWORK

Access into Southbridge will be garnered from two curb cuts located along U.S. Route One. The entire development will be traversed in an east/west direction by three primary roads located in the northern, central and southern portions of the site. The main arterial traversing the center of the development will be the Potomac Parkway. The Potomac Parkway will allow for east/west travel from US Route One to the Potomac River. The Potomac Parkway will connect with the northern-most road, Cherry Hill Road, towards the center of the site. Congressional Way, the southern most arterial traversing the site, connects with Potomac Parkway toward the eastern-most boundary. A network of tertiary streets will be located off of the three primary arterials.

Virginia Railway Express (VRE) will provide commuter rail service on the Fredericksburg Line, which runs from Fredericksburg to Union Station in Washington D.C. According to VRE, there are no planned dates or schedules for the Cherry Hill station, which will be in Phase III of the Subject community. VRE projects a monthly pass to Union Station from Cherry Hill will cost a commuter $162.60. The Fredericksburg Line also provides access to the Mariassas Line, which is a point of interest for some commuters. Amtrak is also accessible from Fredericksburg Line at Quantico.

EASEMENTS

The site is traversed by several easements including sanitary sewer, electric and water. Three high-voltage powerline right-of-ways traverse the site. Ample setbacks have been designed within the master plan, that allow discretion of the power lines.

UTILITIES

All utilities are available to the site including water, sewer, electric, telephone and gas. The following is a list of the service providers for Southbridge.

         Water             -   Prince William County Service Authority
         Sewer             -   Prince William County Service Authority
         Gas               -   Washington Gas
         Electric          -   Virginia Power
         Telephone         -   Bell Atlantic
         Cable TV          -   One Point Communications/Jones Communication

LAND USE COMPLIANCE

The Southbridge proposed community was designed in accordance to the Prince William County Comprehensive Plan. Implemented through the Planning Department, the primary function of the Comprehensive Plan is to address the County's needs in terms of growth and development while preserving open space and environmental resources. Southbridge is identified as being located within the Cherry Hill sector of the plan. As stated in the following analysis, all proposed uses are in compliance with the county plan and zoning ordinance.

PROPOSED DEVELOPMENT PLAN

The Southbridge master plan proposes 5,354 residential units, 4.3 million square feet of mixed commercial space, an 18-hole golf course and public areas that include two schools, a park and a fire rescue station. Listed on the table below is a detailed description of the proposed uses from the master plan supplied by Legend Development Company.

         ------------------------------------ ------ ----------- --------------
         TABLE III.1

         PROPOSED USE                         UNITS  SQUARE FEET       %
         ------------------------------------ ------ ----------- --------------
         RESIDENTIAL USES

         Townhouse                            834    --              15.58%
         Single Family Detached               3,373  --              63.00%
         Single Family Detached/Senior        316    --               5.90%
         Single Family Attached/Town Center   138    --               2.58%
         Multi-Family                         253    --               4.73%
         Multi-Family/Town Center             440    --               8.22%
         ------------------------------------ ------ ----------- --------------
         SUBTOTAL                             5,354  --             100.00%
         ------------------------------------ ------ ----------- --------------
         COMMERCIAL USES

         Office                               --     687,000         15.80%
         Office/Town Center                   --     600,000         13.80%
         Retail                               --     414,430          9.50%
         Retail/Office                        --     721,280         16.60%
         Retail/Town Center                   --     225,000          5.20%
         Self Storage                         --     81,600           1.90%
         Flex/Industrial                      --     1,614,000       37.20%
         ------------------------------------ ------ ----------- --------------
         SUBTOTAL                             --     4,343,310      100.00%
         ------------------------------------ ------ ----------- --------------
         TOTAL                                5,354  4,343,310      100.00%
         ==================================== ====== =========== ==============


RESIDENTIAL

Currently planned for development within Southbridge is a total of 5,354 residential units. As is typical with most planned communities, single family detached units comprise the most significant amount of residential product. As such, 63.0% of the residential component in Southbridge will comprise single family detached dwellings. This product will consist of Cottage, Village, Country and Estate homes. Approximately 39% or 1,319 of the single family product is located in Phase I. As previously noted, 70 single family deluxe units have been sold or are under contract. The following chart illustrates the breakdown of single family detached units in Phase I.

TABLE III.2
SINGLE FAMILY DETACHED
PHASE I BUILD-OUT AS OF 4/1/99

TYPE               AMOUNT       % SOLD/CONTRACTED
------------------ ------------ ---------------------------
Cottage                    349                   26.5%
Village                    343                   26.0%
Country                    560                   42.5%
Estate                      67                    5.1%
------------------ ------------ ---------------------------
TOTAL                    1,319                  100.0%
------------------ ------------ ---------------------------

Townhouse units will consist of two varying product lines -- 18-foot and a larger Executive unit. A total of 834 are programmed for development in the Subject community. As of the effective date of valuation, 503 or 60% of the total planned townhouse units were sold. Of the total sold, 343 were Executive and 160 were 18-foot. The townhouse units along with the single family detached product already sold account for 34% of the total planned residential product, collectively.

The single family attached product and the multi-family product located in the Town Center are both classified separately since they command a premium for location. Both, the single family detached and townhouse products planned with a Town Center location comprise 11% of the total planned residential product.

The 316-units planned for the senior housing product will comprise approximately 6% of the total planned residential product and 9% of the total single family detached product. The multi-family product located in the Town Center will comprise 440-units or approximately 1% less than the senior product. The single family attached, located in the Town Center, will comprise the least amount of the total planned residential product as less demand for these units is forecast.

COMMERCIAL

Within Southbridge, approximately 4.3 million square feet is planned for non-residential space. As illustrated in a Table 111.1, Flex/Industrial space represents the largest concentration of commercial space in the entire development. Office space comprises 30% of the total commercial space; however, when further analyzed, the breakdown of office space located in the Town Center amounts to approximately 14%, while the amount of office space located outside of the Town Center amounts to approximately 16%. More than half of the retail space in Southbridge will be located in the Town Center. providing further evidence of the developer's efforts to make the Town Center a focal point of the community.

PUBLIC/OPEN SPACE

As displayed in Table 111.3, approximately 154 acres of the Southbridge community will be utilized for schools, fire and police, and a park. Such amenities are important to a planned community because of the self-sufficient lifestyle many residents demand as well as the age composition of the residents.

------------------------------------------------------
TABLE III.3
PUBLIC LAND USE
USE                           ACRES      PHASE
----------------------------- ---------- -------------
Fire/Police                           7       II
Elementary School                    20       II
Private School                       40       V
School                             34.5      VII
Park                               52.4      VII
----------------------------- ---------- -------------
TOTAL                             153.9

A total of 175 -acres is programmed for an I 8-hole golf course with a clubhouse. Other amenities include two recreation centers, tennis courts a 16-mile walking path, 11-mile equestrian trail and a 9-mile bicycle path. In addition, another Southbridge development plan sites a self storage facility as one of its amenities. While there are existing self storage facilities in the surrounding neighborhood along Route One, the developer is planning a facility for residents to use as part of a continued effort to provide a self-sufficient environment to the residents.

ZONING AND LAND USE RESTRICTION

PRINCE WILLIAM COUNTY COMPREHENSIVE PLAN

The Prince William Board of County Supervisors adopted the 1998 comprehensive plan following a two-year review period of its 1990 plan. The comprehensive plan contains the county's strategy for managing future growth in Prince William County. In turn, the comprehensive plan sets forth guidelines for development and open space. The master plan developed for Southbridge is in conformance to the comprehensive plan.

The plan divides the County into two general land use areas: the development area and the rural area. Infill of the development area is encouraged to "maximize the opportunities to provide public services in a cost-efficient manner". The rural area is designated for 10-acre residential lots and clusters in order to preserve the County's agricultural economy and resources.

One of the concerns of the 1998 comprehensive plan is the cost of providing quality county service, particularly schools, to a burgeoning population: the plan projects that the population of Prince William County will increase to 450,000 by year 2020 from the 1997 population of 265,000. To meet time level of service (LOS) standards demanded by the government and its citizens, the 1998 Comprehensive plan limits the amount of new residential development where new services will be required. Instead, the County plans to concentrate its spending to catch up with existing demand, fully utilizing the existing infrastructure within the development area, and target new infrastructure to designated quality development areas. Under the 1998 comprehensive plan, it is anticipated that about 50,000 new dwelling units can be built.

CHERRY HILL SECTOR PLAN

The Cherry Hill Sector Plan supplements the comprehensive plan and has been developed to augment the relevant components of the plan as well as those of the County's strategic plan that was adopted by the Board of the County Supervisor on October 1992.

Out of 2,280 acres encompassed by the Cherry Hill Sector Plan, Legend Development Company owns 1,780 acres or 78%. The remaining 405 acres (22%) are under multiple ownership. The components of the sector plan are based upon the assumption that Legend Development Company will serve as the "lead applicant". Since ownership lines have little impact upon land use and planning, the "lead applicant" has the responsibility of undertaking the research to support all future rezoning and special permit requests for the entire sector plan acreage. Details of the plan are located in the Addenda.

The key components of the Cherry Hill Sector Plan set forth stipulated requirements for the following: Cultural Resources, Environmental, Fire and Rescue, Housing, Long-range Land Use, Parks and Open Space, Potable Water, Schools, Sewer and Transportation.

PRINCE WILLIAM COUNTY ZONING ORDINANCE

Below is an overview of the Prince William County Zoning Ordinance, which governs the Subject site. The Prince William County Zoning Map indicates that Southbridge falls within four zoning districts, including R-20 (Suburban Residential), PMR (Planned Mixed Residential), PMD (Planned Mixed District) and PBD (Planned Business District).

A breakdown by zoning district is as follows:

-------- -------------------------- --------------------------------
                                    PROPOSED DWELLING UNITS (DU)/
ZONE     LAND BAY AREA ACREAGE      PROPOSED SF
-------- -------------------------- --------------------------------
R-20                      955.1         1822 du/     370,600SF
PMR                      1060.3         2804 du/     294,430SF
PMD                       473.5          706 du/   2,064,280SF
PBD                       196.1                    1,459,000SF
-------- -------------------------- --------------------------------


The following uses have been approved for development at the Subject site:

o     Single Family Attached Residential

o     Single Family Detached Residential

o     Fire and Rescue House

o     Elementary School

o     Senior Center

o     Elementary School

o     Private School

o     Park

o     Retail and Commercial

PMR (PLANNED MIXED RESIDENTIAL DISTRICT)

The Planned Mixed Residential District (PMR) district is designed to establish communities of varied housing types incorporating public, community and supportive commercial and employment services. Maximum density requirement and type of housing allowed for the PMR district is as follows:

-------------------- ------------------- -------------------------------
ZONE DESIGNATION     MAXIMUM DENSITY     TYPE OF HOUSING ALLOWED
-------------------- ------------------- -------------------------------
PMR low                   4 du/acre      A,B,C,D,E,F,G,H
PMR Medium Low            8 du/acre      A,B,C,D,E,F,G,H,I
PMR Medium                12 du/acre     All Housing Types
PMR High                  20 du/acre     All Housing Types
PMR Urban                 30 du/acre     All Housing Types
-------------------- ------------------- -------------------------------

In addition to the above, the PMR zoning regulations requires a minimum mix of housing types within the type of housing allowed for the PMR zone designation. The chart below reflects the number of acres and the number of unit types required.

a)       5 -- 25 acres       :      one unit type
b)       25 -- 75 acres      :      two unit types
c)       over 75 acres       :      three unit types

The following housing types are permitted in the PMR:

A.       Cluster Houses
B.       Reduced Setback House
C.       Village House
D.       Patio House
E.       Duplex House
F.       Weak-link House
G.       Town House
H.       Deck Town House
I.       Terrace House
J.       Multiplex
K.       Multifamily Building
L.       Mid-to High-Rise Residential Buildings

PMD (PLANNED MIXED USE DISTRICT)

The Planned Mixed Use District (PMD) is designed to "encourage and accommodate a mix of commercial, office, and residential development in conformance with land use and economic development goals and objectives as set forth in the comprehensive plan".

The PMD zone is typical for properties suitable for large scale projects. In the case of the Subject, a mixed-use development to include single family attached and detached dwellings, office, multi-family dwellings, library, community park and police station.

For nonresidential areas, PMD development standards limit the maximum coverage to 80%, with a minimum of 20% maintained as open space. The development standards applicable to Part 306 govern residential development in the PMD. The following table reflects the density as considered to he appropriate with industry standards.


    -------------------------------- ----------------------- ------------------ -------------
    TABLE III.4
    COMMERCIAL ACREAGE
                                            PROPOSED
    PHASE              LAND BAY               USE                   SF             ACRES
    -----              --------               ---                   --             -----
          I              1a                 Office              114,000             9
                         1b                   Pad                20,000             2
                         1c              Retail/Office          155,000             12
                        Lyman            Self Storage            81,600             6
         II             SN-11                  O                305,000             23
                        SN-12                  O                200,000             15
                        SN-12                  R                100,000             8
         III            SN-1A                 R/O               566,280             43
                        SN-2                 R/TC               225,000             17
                        SN-2                 O/TC               600,000             46
                        SN-13                  O                 68,000             5
         IV             SS-1                  F/I               518,000             59
                        SS-2                  F/I               544,000             62
          V             SS-5                  F/I               122,000             14
                        SS-21                 F/I                40,000             5
         VI             SS-15                  R                294,430             23
         VII            SS-3                  F/I               100,000             11
                        SS-3A                 F/I                87,000             10
                        SS-4                  F/I                75,000             9
                        SS-12                 F/I                60,000             7
                        SS-13                 F/I                68,000             8
    Total                                                    ----------
                                                              4,343,310
    Total                                                    ==========

    Acres has been calculated based on a .3 FAR for retail and office and a .25 for flex/industrial space.


PBD (PLANNED BUSINESS DISTRICT)

The Planned Business District (PBD) is "intended to provide for the flexibility of design necessary to implement the economic development goals and objectives of the county as set forth in the comprehensive plan".

Land bay designations "RC1", "RC2", "OCI", "0C3" and "Id" are permitted within PBD designation except that no more than 50% of the total land area in the proposed PBD may be designated "RC1" or "RC2" or both. PBD development standards limit the maximum coverage to 80%, with a minimum of 20% maintained as open space. In the case of the Subject, a business development includes OC 1, IC 1 and RC 1.

ASSESSMENT AND TAX DATA

REAL ESTATE TAXES

The County levies real estate annually on all taxable land, improvements, and leasehold interest on land. The Board of Supervisors sets annually a countywide tax rate plus special-district tax rates. The special district levies fund the operations of the volunteer fire and rescue companies, the stormwater management program, and certain public services requested by the property owners to be funded through special real property levies.

                                      [MAP]

The tax rate for 1998 was $1.36 per $100 of assessed value. The 1999 tax rate was not available as of the date of this report. The total real estate tax amount is due in two installments. First half real estate taxes are due July 15, and the second-half due on December 5. The county levies all new construction at the beginning of each year.

In the subdivision analysis of Southbridge, real estate taxes are an expense to be deducted from lot sales revenues. As land inventory is sold, the quantity of land under assessment declines, hence the tax expense will decline simultaneously. Partially offsetting the declining costs is the anticipated increased value of the land as subdivision plats are recorded and as infrastructure throughout the site increases the value of unsold land inventory through reclassification of its taxable status (i.e., raw land vs. finished lots).

Real estate taxes are treated as a cost center within the cash flow. We have based future real estate taxes on the current estimate with a 10% increase, reflecting an assumed sale of the property at our appraised value. The current assessment of $544,639 is assumed to increase to $599,100. The tax rate of SI
 .36 per $100 of assessed value is applied to estimate year one's expenditure. For future years, we have deducted 5% of the initial tax liability, increasing to 10% in year 11, representing the average absorption over the 20-year sell out period.

REAL ESTATE TAX ANALYSIS

                                 ASSESSED VALUE

                                                                                   1998
PARCEL NO.           ACREAGE               VALUE               PER ACRE            TAXES
----------           -------               -----               --------            -----
      1              637.0511
      2              113.8137           $2,990,000              $26,271            $40,664
      3               79.3890           $2,530,000              $31,868            $34,408
      3A               2.9280                                        $0                 $0
      4              234.2132           $3,765,000              $16,075            $51,204
      5               74.4453           $1,860,000              $24,985            $25,296
      6              125.5462           $2,275,000              $18,121            $30,940
      7               89.1044           $1,340,000              $15,039            $18,224
      8               13.6387             $171,000              $12,538             $2,326
      9              100.0134           $1,820,000              $18,198            $24,752
      10              32.0997             $477,000              $14,860             $6,487
     11A              37.0414           $1,470,000              $39,685            $19,992
     11B              98.2816             $430,000               $4,375             $5,848
      12              91.1255             $494,000               $5,421             $6,718
      13              17.7655             $213,000              $11,990             $2,897
      14               7.4254              $92,000              $12,390             $1,251
      15             538.4729          $10,900,000              $20,242           $148,240
      16               2.3899              $78,000              $32,637             $1,061
      17             299.3574           $4,570,000              $15,266            $62,152
      18               8.2518             $765,000              $92,707            $10,404
      19              69.2043           $3,130,000              $45,228            $42,568
                                                             -------------
      20               3.4972             $117,000              $33,455             $1,591
                                                             -------------
      21               5.7224             $560,000              $97,861             $7,616
                                                             -------------
     21A               0.1763                 $0                   $0
                                                             -------------
     21B               0.0637                 $0                   $0
                                                             -------------
      22               0.3550                 $0                   $0
                                                             -------------
      23               0.5500                 $0                   $0
                                                             -------------
      24               3.5000                 $0                   $0
               ----------------                              -------------

                                                             -------------

                                                             -------------
    Total            2,685.43          $40,047,000              $14,913           $544,639.00


                                     [MAP]

IV.      MARKET ANALYSIS

METROPOLITAN AREA

Prince William County is located approximately 25 miles southwest of Washington D.C. in Northern Virginia. It. is bounded on the north by Fairfax and Loudoun Counties, on the east by the Potomac River, on the south by Stafford County and on the west by Fauquier County. The County encompasses approximately 360 square miles, of which 18% is federally owned land.

Prince William County is located within the Washington D.C. MSA. The Washington D.C. MSA contains more than 6,500 square miles of land area, and is comprised of the District of Columbia, five counties in Maryland (Frederick, Montgomery, Prince George's, Calvert and Charles), 11 counties in Virginia (King George, Fairfax, Loudoun, Clarke, Warren, Fauquier, Culpeper, Prince William, Arlington, Stafford and Spotsylvania) and two counties in West Virginia (Jefferson and Berkeley).

Prince William County is served by several major thoroughfares allowing easy access and commutation to surrounding areas as well as Washington D.C., which is approximately 25 miles north of the subject. Route 95 and Route One run in a north-south direction through the eastern part of the County and Route 66 runs in an east-west direction through the northern part of the County. Other arterials include: Route 663, Route 234, and Route 28. Airports in the vicinity include Washington Dulles International Airport and Washington National Airport. Rail service in the County includes both passenger and freight lines, providing service into Washington D.C.

POPULATION

Prince William County has witnessed tremendous population growth during the past two decades. The County's population has grown almost 80% since 1980 with an average annual increase of 4.1% during the 1980s and 1.8% thus far this decade. The increase has been largely a result of the County's close proximity to Washington D.C. and its immediate suburbs. Many residents have chosen Prince William County because of its affordable housing, a relatively low tax rate, and its proximity to the major employment centers in Washington D.C. and its immediate suburbs.

Population growth rates in Prince William County are estimated to remain above MSA, state and national rates through 2003 (Table N. 1).




-------------------------------------------------------------------------------------------------------------------------
TABLE IV.I
POPULATION TRENDS
                                                                                                    COMPOUND ANNUAL
                                                                                                    GROWTH RATE (%)
GEOGRAPHIC AREA                       1980            1990           1998           2003        80-90   90-98    98-03
-------------------------------- ---------------- -------------- -------------- -------------- -------- ------- ---------
Alexandria City, VA*                   101,640        111,183        119,024        122,604    0.9%     0.9%     0.6%
Arlington County, VA                   152,179        170,936        176,264        177,916    1.2%     0.4%     0.2%
Fairfax County, VA*                    598,809        818,584        922,659        976,628    3.2%     1.5%     1.1%
Fairfax City, VA*                       19,481         19,622         21,327         22,173    0.1%     1.0%     0.8%
Loudoun County, VA                      57,484         86,129        135,540        167,159    4.1%     5.8%     4.3%
Manassas City, VA*                      15,438         27,957         34,473         38,041    6.1%     2.7%     2.0%
Montgomery County, MD                  579,055        757,027        829,629        857,205    2.7%     1.2%     0.7%
Prince George's County, MD             665,073        729,268        782,114        798,241    0.9%     0.9%     0.4%
Prince William County, VA              144,646        215,686        257,813        281,050    4.1%     2.3%     1.7%
-------------------------------- ---------------- -------------- -------------- -------------- -------- ------- ---------
Washington, DC-MD-VA-WV              3,477,875      4,223,485      4,634,958      4,829,186    2.0%     1.2%     0.8%
Virginia                             1,089,677      1,450,097      1,667,100      1,785,571    2.9%     1.8%     1.4%
Nation                             226,545,768    248,709,873    269,412,836    280,885,064    0.9%     1.0%     0.8%



*  Designates an Independent City, which is not part of a defined County
Source:  Claritas, PricewaterhouseCoopers L.L.P.


HOUSEHOLDS

Total households in Prince William County have increased 4.8% from 1980 to 1990. Annual household growth within the county outpaced the MSA, Virginia and the nation during this period. Between 1990 and 1998, growth slowed to 2.6% lagging behind neighboring Loudoun County's rate by 370 basis points. Nevertheless, Prince William County still outpaced the MSA, Virginia and the nation. Projection to 2003, shows that growth will slow further from the pace indicated between 1990 and 1998, but will remain stronger than the MSA, Virginia and the nation.

                                      [MAP]



-------------------------------------------------------------------------------------------------------------------------
TABLE IV.2
HOUSEHOLDS
                                                                                                    COMPOUND ANNUAL
                                                                                                    GROWTH RATE (%)
TRADE AREA                            1980            1990           1998           2003        80-90   90-98    98-03
-------------------------------- ---------------- -------------- -------------- -------------- -------- ------- ---------
Alexandria City, VA*                    48,342         53,280         55,850         57,425    1.0%     0.6%     0.6%
Arlington County, VA                    71,364         78,520         81,037         81,974    1.0%     0.4%     0.2%
Fairfax County, VA*                    205,990        292,345        330,344        350,914    3.6%     1.5%     1.2%
Fairfax City, VA*                        6,967          7,362          8,113          8,515    0.6%     1.2%     1.0%
Loudoun County, VA                      18,670         30,490         49,776         62,691    5.0%     6.3%     4.7%
Manassas City, VA*                       5,048          9,481         11,636         12,872    6.5%     2.6%     2.0%
Montgomery County, MD                  207,200        282,228        309,276        320,404    3.1%     1.2%     0.7%
Prince George's County, MD             224,788        258,011        277,714        284,529    1.4%     0.9%     0.5%
Prince William County, VA               43,773         69,709         85,454         94,600    4.8%     2.6%     2.1%
-------------------------------- ---------------- -------------- -------------- -------------- -------- ------- ---------
Washington, DC-MD-VA-WV              1,250,372      1,566,134      1,722,683      1,801,508    2.3%     1.2%     0.9%
Virginia                             1,863,072      2,291,830      2,561,555      2,723,396    2.1%     1.4%     1.2%
Nation                              80,389,592     91,947,408    100,657,536    105,888,880    1.4%     1.1%     1.0%



Source:  Claritas, PricewaterhouseCoopers L.L.P.


HOUSING UNITS

In 1998, the Washington D.C. MSA had approximately 1.86 million housing units. From 1990 to 1998, the number of housing units in the MSA grew at an annual compound rate of 1.3%, compared to 1.8% for the state and 1.2% for the nation (Table IV.2). 1-lowing units in Prince William County have historically grown at rates above the state and nation, and are expected to average 2.1% compounded annually through 2003, compared to 0.9% for the MSA, 1.5% for the state and 1.0% for the nation over the same period.




-------------------------------------------------------------------------------------------------------------------------
TABLE IV.2
HOUSING UNITS
                                                                                                    COMPOUND ANNUAL
                                                                                                    GROWTH RATE (%)
TRADE AREA                            1980            1990           1998           2003        80-90   90-98    98-03
-------------------------------- ---------------- -------------- -------------- -------------- -------- ------- ---------
Alexandria City, VA*                    51,387         58,252         61,445         63,178    1.3%     0.7%     0.6%
Arlington County, VA                    74,892         84,847         88,117         89,136    1.3%     0.5%     0.2%
Fairfax County, VA*                    216,543        307,966        350,182        371,987    3.6%     1.6%     1.2%
Fairfax City, VA*                        7,186          7,677          8,487          8,907    0.7%     1.3%     1.0%
Loudoun County, VA                      19,761         32,932         54,100         68,137    5.2%     6.4%     4.7%
Manassas City, VA*                       5,511         10,232         12,637         13,979    6.4%     2.7%     2.0%
Montgomery County, MD                  216,222        295,723        328,046        339,849    3.2%     1.3%     0.7%
Prince George's County, MD             236,465        270,090        294,287        301,509    1.3%     1.1%     0.5%
Prince William County, VA               46,473         74,759         92,220        102,091    4.9%     2.7%     2.1%
-------------------------------- ---------------- -------------- -------------- -------------- -------- ------- ---------
Washington, DC-MD-VA-WV              1,332,926      1,674,507      1,862,858      1,946,013    2.3%     1.3%     0.9%
Virginia                               421,753        576,665        667,188        714,415    3.2%     1.8%     1.5%
Nation                              88,411,280    102,263,680    112,133,680    118,018,352    1.5%     1.2%     1.0%


*  Designates an Independent City, which is not part of a defined County
Source:  Claritas, PricewaterhouseCoopers L.L.P.


AVERAGE HOUSEHOLD INCOME

In 1998, the Washington D.C. MSA had an average household income of $75,519 compared to $53,863 for the nation. Average household income growth for the MSA is expected to continue at an annual compound growth rate of 3.5% through 2003, compared to 3.7% for the state and 3.8% for the nation (Table IV.3). Average household income for Prince William County was $63,957 in 1998, above that for the nation but below that for the MSA. Growth rates for Prince William County are estimated to continue trending below those for the MSA, state and nation, averaging 2.7% per year through 2003.


-----------------------------------------------------------------------------------------------------------------------
TABLE IV.3
Average Household Income Trends

GEOGRAPHIC AREA                           1980        1990        1998         2003       80-90     90-98      98-03
------------------------------------- ------------- ---------- ------------ ----------- ---------- --------- ----------
Alexandria City, VA*                    $25,265       $59,038    $89,243     $111,448     8.9%       5.3%      4.5%
Arlington County, VA                    $27,295       $60,709    $87,250     $107,194     8.3%       4.6%      4.2%
Fairfax County, VA                      $31,800       $68,113    $95,421     $115,738     7.9%       4.3%      3.9%
Fairfax City, VA*                       $22,762       $42,742    $65,103      $78,657     6.5%       5.4%      3.9%
Loudoun County, VA                      $27,852       $59,603    $71,789      $80,114     7.9%       2.4%      2.2%
Manassas City, VA*                      $16,120       $31,639    $40,474      $46,015     7.0%       3.1%      2.6%
Montgomery County, MD                   $35,363       $72,774    $96,722     $113,750     7.5%       3.6%      3.3%
Prince George's County, MD              $26,069       $49,556    $63,007      $71,949     6.6%       3.0%      2.7%
Prince William County, VA               $26,013       $51,570    $63,975      $71,609     7.1%       2.7%      2.3%
------------------------------------- ------------- ---------- ------------ ----------- ---------- --------- ----------
Washington, DC-MD-VA-WV                 $27,102       $55,685    $75,519      $89,599     7.5%       3.9%      3.5%
Virginia                                $28,569       $61,114    $84,481     $101,463     7.9%       4.1%      3.7%
Nation                                  $20,564       $38,941    $53,863      $64,948     6.6%       4.1%      3.8%


*Designates an Independent City, which is not part of a defined County
Source: Claritas, PricewaterhouseCoopers LLP

EMPLOYMENT

Employment in the Washington D.C. MSA approximated 2.5 million jobs in 1998. Employment growth in the MSA has historically trended below that for the nation, with the MSA's growth rate averaging 1.5% per year from 1992 to 1998 compared to 2.0% per year for the nation over the same period. The MSA's employment growth rate is estimated to increase slightly, averaging 1.8% through the next five years, as the area's telecommunications industry continues to expand. The MSA's unemployment rate is currently below that for the nation at 3.2%, compared with 4.5% for the nation as of year-end 1998. Unemployment is expected to remain below that for the nation through 2002.



---------------------------------------------------------------------------------------------------------------------
TABLE IV.4
UNEMPLOYMENT RATES

                                 1990      1991      1992     1993      1994      1995      1996     1997     1998
------------------------------ --------- --------- --------- -------- --------- --------- --------- -------- --------
PRINCE WILLIAM COUNTY            2.3       4.0       4.8       3.5      3.3       3.3       2.8       2.7      2.2
          VIRGINIA               4.3       5.9       6.4       5.1      4.9       4.5       4.4       4.0      2.9
          WASH D.C.              6.6       7.8       8.6       8.6      8.2       8.9       8.5       7.9      8.8
       WASH. D.C. MSA            3.2       4.5       5.3       4.7      4.1       4.2       3.9       3.7      3.2
             USA                 5.6       6.8       7.5       6.9      6.1       5.6       5.4       4.9      4.5
------------------------------ --------- --------- --------- -------- --------- --------- --------- -------- --------


Prince William County has made a transition in its employment composition over the past two decades. Between 1970 and 1990, government employees composed the highest percentage of workers in Prince William County. In 1990, this number was exceeded by employees in trade and services. The largest employers in the Washington D.C. MSA are listed in the chart below.


            ---------------------------------------------------------------
                         LARGEST EMPLOYERS IN WASHINGTON MSA
            ---------------------------------------------------------------
            Giant Food                                       21,422
            McDonald's                                       19,100
            Marriott                                         15,000
            Bell Atlantic                                    14,000
            Inova HealthSystems                              11,000
            Safeway                                          11,000
            Lockheed Martin                                   9,000
            Hecht's                                           8,000
            --------------------------------------- -----------------------

                                     [CHART]

                                     [GRAPH]

                                      [MAP]

ECONOMIC CONDITIONS

The amount of Gross Regional Product (GRP) in the Washington MSA continues to shift to Northern Virginia. which accounted for 40% of the GRP ($75.7 billion) in 1998. This is the largest percentage of GRP among the areas mentioned below. The region is gaining jobs and the economy is healthy. The chart below illustrates the percentage change in the Gross Regional Product for the areas that constitute the Washington MSA.



---------------------------------------------------------------------------------------
TABLE IV.5
WASHINGTON MSA
GROSS REGIONAL PRODUCT (% CHANGE)

                                  1996          1997           1998         1999(E)
----------------------------- ------------- -------------- -------------- -------------
D.C.                             -0.46%        -1.36%          0.45%          0.35%
Suburban Md.                      2.95%         1.80%          2.20%          2.10%
NORTHERN VA.                      3.40%         3.20%          2.80%          3.10%
MSA                               2.26%         1.60%          2.10%          1.88%
----------------------------- ------------- -------------- -------------- -------------


Location quotients are frequently used to compare concentrations of employment within major industries at the local and national levels. Ratios greater than
1.0 suggest a local economy is a net exporter of goods or services, or that local production exceeds consumption. Analyzing the location quotients for the nine major employment sectors indicates that the government and services-industries arc the primary drivers for economic growth, or economic base, in the MSA. Finance, insurance and real estate, however, also contributes to the local economic base. While the construction industry has a relatively high location quotient, it is not considered an industry that drives economic growth, but rather an industry that responds to economic growth.


-----------------------------------------------------------------
            PRIMARY INDUSTRIES BY LOCATION QUOTIENT
                      WASHINGTON D.C. MSA
-----------------------------------------------------------------
Government                                               1.47
Services                                                 1.32
Construction                                             1.11
Finance, Ins., Real Estate                               0.93
Retail Trade                                             0.87
Trans., Comm., Utilities                                 0.85
Wholesale Trade                                          0.61
Manufacturing                                            0.26
Mining                                                   0.00
------------------------------------------ ----------------------

COST OF BUSINESS/LIVING

The cost of doing business in the Washington D.C. MSA is 4% higher than the national average (Table IV.6). While the average home price and costs of transportation and property taxes are above the national average, the cost of utilities is below average, and the average household income is 40% above the national average.



-----------------------------------------------------------------
TABLE IV.6
COST OF BUSINESS/LIVING INDICATORS (NATION = 100)
WASHINGTON DC MSA

Cost of Doing Business                                 104
Average Household Income:                              140
Average Home Price:                                    170
Utilities:                                              96
Property Taxes:                                        175
Transportation:                                        114

Source: Claritas, Regional Financial Associates & Places Rated

DISTRIBUTION OF RECENT CONSTRUCTION

The following table illustrates the recent construction trend for commercial and residential properties in the Washington D.C. MSA as of the third quarter 1998 provided by F.W. Dodge REAPS Report. Prince William County's residential construction trails that of Fairfax, Prince George, Loudoun, and Montgomery Counties. Loudoun County's strength in the residential market is tied directly to the recent commercial increase. The office market along the Dulles Toll Road and the attraction of techno1o~y companies along Route Seven has increased the need for both the single-family and multi-family products. From a locational standpoint, both Loudoun and Prince William Counties have similar location attributes. Although Prince William County offers two major thoroughfares, Interstates 95 and 66, recent commercial development has been lagging directly resulting in lower residential growth.


      ----------------------------------------------------------------------------------------------------------------
      Table IV.7
      ----------------------------------------------------------------------------------------------------------------
      DISTRIBUTION OF RECENT CONSTRUCTION
      COUNTY % OF MSA
      THIRD QUARTER 1998

                                                                                              SINGLE-       MULTI-
                   COUNTY                  OFFICE       RETAIL    INDUSTRIAL      HOTEL       FAMILY        FAMILY
                                         ------------ ----------- ------------ ------------ ------------ -------------
      District of Columbia, DC              19.9%        1.3%        0.4%         58.8%        0.4%          2.3%
      Calvert, MD                           0.1%         0.6%        0.3%         0.0%         3.5%          0.2%
      Charles, MD                           0.6%         3.0%        1.3%         0.0%         3.9%          1.2%
      Frederick, MD                         3.4%        10.9%        13.2%        2.7%         5.7%          3.4%
      Montgomery, MD                        1.0%        11.5%        8.4%         3.1%         11.8%         0.3%
      Prince Georges, MD                    6.0%         8.8%        9.9%         1.2%         14.1%        17.5%
      Arlington, VA                         11.1%        5.8%        2.6%         20.3%        1.8%         12.3%
      Clarke, VA                            0.0%         0.0%        0.0%         0.0%         0.4%          0.0%
      Culpeper, VA                          0.2%         0.1%        0.2%         0.0%         1.4%          0.1%
      Fairfax, VA                           38.9%       10.0%        29.3%        9.1%         22.6%        37.0%
      Fauquier, VA                          0.3%         9.3%        0.5%         0.0%         1.9%          0.6%
      King George, VA                       0.0%         0.0%        0.0%         0.0%         0.7%          0.1%
      Loudoun, VA                           10.1%       15.4%        6.1%         3.3%         13.1%         6.2%
      PRINCE WILLIAM, VA                    5.2%         7.7%        4.2%         0.5%         7.1%          6.3%
      Spotsylvania, VA                      0.6%        11.9%        3.7%         0.4%         5.0%          7.9%
      Stafford, VA                          1.0%         0.0%        1.1%         0.5%         4.2%          2.8%
      Warren, VA                            0.1%         0.1%        11.2%        0.1%         0.8%          0.1%
      Berkeley, WV                          1.6%         2.4%        7.6%         0.0%         0.3%          1.7%
      Jefferson, WV                         0.0%         1.1%        0.0%         0.0%         1.2%          0.0%
      ---------------------------------- ------------ ----------- ------------ ------------ ------------ -------------
      MSA Total                            100.0%       100.0%      100.0%       100.0%       100.0%        100.0%
      ----------------------------------------------------------------------------------------------------------------

      SOURCE:  F.W. DODGE REAPS-3RD QTR 1998

CONCLUSION

The outlook for the Washington D.C. metro economy is for continued growth, as the economic constraint caused by the federal employment and spending cutbacks appears to be diminishing in light of the improved financial health of the federal government. Meanwhile, the metro area's growing high-tech industries. particularly telecommunications and information techno1ogy, are increasingly offsetting the reliance on government employment.

RESIDENTIAL MARKET OVERVIEW

INTRODUCTION

The residential market and development feasibility analysis that follows is based primarily on the residential market report prepared by Rosentein Baker Associate's Southbridge Residential Development Plan dated June 1998. We carefully reviewed their findings and selectively verified the supporting data. As a result of our investigation, we concur with most of the reports' findings and recommendations about market feasibility, product mix, lot pricing and absorption within the Subject and Prince William County.

Prince William County's residential market is currently following the growth trend of Northern Virginia. Activity is concentrated in the east in Woodbridge, along the Route One and Interstate 95 corridor and the west within the Manassas area. Southbridge's Potomac River focus and both current and future commuting conveniences are positive factors. Although the Subject's neighborhood has a large amount of competition of similar residential products, there are no mixed-use developments the size of the Southbridge within the immediate vicinity.

RESIDENTIAL DEMAND ANALYSIS

DEMOGRAPHICS HIGHLIGHTS

Demand for residential housing is generated from growth in the area. Measurements of this are evident within population, household formations and employment statistics. Within a previous section, we have detailed economic and demographic trends in the area as well as projections through 2003. We have concluded that there will be positive growth in Prince William County throughout the foreseeable future. In addition, Rosenstein cites the following demand generators for residential housing in Price William County.

o Annual households are projected to increase by an average of 2,860 households between 2000 and 2010, while annual households are projected to slow to an average of 2,050 households between 2010 and 2020.

o Prince William County has a younger population with 31.9% of the population falling in the 18 and younger category compared to 24.9% for northern Virginia as a whole.

o Employment growth rate is projected to be 3.7% per annum over the next 10 years, then increase at a slightly lower rate of 3.4% per annum over the following L0-year period.

o Prince William County is primarily considered a bedroom community. An estimated 64% of working residents have jobs outside the County.

o The County has a significantly greater proportion of retail workers than the Northern Virginia region as a whole, which reflects the fact it is a bedroom community. The County also accounts for a greater percentage of government workers than northern Virginia as a whole.

o In 1996, the median income was estimated at $58,126, slightly lower than the average for the region. In 1998, the median income was estimated at $63,975, still below that of the region.

o According to the 1990 census, 52.4% of the county's population was either living in the same house or had moved within the county over the previous five years. Of the remaining 47.6%, 31.7% migrated from other counties or from another southern state.

COMPETING MARKET AREA

Rosenstein's market study defines Southbridge's competitive submarket as the Route One corridor along the eastern portion of the County along Route One and Interstate 95. Single-family communities dominate the Prince William County competitive market. The highest concentration is located in the Mid-County corridor or the Route 234 market.

RESIDENTIAL BUILDING PERMITS

Residential permits issued over the past decade have averaged about 3,040 units annually in Prince William County. However, on a year to year basis the number varied greatly from a low of 1,435 permits in 1980 to a high of 5,304 permits in 1986. Between 19~0 arid 1998, permit activity averaged 2.265 residential permits per year, a 25% decline over the 1980's. The amount of permits issued was 1,240 in 1991 as compared to the high of 3,070 permits posted in 1997. The trend in building permits within Prince William County is generally following that of Northern Virginia as a whole.

Since 1990, the combined single family and townhome sales have increased annually. During the 1980's. townhomes accounted for 55% of the total residential sales volume. Due to weak demand for single family detached homes during the early 1990's recession, townhome sales increased to 70% of total sales volume. However, as the single family detached market in the County improved, the townhome share has dropped steadily, and since 1995, penetration has been below 50 percent.

EASTERN PRINCE WILLIAM COUNTY MARKET

Eastern Prince William County is divided into three residential submarkets:
Route One Corridor, Route 234 and the Lake Ridge market. Southbridge is located in the Route One residential submarket. The following statistics (Table IV. 8) reflect active new home developments in Eastern Prince William County's three competing submarkets.


     ------------------------------------------------------------------------------------------------------------
     TABLE IV.8
     ACTIVELY MARKETED SUBDIVISIONS
     WITH LOT INVENTORY AS OF YEAR END 1997

                                                      SINGLE FAMILY DETACHED                 TOWNHOMES
     ------------------------------------------- --------------------------------- ------------------------------
                   Total Projects                               44                              34
                Total Units Planned                           2,850                            3,336
                     Total Sold                               1,696                            2,335
           Project Pace per Builder/Month                      2.01                            1.89
                 Planned but Unsold                           1,154                            1,001
     ------------------------------------------- --------------------------------- ------------------------------


     SOURCE:  ROSENSTEIN-BAKER

Rosenstein Baker Associates research presents builder sales pace data on 44 single family projects and 34 townhouse projects within Prince William County. This comprehensive survey shows that builders sales pace varies widely from project to project. These range from a high of 6.9 units per month for Richmond American in Madison Farm in the Lake Ridge Corridor of Eastern Prince William County to 0.10 per unit by both, Koury Communities at Montclair Point and Long Shaker of the Hollows of Occoquan. Both are within the Route 234, Mid-County corridor of Eastern Prince William County. Overall, the average sales pace for the single-family units is 2.01 units per project per month.

Absorption of the townhouse product has a median pace of approximately two units per project in Eastern Prince William County based on the average overall rate for the 34 competing townhouse projects. A large planned community like Southbridge, typically has five to seven builders selling simultaneously, sometimes at overlapping price points. While absorption per builder may be as few as one to two sales per month each, several builders together could generate as many as 10 to 20 sales per month community wide.

The entire market over the past few years has exhibited increasing absorption of single family product from approximately 346 units in 1995 to 600 units and 626 units in 1996 and 1997, respectively. With several builders working on the same projects simultaneously, this correlates to an average of two sales per month per builder per project. The following table shows that activity in the Route 234 submarket far outpaces the Route One and Lake Ridge submarkets.

----------------------------------------------------------------------------------------------------------------------
TABLE IV.9
EASTERN PRINCE WILLIAM COUNTY
SINGLE FAMILY ABSORPTION

                               LOTS               LOTS
       SUBMARKET             AVAILABLE            SOLD         1995 SALES/PACE    1996 SALES/PACE    1997 SALES/PACE
------------------------ ------------------ ------------------ ----------------- ------------------ ------------------
     Rt. 1 Market               541                239              57/1.9            64/1.2            85.1/1.1
    Rt. 234 Market             2,555               666             289/1.7            536/2.0            503/1.2
   Lake Ridge Market            305                38                 NA                NA               38/3.9
         TOTAL                 3,404               943             346/1.8            600/1.6            626/2.1
------------------------ ------------------ ------------------ ----------------- ------------------ ------------------

Currently within the eastern region of Prince William County there are 53 active single-family developments and 19 active townhome developments that compete directly with Southbridge. Within these communities there are 26 homebuilders and 19 townhome builders active.

-------------------------------------------------------------------------------
TABLE IV.10
SINGLE FAMILY DETACHED PRODUCT
EASTERN PRINCE WILLIAM COUNTY

Base Price Range:                              $134,990-$364,900
Average Base Price:                            $211,550
Square Footage Feet:                           1,265-3,794
Average Square Feet:                           2,215
Price/Square Foot Range:                       $75.09-$172.45
Average Price per Square Foot:                 $95.51
-------------------------------------------------------------------------------

The single family detached product ranges in price from Sl34.990 to $364,900 per unit, with an average price of $211,500. The sizes of the homes range from 1,265 to 3,794 square feet averaging 2,215 square feet.


-------------------------------------------------------------------------------
TABLE IV.11
SINGLE FAMILY SALES VELOCITY
EASTERN PRINCE WILLIAM COUNTY

1995        346 units, 1.8 sales per month average per builder-in-project
1996        600 units, 1.6 sales per month average per builder-in-project
1997        626 units, 2.1 sales per month average per builder-in-project
Overall   1,572 units, 1.8 units per month average
-------------------------------------------------------------------------------

The sales velocity of the single-family detached product has steadily increased within the Subject's competitive market. During 1996 and 1997, 600 and 626 units, respectively were sold to homebuyers. Over the three-year period from 1995 to 1997, builders averaged 1.8 units per month per project. At the end of 1997. there were 3,404 lots released of which 1,938 or 56.9% were sold in communities that were actively being marketed. Hylton Enterprises, Ryan Homes, Richmond American, Pulte Home Corporation, and P.C. Homes accounted for 57.4% of the product sold.

The Eastern Prince William Country single family attached product, also known as a townhome, has contributed an average of 696 sales from 1994 to 1997. This represents an average penetration of 15% per year of the overall townhome sales in Northern Virginia.


---------------------------------------------------------------------------------------------------------------------
TABLE IV.12
TOWNHOME SALES
EASTERN PRINCE WILLIAM COUNTY VS. NORTHERN VIRGINIA

                                             1994/MKT %         1995/MKT %         1996/MKT %         1997/MKT %
---------------------------------------------------------------------------------------------------------------------
Eastern Prince William County                 740/14.6%          759/15.4%          644/14.3%          641/14.6%
Northern Virginia                            5.065/100%         4.915/100%         4,514/100%         4,400/100%
---------------------------------------------------------------------------------------------------------------------


The most recent figures show that townhomes in Eastern Prince William County range from $72,990 to $188,900 with an average of $123,015. The size of the townhomes ranging from 1,040 to 2,500 square feet with an average six of 1,545 square feet.

----------------------------------------------- -------------------------------
TABLE IV.13
TOWNHOME PRODUCT
EASTERN PRINCE WILLIAM COUNTY

Base Price Range                                $72.990-$188,990
Average Base Price                              $123,015
Square Footage Range                            1,040 to 2,500
Average Square Feet                             1,545
Price/Square Foot Range                         $57.28 to $114.48
Average Price Per Square Foot                   $79.63
----------------------------------------------- -------------------------------

As mentioned earlier, townhome sales outpaced the single family detached homes since the 1980's. Over the past three years an average of 522 townhome units have been constructed totaling 1,566 units. Each builder averaged 1.6 sales per month over the past three years.

------------------------------------------------------------------------------
TABLE IV.14
TOWNHOME SALES VELOCITY
EASTERN PRINCE WILLIAM COUNTY

1995        427 units, 1.4 sales per month average per builder-in-project
1996        499 units, 1.5 sales per month average per builder-in-project
1997        640 units, 1.8 sales per month average per builder-in-project
Overall   1,566 units, 1.6 sales per month average
------------------------------------------------------------------------------

From 1995 to 1997, there were 3,411 lots released in currently marketed communities; a total of 2.336. or 68.5% were sold during the same time period. The top five townhouse builders accounted for 55.8% of the product in 1997. They were Ryan Homes. P.C. Homes, General American, Piccard Homes, and Richmond American.

DEMAND ANALYSIS

The factors that determine the extent of demand at Southbridge are the project's strategic location for capturing potential buyers and the long-term demographics for Prince William County and the Northern Virginia region as a whole. The project's unique locational characteristics, unobstructed vistas of the Potomac River, reasonable commute time to Washington, D.C., convenient location along Route One and Interstate 95, and the Town Center concept, are all positive factors towards the project's completion. Impacting the overall demand for the site is the amount of competition located along the Route One corridor, as well as competition throughout the Northern Virginia region.

There is a clear linkage between population growth and housing market demand. According to Rosenstein. the projected annual population growth of 2.3% over the next twenty years is moderate for Prince William County. Approximately 48,800 new households are projected to be created in Prince William County over the 20-year period. The median household income in 1996 was $58,126. This is lower than the median of Northern Virginia as a whole. According to Claritas, the average household income in 1998 was $63,975 and in the year 2003, it is estimated to be $71,609. It is also expected to grow annually by 2.3%, but still lag that of the region. Again, a developer would regard this as a moderate rate of growth.

The Eastern Prince William County competitive market is dominated by smaller single-family and townhouse communities. Single-family houses have averaged 600 units annually since 1996. Builders' sales paces have increased from 1.6 units per month in 1996 to 2.1 units per month overall per project in 1997. Townhomes in Eastern Prince William County have accounted for approximately 15% of the product being constructed in Northern Virginia since 1994. Since its peak at 759 units in 1995, townhomes have remained at the 640-unit level over 1996 and 1997. In today's current market, builders are faced with a townhome product that shows little creativity. Therefore, they have created the weak-link and small lot single-family programs to compete with the townhomes in affordability.

TRADE AREA

                                      [MAP]

METROPOLITAN RETAIL ANALYSIS

INTRODUCTION

The proposed location for Southbridge Town Center is near the intersection of Route One and Cherry Full Rd.. in Prince William County, VA. Within the planned community, 639,430 square feet is planned to be developed as retail space with another 721,280 square feet developed as part retail and part office space. The following retail market overview outlines supply and demand generators for retail space in the Subject's market area.

Prince William County is one of 11 counties located in the Northern Virginia portion of the Washington D.C. MSA. Prince William County benefits from two major interstate highways: 1-95 and 1-66. 1-95 is the primary north-south highway providing access through the District of Columbia along the Potomac River to the northeastern US and south through the state of Virginia.

METROPOLITAN RETAIL DEMAND ANALYSIS

Demand for retail space in the Washington D.C. MSA is primarily a function of the population and income levels of the area as well as retail sales growth. The demographics of the MSA as described previously indicate continued growth in population, income levels and employment through the early 2000s. According to Woods & Poole Economics, total retail sales growth in the Washington DC MSA had an annual compounded rate of 1.8% from 1990 to 1998 compared to 1.9% for the state of Virginia and 2.0% for the nation. Retail sales growth is estimated to slow slightly through 2003 to 1.2% for the MSA, 1.1% for the state and 1.0% for the nation (Table IV. 15). (General merchandise, apparel, furnishings and other
(GAFO) General merchandise, apparel, furnishings and other (GAFO) sales, a segment of total retail sales, are highly correlated with the demand for retail space. From 1990 to 1998, GAFO sales increased at an annual compounded rate of 2.3% for the MSA compared to a compounded rate of 2.7% for the state and 2.5% for the nation. GAFO sales in the MSA are expected to increase at a compound annual rate of 1.3% through 2003. This rate is similar to the state and exceeds the nation.



----------------------------------------------------------------------------------------------------------------------
TABLE IV.15
RETAIL DEMAND VARIABLES

                                              TOTAL RETAIL SALES (MIL.)
                                                                                  COMPOUND ANNUAL GROWTH RATE (%)
GEOGRAPHIC AREAS           1980          1990          1998         2003         80-90         90-98         98-03
----------------------- ------------ ------------- ------------- ------------ ------------- ------------- ------------
WASHINGTON DC MSA           $28,685      $37,436       $43,189       $45,773      2.7%          1.8%         1.2%
VIRGINIA STATE              $37,777      $49,638       $57,580       $60,821      2.8%          1.9%         1.1%
NATION                   $1,636,704   $1,925,983    $2,260,196    $2,380,336      1.6%          2.0%         1.0%

                                                  GAFO SALES (MIL.)

                                                                                  COMPOUND ANNUAL GROWTH RATE (%)
      TRADE AREA           1980          1990          1998         2003         80-90         90-98         98-03
----------------------- ------------ ------------- ------------- ------------ ------------- ------------- ------------
WASHINGTON DC MSA            $9,856      $12,477       $15,001       $16,003      2.4%          2.3%         1.3%
VIRGINIA STATE              $11,856      $15,453       $19,176       $20,473      2.7%          2.7%         1.3%
NATION                     $524,032     $611,625      $746,920      $794,438      1.6%          2.5%         1.2%

                                            TOTAL HOUSEHOLD INCOME (MIL.)

                                                                                  COMPOUND ANNUAL GROWTH RATE (%)
      TRADE AREA           1980          1990          1998         2003         80-90         90-98         98-03
----------------------- ------------ ------------- ------------- ------------ ------------- ------------- ------------
WASHINGTON DC MSA           $34,292      $88,093      $131,577      $163,439      9.9%          5.1%         4.4%
VIRGINIA STATE              $39,986      $97,032      $144,773      $181,442      9.3%          5.1%         4.6%
NATION                   $1,653,114   $3,580,525    $5,421,676    $6,877,240      8.0%          5.3%         4.9%
----------------------- ------------ ------------- ------------- ------------ ------------- ------------- ------------

GENERAL MERCHANDISE, APPAREL, FURNISHINGS AND OTHER (GAFO)

General merchandise, apparel, furnishings and other (GAFO) sales, a segment of total retail sales, are highly correlated with the demand for retail space. From 1990 to 1998, GAFO sales increased at an annual compounded rate of 2.3% for the MSA compared to a compounded rate of 2.7% for the state and 2.5% for the nation. GAFO sales in the MSA are expected to increase at a compound annual rate of 1.3% through 2003. This rate is similar to the state and exceeds the nation.

METROPOLITAN RETAIL SUPPLY ANALYSIS

The Washington D.C. MSA retail market contains more than 106k million square feet of shopping center space according to National Research Bureau. As shown in Table IV.l6, there are 23 square feet of total shopping center space per capita in the MSA compared with 29 square feet per capita for Northern Virginia. Of the MSA's total space, approximately 48% is located in community and neighborhood shopping centers. Specifically, the Northern Virginia area (King George, Fairfax, Lotidoun, Clarke, Warren, Fauquier, Culpeper, Prince William, Arlington, Stafford and Spotsylvania counties) contains approximately 28.6 million square feet of community and neighborhood shopping center space. or approximately 16 square feet of community and neighborhood space per capita compared to 12 square feet per capita for the MSA and 18 squire feet per capita for the designated Trade Area. As of fourth quarter 1998, approximately seven projects, or 910,500 square feet of retail space, had commenced development in the Northern Virginia area, according to FW Dodge. Additionally, more than 2.6 million square feet were in various stages of planning in the Northern Virginia area, according to FW Dodge. The seven projects in the start phase include:
Borders Books & Kohls in Manassas, Virginia Gateway Shopping Center in Gainesville, Kohis in Leesburg, JC Penney in Sterling, Dulles Center Sears in Ashburn, Landsdowne Retail Center in Fort Belvoir and Wal-Mart in Warrenton.


---------------------------------------- ------------------- ------------------ ------------------- ------------------
TABLE IV.16
RETAIL SQUARE FEET PER CAPITA

                                               TOTAL          TOTAL COMMUNITY                          COMMUNITY &
                            TOTAL         SHOPPING CENTER     & NEIGHBORHOOD       TOTAL SQUARE       NEIGHBORHOOD
                         POPULATION         SQUARE FEET         SQUARE FEET        FEET/CAPITA      SQUARE FEET/CAPITA
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
MSA                         4,634,958        106,616,651          56,016,371            23                 12
NORTHERN VIRGINIA           1,804,346         52,019,531          28,689,162            29                 16
TRADE AREA                    250,364                 NA           4,393,782            NA                 18



Source:  Claritas, National Research Bureau, PricewaterhouseCoopers LLP


COMPETING PROPERTY ANALYSIS

Throughout the Subject's trade area (described below in the Subject Retail Trade Area Analysis), there are 32 shopping centers that have the potential to compete with the proposed retail within Southbndge (20 community centers and 12 neighborhood centers). Of these centers, 12 community centers and six neighborhood centers are located within five miles of Southbridge and most likely will compete directly to the proposed retail uses to be developed in the community. These 18 centers are outlined in Table IV. 17 below; a corresponding location map is provided on the facing page.



----------------------------------------------------------------------------------------------------------------------
TABLE IV.17
COMPETING CENTERS

                                                  ANCHORS
                          GLA W/ANCHORS/  ------------------------ESTIMATED YEAR             # OF
      MALL/LOCATION       GLA W/O ANCHORS     ANCHOR        GLA   OCCUPANCY OPEN   TYPE     TENANTS      OWNER
----------------------------------------------------------------------------------------------------------------------
1. The Center at             130,000        N/A             N/A     N/A     1993  Community    61          N/A
   Great Oaks                   N/A
   Smoke Town & Davis
   Ford Rd.
   Prince William, VA

2. Center Plaza              106,000     Giant Food       39,000  90.0%     1978  Community    28       Irene V. Hylton
   Dale Blvd. &               66,800     Pic `N Pay        4,000                                         Marital Trust
   Minnieville Rd.                       Shoes                                                            (V Share 2)
   Woodbridge, VA

3. Dumfries Plaza            110,000     McGregor's          N/A   N/A      1958  Community    25         J. Ferlazzo
   271 Fraley Blvd.              N/A     Food Store
   Prince William, VA

4. Featherstone              187,977     Food Lion        35,000   N/A      1970  Community    24           Douglas
   Square                        N/A     KilRoys           6,000                                       Development Corp.
   14527-14643 Jefferson                 NationsBank       5,000
   Davis Hwy.
   Woodbridge, VA

5. The Glen                  156,000     Safeway          54,731  99.0%     1993  community    13      Saul Centers, Inc.
   Davis Ford Rd. & Old         N/A
   Bridge
   Woodbridge, VA

6. Glendale Plaza            105,200     Pitkin Home      18,250  92.0%     1974  Community    25       Irene V. Hylton
   Dale Blvd &                51,538     Center                                                          Marital Trust
   Minnieville Rd.                                                                                        (V Share 2)
   Woodbridge, VA

7. Jefferson Plaza           130,371     Frank's             N/A   N/A      1962  Community    13             N/A
   Mount Pleasant & Jeff                 Hardware            N/A
   Davis Hwy.                            Sea Galley
   Prince William, VA                    Restaurant

8. Market at Opitz           150,000     Safeway          53,990  79.0%     1990  Community    17         The Peterson
   Crossing                   69,000     WaWaFood Market     N/A                                           Companies
   Rte. 1 & Opitz Blvd.
   Woodbridge, VA

9. Potomac Festival          251,959     Babies 'R Us        N/A   N/A       N/A  Community    17          KLNB, Inc.
   14233 Potomac Mills Rd.               CompUSA             N/A
   Woodbridge, VA

10.Prince William            233,144     Babies 'R Us        N/A   N/A      1986  Community    35      The Carey Winston
   Square                     71,000     CompUSA             N/A                                            Company
   Smoketown Rd. & Gideon Dr.
   Woodbridge, VA

11.Shops at the              170,000     Drug Emporium       N/A   N/A      1992  Community   N/A        Smithy Braedon
   Glen                                  Safeway             N/A                                             ONCOR
   Old Bridge & Davis                                                                                    International
   Ford Rds.
   Manassas, VA

12.Smoketown Plaza           210,000     CVS              12,000   N/A      1987  Community    26          Kensington
   Davis Ford &               50,000     Frank's          37,000                                           Associates
   Minnieville Rds.                      Nursery &           N/A                                            Limited
   Woodbridge, VA                        Crafts           50,000                                          Partnership
                                         Glory Days        9,000
                                         Grill
                                         Hub Furniture
                                         Piece Goods
                                         Fabrics

13.Ashdale Plaza              89,918     Dolalr General    7,500  91.0%     1998  Neighborhood 16         LAMAR, Inc.
   2906 Dale Blvd.                       Fitness          24,500
   Dale City, VA                         Equation

14.Forestdale Plaza           95,000     CVS              30,324 100.0%     1973  Neighborhood 20       Irene V. Hylton
   Dale Blvd. &               40,676                                                                     Marital Trust
   Minnieville Rd.                                                                                        (V Share 2)
   Woodbridge, VA

15.Lynwood Plaza              60,000      N/A                N/A  67.0%     1970  Neighborhood 12             N/A
   14431-7 Jefferson
   Davis Hwy.
   Woodbridge, VA

16.Potomac Plaza              85,400      Market Street   11,000  91.0%      N/A  Neighborhood 21       First Washington
   13624-13678 Jeff Davis     74,400      Buffet                                                          Realty Trust
   Hwy.
   Woodbridge, VA

17.Prince William             54,583      N/A                N/A  70.0%     1967  Neighborhood 14       Washington Real
   Plaza                                                                                               Estate Investment
   14482 Jefferson Davis                                                                                     Trust
   Highway
   Woodbridge, VA

18.Triangle Plaza             85,181      Bonus Food Plus 21,304  98.0%     1972  NeighborhoodN/A       Curtis Property
   Rte. 1 & Graham Park                   Dollar General   8,160                                        Management Corp.
   Rd.
   Dumfries, VA


SUBJECT RETAIL TRADE AREA ANALYSIS

A trade area is a geographic description of where the significant patronage for support of a shopping center occurs. The boundaries of a trade area are determined by analyzing the nature of the shopping center, location of competing facilities, accessibility, physical barriers, and limitations of driving time and distance.

DRIVING TIME

Community and neighborhood shopping centers are not as dependent upon automobile travel as larger Regional centers. Community and neighborhood centers typically generate 75% to 90% of sales activity from within a five-minute driving radius. In addition, the frequency of trips within five minutes of a center is such that a proportionately higher volume of sales is obtained from this area as opposed to the outer driving radius,

PHYSICAL AND/OR SOCIAL BARRIERS

In addition to travel time and accessibility, physical and social barriers are major considerations in delineating the trade area of a community retail center. Examples of physical barriers include rivers without bridges, natural landforms such as mountains and lakes, and man-made obstacles such as freeways with limited crossing points. Social barriers consist of areas that a potential customer may be reluctant to pass through, such as industrial areas, high-crime neighborhoods or traffic-congested intersections.

The primary barriers impacting the Subject's trade area include Occoquan River to the north, the Potomac River to the east, and Stafford County line to the south.

Shopping center trade areas are typically broken down into a primary trade area and a secondary trade area, which provides the remainder of sales activity. Based on the foregoing analysis, it is concluded that Subject's primary trade area is bounded by the above mentioned primary barriers,

RETAIL TRADE AREA DEMAND ANALYSIS

Demand for retail space in the trade area is dependent upon population, household and income growth potential. Population in the primary trade area grew at an annual compounded rate of 2.8% from 1990 to 1998, compared to 2.3% for Prince William County over the same period. Population growth in the primary trade area is expected to remain positive, outpacing growth for the County through 2003.


----------------------------------------------------------------------------------------------------------------------
TABLE IV.18
TRADE AREA DEMOGRAPHICS

                                                     POPULATION
                                                                                     COMPOUND ANNUAL GROWTH RATE
                                                                                 -------------------------------------
      GEOGRAPHIC AREA            1980         1990         1998        2003         80-90        90-98       98-03
----------------------------- ------------ ------------ ----------- ------------ ------------ ------------ -----------
         TRADE AREA             132,389      201,155     250,364      277,624       4.3%         2.8%         2.1%
   PRINCE WILLIAM COUNTY        144,646      215,686     257,813      281,050       4.1%         2.3%         1.7%

                                                    HOUSING UNITS
                                                                                     COMPOUND ANNUAL GROWTH RATE
                                                                                 -------------------------------------
      GEOGRAPHIC AREA            1980         1990         1998        2003         80-90        90-98       98-03
----------------------------- ------------ ------------ ----------- ------------ ------------ ------------ -----------
         TRADE AREA             41,560       67,628       86,745       97,577       5.0%         3.2%         2.4%
   PRINCE WILLIAM COUNTY        46,473       74,759       92,220      102,091       4.9%         2.7%         2.1%

                                              AVERAGE HOUSEHOLD INCOME
                                                                                     COMPOUND ANNUAL GROWTH RATE
                                                                                 -------------------------------------
      GEOGRAPHIC AREA            1980         1990         1998        2003         80-90        90-98       98-03
----------------------------- ------------ ------------ ----------- ------------ ------------ ------------ -----------
         TRADE AREA             $26,462      $52,297     $63,944      $70,980       7.0%         2.5%         2.1%
   PRINCE WILLIAM COUNTY        $26,013      $51,570     $63,975      $71,609        71%         2.7%         2.3%

Source:  Claritas, PricewaterhouseCoopers LLP

In response to population growth, housing units increased at a compound annual rate of 3.2% from 1990 to 1998, compared with 2.7% for Prince William County. Average household income in the trade area experienced comparable growth to that of Prince William County from 1990 to 1998. Average household incomes are expected to grow at an annual compound rate of 2.1% for the primary trade area versus 2.3% for the County.

As shown in the fo1lowing maps, the Subject is located in a section of the trade area that has among the lowest levels of population density. In addition, the number of housing units surrounding the subject is relatively low, compared to the County and MSA. According to the 1998 Average Household Income Map, the subject is located among households with average annual incomes ranging between $30,000 and (pound)100,000. Household income growth is expected to be high, averaging 5.5% average annual growth through 2003.

TRADE AREA CAPTURE RATE ANALYSIS

In the Metropolitan Retail Demand Analysis, we mentioned that demand for retail space is, in part, a function of retail sales growth. A trade area capture rate analysis determines what percent of the MSA's total retail sales is generated by the trade area, and can be used as a proxy to determine demand for retail space. In theory, the more retail sales, the more retail space needed. As mentioned before, the total retail sales for the Washington DC MSA was approximately $43.2 million in 1998. In 1998. the trade area captured 5% of the MSA's total retail sales (Table IV.l9). The trade area's capture rate is expected to increase to 6% of the MSA's total retail sales by 2003, indicating an increase in demand for retail space in the trade area.





----------------------------------------------------------------------------------------------------------------------
TABLE IV.19
TRADE AREA CAPTURE RATE

                                          1998                                 2003
                                                                                                     COMPOUND ANNUAL
                                                                                                        GROWTH IN
                             TOTAL RETAIL                         TOTAL RETAIL     PERCENT OF MSA      TOTAL RETAIL
                                SALES          TOTAL RETAIL          SALES          TOTAL RETAIL          SALES
          AREA                 ($MIL.)             SALES            ($MIL.)             SALES          (1998-2003)
-------------------------- ----------------- ------------------ ----------------- ------------------ -----------------
MSA                            $43,189             100%             $45,773             100%              1.17%
NORTHERN VIRGINIA              $16,813              39%             $18,493              40%              1.92%
TRADE AREA                      $2,333               5%              $2,631              6%               2.44%


Source:  Claritas, Woods & Poole Economics, PricewaterhouseCoopers LLP

RETAIL MARKET ANALYSIS CONCLUSION

The overall Washington D.C. MSA as well as Prince William County, are experiencing strong demographic growth. The Subject is situated in a location that is expected to experience positive growth in terms of population, housing units and average household income relative to the County and MSA. This bodes well for the retail market, as reflected in the forecasted capture rate increase through 2003.

METROPOLITAN WAREHOUSE/FLEX MARKET ANALYSLS

As pan of the planned unit development of Southbridge, 1,695,600 square feet is planned to be built with warehouse/flex space. Of this total, 81,600 square feet is projected to be self-storage space. Tue following market overview outlines supply and demand generators for warehouse/flex space in the Washington D.C. MSA and the 1-95 Corridor Warehouse/Flex submarket, in which the Subject is located.

METROPOLITAN WAREHOUSE/FLEX DEMAND ANALYSIS

Demand for warehouse space is generated primarily by manufacturing and wholesale trade employment and measured in terms of occupied square feet per employee. Estimates for the Washington D.C. MSA indicate positive demand through 2003, as positive employment growth in manufacturing and wholesale trade sectors continues.


============================================================================= ================== ==================
MANUFACTURING AND DISTRIBUTION EMPLOYMENT AND SPACE UTILIZATION
WASHINGTON DC MSA

                                            MFG./WHLS.                           OCCUPIED SF
                         OCCUPIED              TRD.                            PER MFG./WHLS.        ESTIMATED
                      DISTRIBUTION SF       EMPLOYMENT       DISTRIBUTION           TRD.            ABSORPTION
YEAR                      (000S)              GROWTH         STOCK GROWTH        EMPLOYMENT           (000S)
----                      ------            -----------      ------------        ----------           ------
1991                      75,506             -5.78%              0.00%               401                2,189
1992                      75,195             -1.84%              0.47%               407                  183
1993                      72,898              1.75%              0.26%               387               -1,574
1994                      74,614              0.52%              0.08%               394                1,298
1995                      75,163              1.17%              0.51%               393                   83
1996                      73,817              2.73%              0.33%               375               -1,190
1997                      74,342              0.60%              0.26%               376                1,436
1998                      75,493              1.57%              0.98%               376                3,666
1999                      75,826              0.63$              0.47%               375                  333
2000                      76,789              1.54%              0.59%               374                  963
2001                      77,905              2.00%              0.70%               372                1,116
2002                      78,755              1.09%              0.70%               372                  850
2003                       79359              1.04%              0.69%               371                  604



Source:  CB Richard Ellis/Torto Wheaton Research, PricewaterhouseCoopers LLP

Historically, Washington D.C. warehouse space utilization indicated a range from 375 to 407 square feet per manufacturing and wholesale trade employee. This figure is used as an index for analysis purposes and is not based on actual build-out specifications. Increased technology has generally led to a reduction m the time product is spent in the facility. For this analysis, usage of 375 square feet per employee has been estimated beginning in 1999 and declining to 371 square feet by 2003.

METROPOLITAN WAREHOUSE/FLEX ABSORPTION ANALYSIS

Absorption has averaged 761,000 square feet per year from 1991 to 1998 and is expected to remain positive through 2003, averaging 773,000 square feet per year. Manufacturing and distribution sectors will lead absorption as these two industries continue to grow.

WAREHOUSE SUPPLY AND ABSORPTION TRENDS
WASHINGTON DC MSA


                   1991   1992    1993    1994    1995   1996    1997    1998    1999   2000    2001    2002    2003
                   ----   ----    ----    ----    ----   ----    ----    ----    ----   ----    ----    ----    ----
Total Supply      82,430 82,814  83,027  83,090  83,515 83,788  84,003  84,833  85,223 85,723  86,323  86,923  87,523
Completions          741    384     213      63     425    273     215     821     400    500     600     600     600
Absorption         2,189    183  -1,574   1,298      83 -1,190   1,436   3,666     333    963   1,116     850     604.1

Source:  CB Richard Ellis/Torto Wheaton Research, PricewaterhouseCoopers LLP

METROPOLITAN WAREHOUSE/FLEX SUPPLY ANALYSIS

The Washington D.C. MSA warehouse market contains more than 84 million square feet of warehouse and flex space. The supply of space has steadily increased since 1991. averaging 392,000 square feet of new completions per year. New additions to supply are estimated to average 540,000 square feet per year through 2003.

According to F.W. Dodge REAPS report. starts in the MSA are expected to moderate from the strong 1997 levels and average 1.5 million square feet per year between 1999 and 2003. This is a direct result of Prince George's County, the largest warehouse submarket, limiting development, ultimately forcing new construction into Loudon and Prince William counties. Most of the projects in the early phases of review are build-to-suit with a number of self-storage facilities; however, speculative development is prevalent in Loudon County specifically, in the Dulles International Airport submarket.

METROPOLITAN WAREHOUSE/FLEX VACANCY ANALYSIS

Declining employment growth in the manufacturing and wholesale trade sectors in 1991 and 1992 resulted in negative absorption of warehouse and flex space in 1993. Vacancy rates peaked in 1993 at 12.2% and ranged between 10.0% and 11.5% between 1993 and 1998. Vacancy rates are estimated to decline further through 2003. as demand outpaces new construction.

The favorable economic climate has allowed the warehouse market to tighten over the past year as vacancies declined 1.4 percentage points to 10.7%. Absorption of warehouse and flex space is benefiting from the large number of high-tech firms in the area who have significant amounts of storage requirements. The Route 28 corridor has become an attractive area for developers with a low single digit vacancy rate and convenient access to Dulles International Airport.


======================================================================================================================
WAREHOUSE VACANCY AND RENTAL RATE TRENDS
WASHINGTON DC MSA

                    1991   1992    1993    1994    1995   1996    1997    1998    1999   2000    2001    2002    2003
                    ----   ----    ----    ----    ----   ----    ----    ----    ----   ----    ----    ----    ----
Vacancy              8.4%   9.2%   12.2%   10.2%   10.0%  11.9%   11.5%   11.0%   11.0%  10.4%    9.8%    9.4%    9.3%
Rental Rate         $6.07  $5.80   $5.32   $5.21   $5.54  $4.80   $5.33   $5.53   $5.72  $5.92   $6.13   $6.35   $6.57



Source:  CB Richard Ellis/Torto Wheaton Research, PricewaterhouseCoopers LLP

METROPOLITAN WAREHOUSE RENTAL RATE ANALYSIS

Due to increases in the overall vacancy rate, rental rates dropped in 1996 before increasing 11.5% in 1997 By 1998. rental rates increased to 1995 levels as vacancy decreased for three consecutive years.

Rental rates are expected to outpace inflationary levels due to low vacancy through 2003. The forecasted average net rent for 2003 is $6.57 per square foot.

METROPOLITAN WAREHOUSE MARKET CYCLE CONCLUSION

Real estate markets go through cycles due to the lag relationship of demand and supply for physical space The Washington D.C. MSA warehouse market has just recently entered the expansion phase of the market cycle, characterized by declining vacancy and new construction. The warehouse market is expected to remain in the expansion phase of the real estate cycle through 2003, as demand continues to outpace new construction.

                                    [GRAPH]

1-95 CORRIDOR WAREHOUSE/FLEX ANALYSIS

1-95 CORRIDOR WAREHOUSE/FLEX DEMAND ANALYSIS

As in the metro market, demand for warehouse space in the 1-95 Corridor submarket. in which the Subject is located, is driven by manufacturing and distribution employment. Future demand for warehouse space is a function of growth in these industries as well as the relative performance of other warehouse submarkets in the metro area.

1-95 CORRIDOR WAREHOUSE/FLEX SUPPLY ANALYSIS

The 1-95 Corridor is the second largest warehouse/flex submarket in the Washington D.C. MSA, with more than 20.1 million square feet of warehouse space. There been no significant additions to supply since 63,000 square feet entered the submarket in 1994. In order to keep pace with anticipated demand for space, additions to supply are anticipated at an average rate of 112,000 square feet per year through 2003.



======================================================================================================================
SUPPLY TRENDS
I-95 CORRIDOR
SUBMARKET

                   1991   1992    1993    1994    1995   1996    1997    1998    1999   2000    2001    2002    2003

Submarket Supply  20,066 20,066  20,066  20,128  20,128 20,128  20,128  20,128  20,208 20,288  20,388  20,538  20,688
Completions         85      0       0      63       0      0       0       0      80     80     100     150     150


Source:  CB Richard Ellis/Torto Wheaton Research, PricewaterhouseCoopers LLP

1-95 CORRIDOR WAREHOUSE FAIR SHARE/ABSORPTION ANALYSIS

A penetration rate analysis indicates whether a submarket is achieving its fair share of absorption relative to the other submarkets in the metropolitan area. The penetration rate is the ratio of the actual market share over the fair market share. A penetration rate of 1.0 or greater indicates a submarket is achieving its fair share of absorption. The actual market share is the ratio of occupied inventory in the submarket over occupied inventory in the metropolitan market. The fair market share is the ratio of total supply in the submarket over the total supply in the metropolitan market.


======================================================================================================================
FAIR SHARE ANALYSIS
I-95 CORRIDOR SUBMARKET

                         FAIR MARKET       ACTUAL MARKET         SUBMARKET                               VACANCY
        YEAR                SHARE              SHARE            ABSORPTION         PENETRATION            RATE
--------------------- ------------------ ------------------- ------------------ ------------------- ==================
1991                        24.3%              24.5%                348                1.01                7.9%
1992                        24.2%              24.2%               -110                1.00                9.3%
1993                        24.2%              23.7%               -810                0.98               13.8%
1994                        24.2%              23.7%                326                0.98               12.0%
1995                        24.1%              23.4%               -149                0.97               12.6%
1996                        24.0%              23.7                 -77                0.99               13.1%
1997                        24.0%              23.0%                829                0.96               10.5%
1998                        23.7%              23.0%                372                0.97               10.3%
1999                        23.7%              23.0%                 86                0.97               10.2%
2000                        23.7%              23.0%                221                0.97                9.5%
2001                        23.6%              23.0%                257                0.97                8.7%
2002                        23.6%              23.0%                196                0.97                8.4%
2003                        23.6%              23.0%                139                0.97                8.4%
===================== ================== =================== ================== =================== ==================

Comparing the fair market share and actual market share of warehouse space for the 1-95 Corridor submarket reveals a penetration rate of 0.97 in 1998. Therefore, this submarket is capturing just below its fair share of absorption. Going forward, absorption for the submarket is estimated based on actual market share of occupied space. These estimates indicate a penetration rate of 0.97 through 2003.

1-95 CORRIDOR WAREHOUSE VACANCY ANALYSIS

The vacancy rate for the 1-95 Corridor submarket peaked at 13.8% in 1993, higher than the overall metropolitan warehouse market (12.2%). The vacancy rate has since declined, falling to 10.3% in 19Q8. Demand will outpace new construction resulting in declining vacancy rates through 2003.


======================================================================================================================
VACANCY AND RENTAL RATE TRENDS
I-95 CORRIDOR SUBMARKET

                    1991   1992    1993    1994    1995   1996    1997    1998    1999   2000    2001    2002    2003
                    ----   ----    ----    ----    ----   ----    ----    ----    ----   ----    ----    ----    ----
Vacancy Rate         7.9%   9.3%   13.8%   12.0%   12.6%  13.1%   10.5%   10.3%   10.2%   9.5%    8.7%    8.4%    8.4%
Completions         $6.33  $6.08   $5.73   $5.83   $5.08  $5.54   NA      NA      NA     NA      NA      NA      NA

Source:  CB Richard Ellis/Torto Wheaton Research, PricewaterhouseCoopers LLP


WAREHOUSE MARKET ANALYSIS CONCLUSION

The Washington D.C. MSA warehouse market is enjoying recent declines in vacancy rates and moderate new construction typified by the expansion phase. An anticipated reduction in vacancy rates as demand outpaces new supply is expected which will keep the metro warehouse market in the expansion phase through 2003. The 1-95 submarket has a history of trending with its metro market. Thus, the 1-95 Corridor is expected to continue experiencing declining vacancy rates and enter the expansion phase of the real estate cycle as 2000 approaches.

METROPOLITAN OFFICE MARKET ANALYSIS

Southridge is projected to be developed with 1,287,000 square feet of office space. The Subject is located in the Springfield office submarket of the Outer Northern Virginia office market. The Outer Northern Virginia office market is dominated by the larger Washing I).C. MSA. Within this analysis, we have focused on office supply and demand generators for the Washington D.C. MSA with a following analysis on the Springfield office submarket.

DEMAND ANALYSIS

Demand for office space is generated by office employment and measured in terms of occupied square feet per employee. Office employment for the Washington D.C. MSA was strong in 1996, 1997 and 1998,, resulting in the absorption of almost three million square feet of office space in 1996, more than three million square feet in 1997 and over six million square feet in 1998. Estimates for Washington D.C. indicate continuing growth in office employment, resulting in positive net absorption through 2003 (Table IV.2 1).


======================================================================================================================
TABLE IV.21

OFFICE EMPLOYMENT AND SPACE UTILIZATION
WASHINGTON DC MSA

                                                                  OFFICE           OCCUPIED SF
                          OCCUPIED       OFFICE EMPLOYMENT         STOCK            PER OFFICE          ESTIMATED
        YEAR              OFFICE SF            GROWTH             GROWTH            EMPLOYMENT         ABSORPTION
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
1988                      151,597,112           5.5%                7.6%                 287            12,601,801
1989                      160,748,460           3.7%                7.3%                 294             9,116,058
1990                      165,875,083           1.6%                6.7%                 298             6,951,115
1991                      173,699,562          -2.6%                2.6%                 321             7,478,518
1992                      179,166,665           2.6%                1.4%                 323             5,078,511
1993                      185,184,834           2.9%                0.7%                 324             5,014,932
1994                      188,015,780           3.2%                0.1%                 319             2,489,978
1995                      191,246,057           2.8%                0.7%                 316             2,403,963
1996                      194,392,057           3.0%                0.2%                 312             2,994,707
1997                      197,101,238           5.4%                0.3%                 300            3,2206,180
1998                      204,275,040           3.9%                1.8%                 299             6,811,093
1999                      208,881,400           2.3%                2.3%                 299             4,606,360
2000                      213,040,200           2.3%                2.3%                 298             4,158,800
2001                      217,441,600           2.8%                3.5%                 296             4,401,400
2002                      219,496,400           2.3%                4.3%                 292             2,054,800
2003                      223,039,000           2.3%                4.1%                 290             3,542,600

Source:  CB Richard Ellis/Torto Wheaton Research, PricewaterhouseCoopers LLP

Historical Washington D.C. office space utilization indicated a range from 287 to 324 square feet per office employee, fluctuating with office employment growth and the real estate market cycle. This figure is used as an index for analysis purposes and is not based on actual build-out specifications. For this analysis, office usage of 299 square feet per employee has been estimated beginning in 1999 and declining to 290 square feet by the year 2003.

ABSORPTION ANALYSIS

Net absorption of office space in the MSA has historically fluctuated with office employment growth and has averaged over 5.8 million square feet annually from 1988 to 1998. Net absorption is expected to remain positive, averaging approximately 3.7 million square feet per year from 1999 to 2003.

SUPPLY ANALYSIS

The Washington D.C. MSA office market contains more than 215,9 million square feet of office space, 54% of which is Class A space. Throughout the 1980s, large amounts of new office space entered tile Washington D.C. office market averaging 11 million square feet of new office space per year. Additions to supply outpaced demand during this time frame resulting in an oversupplied market. Since this boom of activity, additions to the office market have declined, averaging 3.1 million square feet per year between 1990 to 1998. The moderate level of new construction has allowed demand for office space to catch up with supply. In fact, there are currently both build-to-suit and speculative office buildings planned and under construction throughout the MSA.

                                     [GRAPH]

VACANCY ANALYSIS

Vacancy rates for office space in the MSA peaked at 17.1% in 1990 as supply outpaced demand. Since 1989, vacancy rates have steadily declined, reaching 5.4% in 1998. Vacancy, is expected to remain relatively low, averaging 8.1% from 1999 to 2003.

                                     [GRAPH]

RENTAL RATE ANALYSIS

As of year-end 1998, the average gross asking rental rate was $25.89 per square foot (up from $24.33 in 1997 and S22.52 in 1996). 1998 year-end Class A space averaged a gross asking rent of $27.43 per square foot while Class B&C space averaged a gross asking rent of $20.47 per square foot. From 1999 to 2003. rents are estimated to increase, as office employment growth continues increasing the demand for office space.

MARKET CYCLE CONCLUSION

Real estate markets go through cycles due to the lag relationship of demand and supply for physical space. The Washington D.C. office market is currently at the peak of the expansion phase. Increasing demand, decreasing vacancy and additions to supply characterize the expansion phase. Continuing positive demand is expected to keep the office market in the expansion phase of the real estate cycle into the next millennium: however, large continuous additions to supply may cause the Washington D.C. office market to enter the contraction phase.

                                      [MAP]

SUBMARKET ANALYSIS

The subject site is located in the Outer Northern Virginia office market. Due to the lack of relevant data and information in Prince William County, we have placed our emphasis on the Springfield submarket data.

DEMAND ANALYSIS

The subject is located in the Outer Northern Virginia office market of the Washington D.C. MSA. As in the metro market, demand for office space in the submarket is driven by office employment. The types of office tenants include high-tech information services, finance, telecommunications, insurance and real estate as well as services industries. As of year-end 1998 statistics, three major tenants have moved into Prince William County. Two of the tenants, General Dynamics and Hoppman Corporation moved from Fairfax County, while American Type Culture Collection moved from Rockville County. We are not aware of any major tenants leaving Prince William County over the past three years.

Future demand for office space is a function of growth in these industry sectors as well as the relative performance of other office submarkets in the metro Washington D.C. area. As the following chart illustrates, annual net absorption in Springfield has increased over the past three years.


----------------------------------------------------------------------------------------------------------------------
TABLE IV.23
ANNUAL NET ABSORPTION
OUTER NORTHERN VIRGINIA:  1995-1998

         SUBMARKET                    1995                  1996                   1997                  1998
----------------------------- --------------------- ---------------------- --------------------- ---------------------
Tysons Corner                         726,000             1,228,600                290,200               229,600
Merrifield                           (167,000)              130,600                166,800                61,400
Fairfax Center                        416,000               654,200                198,400               134,600
Reston                                335,200               391,000                259,400               418,900
Herndon                               179,000               148,300                237,100               340,700
Dulles/Route 28                       261,000               201,800                543,800               591,800
SPRINGFIELD                           204,000                37,400                 41,900                82,600
----------------------------- --------------------- ---------------------- --------------------- ---------------------
TOTAL                               1,954,200             2,791,900              1,737,600             1,859,600
============================= ===================== ====================== ===================== =====================


SUPPLY ANALYSIS

The Outer Northern Virginia office market contains 70.6 million square feet, representing 25% of the total office space in the metropolitan area. Most of the new office supply entered the market during 1998. with more expected in 1999 and 2000. Estimates for 1999 and 2000 indicate approximately 38% of' the new product is leased, while 78% of the new product built in 1998 is leased.

VACANCY ANALYSIS

The most recent substantial decline in Springfield's vacancy rate was between 1996 and 1997 when a 470 basis point decline was experienced. The year-end 1998 vacancy rate for the Outer Virginia office submarket is 5.3%. At 9.1%, the Springfield submarket vacancy rate is considerably higher than the average rate for the entire market: however, it is at a four year low. In addition, the total vacancy rate for the Outer Northern Virginia submarkets increased from 1997 to 1998 by almost 1%, while the Springfield vacancy rate remained flat.


----------------------------------------------------------------------------------------------------------------------
TABLE IV.24
YEAR-END 1998 VACANCY RATES
OUTER NORTHERN VA. SUBMARKETS

                            OFFICE          SPACE
       SUBMARKET           INVENTORY      AVAILABLE     YEAR-END 1995   YEAR-END 1996   YEAR-END 1997  YEAR-END 1998
------------------------ -------------- --------------- --------------- --------------- -------------- ---------------
Tysons                         211,774        674,145          9.2%            4.8%            3.8%           3.2%
Merrifield                      63,538        341,336         10.6%            8.1%            5.6%           5.4%
Fairfax Center                 104,553        355,480         12.1%            7.0%            3.1%           3.4%
Reston                         118,976        635,392          8.7%            5.8%            4.1%           5.3%
Herndon                         51,043        469,596         10.4%            7.1%            4.7%           9.2%
Dulles                         118,079        921,016         14.7%           10.5%            5.6%           7.8%
Springfield                     37,761        344,740         16.8%           13.9%            9.2%           9.1%
------------------------ -------------- --------------- --------------- --------------- -------------- ---------------
TOTAL                       70,572,350      3,741,705         10.7%            6.8%            4.4%           5.3%
======================== ============== =============== =============== =============== ============== ===============


RENT ANALYSIS

As of year-end 1998. the average gross asking rental rate in the Outer Northern Virginia submarket was $22.37 per square foot (up from $21.99 per square foot in 1997). 1998 year-end Class A space in the submarket averaged a gross asking rent of $27.50 per square foot while Class B&C space averaged a gross asking rent of $21.5 I per square foot.

MARKET ANALYSIS CONCLUSION

The Washington D.C. MSA office market is enjoying declining vacancy rates and speculative building typified by the expansion phase. The metro area is expected to experience continued reductions in vacancy rates and increases in market rents. The Outer Northern Virginia submarket is experiencing robust demand for high-technology and telecommunications firms as well as steady demand from professional services firms. Overall, there is continued tenant movement to the west of downtown Washington D.C. Vacancy rates are expected to stay low as the area benefits from positive overall office employment growth and limited new additions to supply.

                                     [GRAPH]

SENIOR HOUSING INDUSTRY OVERVIEW

INTRODUCTION

Southbridge is planned to comprise 316 senior housing units. To this end, we have provided an industry overview highlighting the demographic trends that drive development of senior housing. This will be followed by a brief summary of the types of senior housing, and finally a discussion of the emerging trends in the industry.

DEMOGRAPHICS

The demographic profile of America is changing. The size and growth rate of the 65+ segment of the population is impacting many aspects of our society and economy. According to the U.S. Census Bureau's "Sixty-Jive Plus in the United States" publication, the elderly population will more than double to over 80 million by 2050 from the 1990 Census estimate of 31 million. Currently, approximately one in eight Americans are over the age of 65, and by 2030, (he elderly population will account for one in five.

Over the past few years much has been written about how the aging of the baby boomers has influenced the economy. It is important to realize, however, that the oldest baby boomers have just recently turned fifty and have not yet entered the senior housing market to date. In fact, the 65+ population is currently growing at the slowest rate since 1910. When the baby boomers do retire, however, the nation will see an unparalleled increase in demand for senior housing.

The composition of the elderly population is also changing. The "oldest old" classified as 85+ is the fastest growing segment within the elderly population. In 1994, the 85+ segment of the population totaled 3.0 million, which equates to about 1% of the general population. With the arrival of the baby boomers in 2050, this segment will balloon to 19 million. This will account for 24% of the elderly (65+) and 5% of all Americans. This segment will require the most assistance with everyday activities. Approximately 50% of people over the age of 85 need assistance with everyday activities, while only 9% of the people aged 65 to 69 require daily assistance.

The rapid growth in the percentage of the population that is elderly is occurring nationwide, not just in the traditional retirement destinations such as California, Arizona and Florida. In 1990, nine states had elderly populations in excess of one million; those states include California, Florida, New York, Pennsylvania, Texas, Illinois, Ohio. Michigan, and New Jersey. In 1990. Virginia had 664,000 residents over the age of 65. By 2010, this figure is expected to increase 48.2% to 985,000 while the 85+/- segment of Virginia's population is expected to increase by 134.0%. The national growth rates for this time period are 26% for the 65+ population and 98.5% for the 85+ population. As indicated, the growth of the senior market in the state of Virginia is projected to exceed national averages. This is due in part to the state's relatively small senior population.

In terms of geographic distribution, in 1990, almost 74% of the elderly live within metropolitan areas. It is also important to note that most seniors do not move when they retire. In fact, in 1993 only 3% of seniors who moved, moved far enough to change their county of residence. Seniors want to remain near their friends, family and doctors.

FACILITY TYPES

The senior housing industry has developed as companies attempt to address the needs and desires of this segment of the population. Facilities compete both in terms of lifestyle amenities provided as well as the level of medical services available on site. Products within the senior housing industry are generally defined by level of lifestyle support services provided and their position on the continuum of care provided. The following descriptions of senior housing product types, as outlined in the publication "SENIORS HOUSING: AN EMERGING INSTITUTIONAL INVESTMENT INDUSTRY" by Prudential Investments, address six classifications of product.

                                     [GRAPH]

o Active-ties fall at the low end of the service spectrum. This type of seniors housing is typically in the form of either attached or detached homes. The communities are age restricted, and typically offer a number of amenities that would appeal to any active individual.

o Senior Apartments are very similar to the active-adult communities in their low level of service and high level of physical amenities that appeal to seniors. Senior apartments, as the name suggests, tend to be larger multi-unit facilities with a rental payment structure. In addition to age restrictions, many properties have income restrictions. Taken together the active-adult communities and senior apartments are often called Independent Living Facilities.

o Congregate Care Facilities appeal to seniors who are less active and who have begun to view household upkeep as a burden. This form of housing is very similar to seniors apartments, but congregate care facilities typically offer several forms of congregate services, including meals, housekeeping, and transportation.

o Assisted Living Facilities are the next step in the continuum of care. These facilities typically offer personalized support services to seniors who need assistance in daily activities, but are not at the state where a nursing home is required. These units and common areas are designed to accommodate a higher level of support needs.

o Skilled Nursing Facilities, commonly known as nursing homes, provide the highest level of care of all seniors housing alternatives. They are also the most expensive, and the most regulated, usually requiring state licensing. These facilities have evolved over time to the point where, today, many are equipped to handle seniors with intensive medical care needs, and are equipped close to hospital standards.

o Continuing Care Retirement Communities (CCRC) typically combine the services provided by the Congregate Care and Skilled Nursing facilities. They are designed to provide residents with the opportunity to continue to reside at the facility as they age from relative health through increasing frailty.

Senior housing is often viewed as an operating business (similar to hotels) rather than real estate. This is especially true for product types which move further along the continuum of care from Independent Living Facilities to Skilled Nursing Facilities and CCRCs.

RECENT AND EMERGING TRENDS

The senior housing industry continues to be dominated by small operators. However, over the last few years. substantial consolidation has occurred as larger public companies and Real Estate Investment Trusts (REITs) have entered into the industry. Due to the high service component, the large hotel operators such as Hyatt and Host Marriott have been aggressively expanding their presence in the industry. Senior housing also has a number of non-profit and religious based organizations. Within the CCRC segment, non-profits comprise a substantial percentage of the operations. According to the "1997 State of Senior Housing" publication by Coopers & Lybrand and the American Senior Housing Association, non-profits comprise approximately 20% of all senior housing and 40% of all CCRCs. One reason for the large representation of non-profit CCRCs is that they have no tax implications in regard to the entrance fees often charged.

The American Senior Housing Association has compiled a list of the top twenty-five owners and managers of senior housing each year since 1994. Over the years there have been significant changes in the make-up of the large players in the industry. The percentage of non-profit owners on the ASHA top 25 list has declined from 32% in 1994 to 12% in 1998. The 1998 survey shows rapid growth in publicly traded companies, which now comprise 60% of the list. Colson & Colson, Holiday Retirement Corp. remain is the largest owner and manager of senior housing by a large degree. The company controls 23,706 units while the number two operator, Prometheus Senior Quarters, has only 3 (26 Units The top 25 owners controlled 269"o more units in 1998 than in 1997 and 106% more than in 1994 (the first year of the list). The rapid growth of the top twenty-five owners and the rise of REITs and publicly traded corporations show how the industry is evolving to a more institutional investment industry.

As consolidation occurs and operators gain historical track records, the industry will emerge as an institutional investment opportunity. Already several CMBS lenders are currently gearing up to underwrite loans for senior housing. The growth of REITs and public operating companies participating in the industry will allow for public and private equity investment into the industry. Since 1994, sixteen IPOs of senior housing companies have occurred. The gross capital size of the investment-quality senior housing market, as estimated by the NIC/Price Waterhouse Study, is expected to grow from $86 billion in 1996 to $490 billion in 2030.

DEMAND ANALYSIS

Demand for senior housing facilities such as that proposed at the Subject is established not only by sufficient numbers of elderly in the primary service area, but also by a sufficient number who can afford the various levels of care and services provided. Based upon the assumption that the units to be developed at the Subject will be of a luxury nature offering modem amenities and services, it is likely that the potential residents would need a minimum annual income of $25,000. This would allow the residents to pay a minimum fee of $1,771 per month or 85% of household income for housing and board. The high rent to annual income ratio considers that most resident meals as well as personal services are included in the monthly fee. We have assumed that endowment fees will not be required for the Subject Property, hence home ownership is not a necessary screening criteria to estimate demand for at the Subject.

We have defined the target population to be the 75+ age segment within Prince William County, Virginia. The following summary of the population characteristics within the county is taken from the "SENIOR LIFE REPORT' provided by Claritas, Inc. A copy of which is included in the addenda.

                            PRINCE WILLIAM COUNTY, VA

                                                                                   ANNUAL
                                            1998 EST.        2003 PROJ.          % CHANGE
                                            ---------        ----------          --------
         Total Population                     257,813           281,050              1.7%
         75+ Population                         3,718             5,350              7.6%
         % of Total Population                   1.4%              1.9%              n/m.
         75+ Median HH Income                 $26,716           $27,871              0.9%
         75+ Qualified                            865             1,275              8.1%
         Households


                                   HOUSEHOLDS > $25,000 INCOME

         HOUSEHOLDS                             1998 EST.                   2003 PROJ.
         ----------                             ---------                   ----------
         65-69                                      5,092                        3,834
         70-74                                      3,248                        2,345
         75-79                                      1,874                        1,222
         80-84                                      1,036                          514
         85+                                          808                          267


As indicated, the general population is expected to increase over the next five year period at an annual compound rate of 1 .7%, while the number of persons in the 75+ category within the primary trade area is forecast to expand at an annual rate of 7.6%. This, in conjunction with modest increases in the median income level of the 75+ population within the county, results in an 8.1% annual increase in the number of qualified households during the next five years. Based on the primary service market, the size of the income qualified 75+ market in 1998 of 865 is projected to increase to 1,275 persons.

MARKET SATURATION

Market saturation analysis is a method of estimating the relative demand! supply equilibrium within the primary service market. The analysis involves four steps:

1.    MEASURING THE SIZE OF THE SUBJECT'S PRIMARY TARGET MARKET.

2. DETERMINING THE MAXIMUM DEMAND WITHIN THE PRIMARY TARGET AREA; AND ADDITIONAL DEMAND FROM OUTSIDE THE TRADE AREA.

3.    IDENTIFY THE TOTAL NUMBER OF COMPETITIVE UNITS.

4.    CALCULATING THE EXCESS/SHORTAGE OF UNITS.

Rather than identify a target market for the Subject, we have prepared a macro analysis of the entire Prince William County senior housing market. As stated earlier, the market is defined as 75+ population within Prince William County with a minimum annual income requirement of $25,000.

The industry standard saturation level of 15% of total market area population is typical for a general senior housing living facility. The Subject's favorable location within an area with high population growth projections in the 75+ age category might promote an increase of this level, however for purposes of this analysis, a 15% saturation level will be used. This level is assumed to indicate an adequate market demand for absorption of the market area's senior housing units; significantly under 15% would indicate an insufficient supply. A level above 15% generally indicates an overbuilt status.

The third step involves a determination of the total number of competitive units. Two sources have been used to identify the total supply of senior housing facilities. The first is a residential development plan pertaining to the subject prepared by Rosenstein Baker Associates, dated June 1998, which identified 13 facilities containing 3,967 units . The second is a list of senior housing facilities published in the Prince William News Letter, dated November 1997, which identifies 17 facilities containing 3.971 units ranging from independent living to skilled nursing facilities. The unit counts cited include 2,217 units recently rezoned for senior housing, the largest of which, includes 1,950 proposed units. We have excluded the proposed units from our projected supply, as it is uncertain as to when and if they will be developed. The calculation of the overall demand analysis for the Subject follows.

                                         SENIOR HOUSING DEMAND
                                             PRINCE WILLIAM

                                              1998 EST.             2003 EST.
                                              ---------             ---------
Primary Service Area                           257,813               281,050
Population                                      12,058                17,579
Population                                       3,718                 5,350
75+ Pop. as a % of Total Pop.                     1.4%                  1.9%
75_ w/ Annual Income of _______                    865                 1,275
Maximum Supportable                              15.0%                 15.0%
Maximum Demand Units within Primary                130                   191
Plus 10% from Outside Primary                       13                    19
Total                                              143                   210
Less Existing and Planned                       (1,754)                1,754
Shortage (Excess) of _______                    (1,600)               (1,655)
===================================== ====================== =================

CONCLUSION

As presented above, the demand analysis indicates that the defined market area is currently over supplied. The unit supply is dominated by independent living facilities; we have assumed that these communities could draw from a younger demographic profile, arid have expanded our demand analysis to include the 65+ income qualified population. Market penetration of the of the income qualified 65+ population of 42% would be required to support the existing unit supply. The supply of senior housing in Prince William County has grown over the past two years. Heritage Hunt, a proposed 1,950 unit program in Gainesville exemplifies the amount of new construction. According to Rosenstein Baker, independent living concepts account for 73% of new senior housing programs.

Considering the preceding analysis, as well as potential additions to the supply of senior housing units, it is our opinion that the Prince William County senior housing market is currently over supplied. Therefore, the proposed senior housing sector of Southbridge should not be introduced, at this time, but remain on hold until demand reaches an equilibrium point with supply. Within the build out of the community, we project that the senior housing component will be sold to a third party operator/developer as a bulk sale in 2008.

V.       HIGHEST AND BEST USE

According to the Third Edition of The Dictionary of Real Estate Appraisal. published by the Appraisal Institute, highest and best use is defined as: "the reasonable probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability."

The competitive forces in a market provide the foundation on which highest and best use, and ultimately market value, are formulated. Following the above, it can be safely assumed that no informed or well advised owner would be warranted in selling for a price lower than that available for the best use. Once land is improved with a substantial structure, the result becomes an integrated unit. When a parcel of land is improved, the integrated unit (land and improvements) is normally continued in the use for which it was originally designed as long as the land and improvements combined have a higher market value than the land alone, as if vacant and available for a better use.

HIGHEST AND BEST USE AS IF VACANT

In accordance with the definition of highest and best use, it is appropriate to analyze the site as if vacant, as it relates to legality of use, physical possibilities, and financial feasibility.

LEGALITY OF USE

The Subject site is governed by the Prince William County Land Use Ordinance and is presently approved for a mixed-use community. Of the total site, 955 acres are zoned R20, 1060 are zoned Planned Mixed Residential (PMR), 473 are zoned Planned Mixed Use (PMD) and 196 are Planned Business District (PBD). Uses permitted include retail, residential, multifamily, industrial and office. Accordingly, Southbridge has been designed in conformance with the regulations outlined in the Cherry Hill Comprehensive Sector Plan of the Prince William County Comprehensive Plan. The proposed master plan for a mixed-use development which includes a golf course with single and multi-family residential uses, retail, industrial and office are legally permissible. A list of permitted uses is located in the addenda.

PHYSICAL POSSIBILITY

We have considered available information on the physical characteristics of the site including its shape, size, topography, soil and overall utility.

The Subject site comprises approximately 2,685-acres. Environmental Assessments supplied by Legend Development does not state any adverse conditions that impact the potential development of the site. Topography of the site is characterized as rolling to sharp terrain rising from the Potomac River to the east and Powell's Creek to the north. Nonetheless, the Subject's planned community has been designed to benefit from the rolling topography and viewsheds of the Potomac River and Powell's Creek. Overall, our inspection revealed that no physical factors place significant constraints on the development of the site, consequently, the Subject is suitable for a mixed-use development.

FINANCIALLY FEASIBLE

The determination of financial feasibility is dependent primarily on estimates of anticipated potential income from each possible use of the Subject site. Given the legally and physically possible uses permitted on the site single family, agricultural or recreational, institutional, service oriented commercial and industrial offer several financially feasible uses to examine. Development of any proposal would be feasible if gross sale proceeds were sufficient to meet development costs and provide a reasonable profit threshold required from such a development.

From an ownership perspective, turning the site over for use as a park or agricultural purposes, while legally and physically possible, is financially infeasible. Donations of the site, which may provide tax benefits, would likely be infeasible as any tax relief would not be sufficient to cover purchase money, legal fees associated with the planning process, and holding costs to-date.

A single family subdivision is considered a possible use. Single family residential developments in this area have been well received. As exhibited in the Residential housing Market Analysis, permit activity has increased and the on-going subdivisions are seeing good absorption figures. Demand generators for this product type are likely to remain strong in the foreseeable future. Therefore, single family detached dwellings are a possible use for the site.

Townhouse product which recently has shown limited activity in the area should be considered as a secondary use. As sale prices increase for a single family detached product, townhouse ownership is considered to become an acceptable alternative. Additionally, given the limited supply and good absorption, townhomes should comprise a substantial amount of the residential units.

Other uses to be considered are senior housing, garden apartments and condominium units. As stated in the Senior Housing Overview, Prince William County is over supplied. Typical senior housing in the county consists of single family dwellings providing some form of assisted care. As stated, Senior 1-lousing to he built on the site should be considered at a later time as demand balances with supply. In addition, at the time when Senior Housing is feasible is should only be considered on a tertiary level and comprise a minimal percentage of the overall number of housing units.

For the commercial sector, industrial, retail and office uses should be considered. Given the ample highway frontage and driving time to major employment centers, the site is conducive for commercial development. The proximity to the residential housing suggests that office space should attract tenants servicing the neighborhood. Other commercial uses include industrial and flex space, although a capture rate of below 1.0 is seen in the 1-95 Corridor, industrial and flex space should attract defense contractors, local machine shops, and warehousing companies.

Retail use is planned to comprise approximately 32% of the total commercial component at Southbridge. There appears to be adequate demand for retail in the area. In addition, the amount of households to he developed in the community will increase demand for retail. The proposed Town Center ~vi1l he a focal point of the community and increase the marketability and attraction of the project. The Town Center is anticipated to add to the self-sufficient aspect of the community.

The proposed community includes an 18-hole golf course. According to Prince William County there are 11 golf courses within the County and seven are in the planning and/or construction phase. Of the existing 11 courses, six are public, three are private and two are semi-public. Four existing clubs are within five miles of the Subject. Given this limited supply and the growth of the area, a public golfcourse should be considered as a recreational amenity and compliment to residential uses.

No one of the aforementioned uses are dominant enough to develop the entire 2,685-acre site with a single product type. Therefore, as proposed for the site, a mixed-use concept integrating the uses into one community is considered to be financially feasible. Such a product mix should compliment the terrain and vistas of the site which would allow for premiums to be attached to those dwelling units benefiting from a view of the Potomac River or orientation along the golf course.

HIGHEST AND BEST USE AS IF IMPROVED

Since the vast majority of the Subject's site is presently vacant and unimproved, the question of the site's highest and best use as if improved is moot.

HIGHEST AND BEST USE CONCLUSION

We have considered the Subject as described in this report and have studied its ability to perform in the market. To this end, we have studied supply and demand characteristics of the defined marketing area and have analyzed expected productivity of the property as proposed. Based on our analysis, the highest and best use of the subject site is for development of a mixed-use community -

VI.      SALES COMPARISON APPROACH

The Sales Comparison Approach, is a valuation technique that encompasses the comparison of similar properties with the subject. Inherent in the relationship of the sales comparison approach to market value are the principles of substitution, supply and demand, balance, and externalities. Substitution implies that a purchaser would not pay more for a property than the cost of acquiring a property with similar utility. Supply and demand, as well as the number of buyers and sellers in a market, help determine the price level of properties. These factors can be shifted due to numerous economic, demographic, and legislative reasons, causing price levels to also change. There is a tendency for the market to move to equilibrium, bringing price levels in line with supply and demand. Balance refers to the relationship between land and improvements and/or property and its environment. Imbalances such as excess site capacity or atypical construction characteristics may result in price differentials for particular properties. Externalities refer to factors that affect properties, outside of the site and improvements. These factors include neighborhood/trade area support, development, economic characteristics, amenities, access, convenience, municipal demands, and other factors that are primarily related to location.

According to the Third Edition of The Dictionary of Real Estate Appraisal, published by the Appraisal Institute, the sales comparison approach involves:

         a set of procedures in which a value indication is derived &v comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments to the sale prices of the comparable based on elements of comparison.

By analyzing sales which qualify as arm's-length transactions between willing, knowledgeable buyers and sellers, we can usually identify market value and price trends. Comparability in physical, locational, and economic characteristics is an important criterion when comparing the sales to the subject. The basic steps involved in the application of this approach arc as follows:

1. RESEARCHING RECENT RELEVANT PROPERTY SALES AND CURRENT OFFERINGS THROUGHOUT THE COMPETITIVE AREA;

2. SELECTING AND ANALYZING THOSE PROPERTIES CONSIDERED MOST SIMILAR TO THE SUBJECT, GIVING CONSIDERATION TO THE TIME OF SALE, ANY CHANGE IN ECONOMIC CONDITIONS WHICH MAY HAVE OCCURRED SINCE THE DATE OF SALE, AND OTHER PHYSICAL, FUNCTIONAL, OR LOCATIONAL FACTORS;

3. ANALYZING THE SALES PRICE FOR COMMON UNITS OF COMPARISON, SUCH AS PRICE PER SQUARE FOOT OF BUILDING AREA, EFFECTIVE GROSS INCOME MULTIPLIER, GROSS INCOME MULTIPLIER, OVERALL RATE, AND YIELD RATES;

4. MAKING APPROPRIATE ADJUSTMENTS BETWEEN THE COMPARABLE PROPERTIES AND THE PROPERTY APPRAISED. THIS INCLUDES THE IDENTIFICATION OF SALES WITH FAVORABLE FINANCING AND CALCULATING THE CASH EQUIVALENT PRICE, IF APPLICABLE; AND

5.    INTERPRETING THE ADJUSTED SALES DATA AND DRAWING A LOGICAL VALUE
      CONCLUSION.

Because no two properties are truly identical, it is frequently not possible to find truly comparable sales. Even those sales judged roughly comparable ordinarily require substantial adjustment in order to derive an indication of value for a property. The difficulty of finding comparable sales is directly related to the uniqueness of the property under appraisal.

In the case of land, however, other possible elements require consideration including access to the property, governmental restrictions such as conservation or preservations easements, water and riparian rights, on-site environmental conditions, and off-site improvements required prior to development.

UNIT OF COMPARISON

To properly analyze the comparable sales in relation to the Subject, a relevant unit of comparison must be selected. Based on discussion with local market participants, most land parcels are typically priced on a price per acre basis. Retail and office land investors/developers also look to price projected per FAR, which recognizes the degree of functional utility (allowable density) among sites with differing zoning classifications permitting a comparison on a common unit basis. However, given the status of the subject. this comparison cannot be adequately performed.

COMPARABLE PROPERTIES

Since the Subject is zoned for a mixed-use development to include single family dwellings, townhomes, an 18-hole golf course and clubhouse and various other amenities, we have searched the Washington DC. metropolitan area for large bulk acreage sales and have analyzed each as it relates to the Subject site.

LAND VALUATION

We have uncovered seven large planned unit developments located within the Washington D.C. metropolitan area. These transactions occurred between March 1997 and March 1999 and includes one under contract. The sales range in size from 342 to 2,225 acres and in price from $12,809 to $22,206 per acre, As expected with large planned development sites, zoning classifications, density and use vary widely. The table on the facing page outlines each sale while details are located in the addenda.

Due to the differences in zoning, (both classifications and amounts, as well as potential changes in zoning), adjustments to the sales are highly subjective and difficult to ascertain without more accurate detailed information which is proprietary in nature and often unavailable. We have not attempted to make individual adjustments to the sales and have included them for informational purposes only. A discussion on the individual sales' locational and physical characteristics as they relate to the Subject follows.

As stated above, sale price per acre is a relevant unit price indicator for planned unit developments. The sale price per acre is derived through the division of the sale price by the total acreage in the development. Price per acre can be expressed either in terms of a gross area or net area, which takes into account wetlands, environmental considerations or any other non-usable acreage.

Often, price per acre of net land area is considered a more reliable value indicator because of the impact that the nonusable acreage has on the density of the site. The reliability of the data, however, limits the usage of net acreage. However, all development tracts will involve some portion of non-usable area for open space requirements, setbacks, infrastructure, and the like. Considering this, the sales have been analyzed on a gross acreage basis.

As the list of sales displays, the sale comparables reflect sizes between 342 and 2,225 acres. All of the sales are to be developed with a mixed-use community and five of the sales include the development of a golf course. Sale Four sold to the State of Maryland and was purchased for environmental preserve; however, the sale price was based on the current approvals for a mixed-use community. Although motivation was a factor in this sale, it is considered a good indicator of value for the Subject site.

Sale Two was purchased by Toll Brothers in March 1999 is considered to be slightly superior in location within Loudon County. The 2,021 acre projects does have i similar density as the Subject but does not include amenities such as a golf course. The price per acre of $22,226 is based on discussions with Toll Brothers and is an approximate. The higher price and superior location does not lend itself for support of the Subject's market value.

Sales Five and Six, although smaller than the Subject, are located in similar areas and appear to have similar densities. Sale Six includes an age restricted area and golf course. Sales Five and Six transacted for S 15,620 and $12,994 per acre, respectively. Based on the above analysis, we estimate that the value for the Subject property lies between Sale Four and Five with additional support from Sale Six.

Further support for the unit values indicated and for the investment returns forecasted in the Income Approach is provided by 24 master-planned community land sales that have occurred nationally. The sales are included in the Addenda. The sales range in size from 60.4 to 9,300 acres and have an indicated price range from $7,371 per acre to $135,220 per acre, averaging $44,222. Equity internal rates of return range from 15.0% to 20.5 percent.

                                     [CHART]

Given the limited number of truly comparable planned unit development sales, a reliable value indication can not be ascertained. We have correlated the sales price per acre with the number of acres in a linear regression analysis. The indicted price per acre for the Subject equates to $14,100. Limited reliability is based on the regression analysis, as the R-squared factor is less than .30. Nonetheless, the indicated value supports the value concluded by the Income Approach.

Difficulties in the use of the Sales Comparison approach in the valuation of the subject are significant. Specific adjustments have not been made to the individual sales for time, location, and other property characteristics due to the difficulty in quantifying such adjustments without more detailed lease, income and expense information. Consequently, it is concluded that the sales comparison approach, by itself, produces a value estimate which cannot be adequately substantiated.

VII.     INTRODUCTION

In order to estimate the market value of the Subject, we have relied on the subdivision development method which incorporates discounting projected cash flow at a market derived rate. Therefore, our attention focuses on an estimate of excess income over expenses from development operations. The method guided by current investor requirements and decisions criteria, must accurately simulate investment activity in the current market in this case, represents the most reasonable, supportable and accurate approach for the estimation of the Subject market value.

RESIDENTIAL DEVELOPMENT

RESIDENTIAL LOTS PRICES

There are several types of finished residential building lots that are sold and proposed to be sold at Southbridge. The product breakdown is showed in the following table.



----------------------------------------------- ----------------------------
SINGLE FAMILY DETACHED                            TOWNHOUSE
----------------------------------------------- ----------------------------
o  Estate Lots -- 30,000 square feet              o Weak Link
o  Country Lots -- 7,300 to 15,000 square feet    o Executive Townhomes
o  Village Lots -- 6,000 to 7,500 square feet     o 18-Foot Townhomes
o  Cottage Lots -- 5,000 square feet
----------------------------------------------- ----------------------------

Residential lots vary in value depending on size and location. The following section looks at each of the major product types, concluding with an estimated retail market value of a typical finished lot sold to a builder. To this end, comparable lot sales data is abstracted below. Finally, we reviewed the scheduled lot prices recommended by Rosenstein Baker Associates for each phase of development within the project. We conclude with an estimate of value representing the weighted average of the standard and premium lots within the subdivision.

SINGLE FAMILY DETACHED LOTS

There are 3,373 single family detached lots projected to be developed in Southbridge. The single family detached home product can be divided into four different types of lots: Cottage, Village, Country, and Estate. Further, there will be 911 total Cottage lots, 877 Village lots, 1,416 Country lots, and 169 Estate lots. The Cottage lots are an estimated 5,000 square foot lot area that brings the detached home to its lowest price point in what is considered to be a wide and shallow lot configuration. The Village lot is the next level, It averages in size from 6,000 to 7,500 square feet. The finished product is a home that is slightly below the $200,000 price point. The Cottage lots are larger and average between 7,300 to 15,000 square feet. This would. allow the builders to have more opportunity to create a higher priced and larger sized product. And finally, the Estate lots are 30,000 square feet. This creates a true high-end section with a potential to create a gated environment within the proposed golf course area. Since these lots are considered to be at the high-end of the market, these types of lots will account for the smallest single family component.

LOT SALES AGREEMENTS

Lot purchase agreements by currently active builders at Southbridge provide strong support for the estimate of value of single-family lots. Each are explained in the following charts.

------------------------------ ---------------------------------------------
1. BUILDER                     WASHINGTON HOMES
------------------------------ ---------------------------------------------
Location                       Phase I Sections 5, 7, & 20
Lot type                       Village & Country
Price                          Village--$44,000; Country--$53,000
Number of Lots                 Village--39 lots; Country--55 lots
Closing Pace Per Quarter       5 per qtr per section
Escalation                     5%/yr commencing 1 yr. After 2nd closing
------------------------------ ---------------------------------------------

------------------------------ ---------------------------------------------
2. BUILDER                     PIGHINI-RICHARDS
------------------------------ ---------------------------------------------
Location                       Phase I Sections 20 & Swans Creek
Lot type                       Country & Estate
Price                          Country--$50,000; Estate--$64,000
Number of Lots                 Country--42 lots; Estate--26 lots
Closing Pace Per Quarter       5 per qtr per Country; n/a for Estate
Escalation                     $3,000 per lot
------------------------------ ---------------------------------------------

------------------------------- ----------------------------------------------
3. BUILDER                      MILLER & SMITH
------------------------------- ----------------------------------------------
Location                        Phase I Sections 3 & 4
Lot type                        Cottage
Price                           Cottage -- $24,000 & $25,900
Number of Lots                  Cottage -- 148
Closing Pace Per Quarter        9 per qtr per section 3
                                7 per qtr per section 4
Escalation                      4%/yr commencing 6 mos. after initial closing
------------------------------- ----------------------------------------------

------------------------------- ----------------------------------------------
4. BUILDER                      RICHMOND AMERICAN
------------------------------- ----------------------------------------------
Location                        Phase I Sections 20, 21 & Swans Creek
Lot type                        Country & Estate
Price                           Country--$53,000; Estate--$65,000
Number of Lots                  Country--70 lots; Estate--26 lots
Closing Pace Per Quarter        5 per qtr per sections 20 & 21
                                3 per qtr per Swans Creek
Escalation                      5%/yr commencing 1 yr. after 2nd closing
------------------------------- ----------------------------------------------

------------------------------- ----------------------------------------------
5. BUILDER                      POTOMAC HERITAGE
------------------------------- ----------------------------------------------
Location                         Phase I Sections 20
Lot type                         Country
Price                            Country -- $53,000
Number of Lots                   Country -- 10 lots
Closing Pace Per Quarter         10 per qtr per section
------------------------------- ----------------------------------------------


LOT SALE COMPARABLES: SINGLE FAMILY DETACHED

Recent lot sales provide the strongest support of market value for the Subject's lots. However, additional market support is provided by the comparable sales profiled in this section. Sale One is Ashland, a 500-acre community located off of Route 234 in the Mid-County corridor. Ashland is selling .30-acre lots in its newest section of home sites selling at approximately $55,000. Comstock, Washington Homes, and NYR Homes are on a take down of 11,000 to 12,000 square foot lots, which are similar to the Country lot products at Southbridge. The builders are selling the finished product for a median home price of $247,000, resulting in the $55,000 lot price equating to a 22% cost-to-price ratio.

------------------------------------- ----------------------------------
COMMUNITY                                          ASHLAND
------------------------------------- ----------------------------------
Average Lot Prices                                 $55,000
Range of Lot Size                        11,000 -- 12,000 Square Feet

1998 Absorption*
  Per Year                                        124 lots
  Per Month                                   10.33 lots/month

1997 Absorption*
  Per Year                                         57 lots
  Per Month                                    4.75 lots/month
------------------------------------- ----------------------------------
*INCLUDES BOTH THE SINGLE FAMILY AND TOWNHOME PRODUCTS

Sale Two is Dawson Landing situated off of Route One, approximately three miles north of Southbridge. NVR Homes and Ryan Homes are selling single-family detached homes on .50 to .60 acre lots. This subdivision is on the Potomac River similar to the Subject. Builders are purchasing 22,000 to 26.000 square foot lots for $59,000 and selling the finished product for an average of $250.000. A sale price of $59,000 per lot equates to a 24% cost-to-price ratio. This value supports both the high-end Estate lot and the smaller Country lot at Southbridge.

------------------------------------- ----------------------------------
COMMUNITY                                      DAWSON LANDING
------------------------------------- ----------------------------------
Average Lot Prices                                 $59,000
Range of Lot Size                        21,780 -- 26,136 Square Feet

1998 Absorption*
  Per Year                                         34 lots
  Per Month                                    2.84 lots/month

1997 Absorption*
  Per Year                                         16 lots
  Per Month                                    1.33 lots/month
------------------------------------- ----------------------------------
*INCLUDES BOTH THE SINGLE FAMILY AND TOWNHOME PRODUCTS


Sale Three is SOUTHTAKE @ MONTCLAIR, which is located approximately three miles west of the Subject on Route 234. The builders in this subdivision are purchasing quarter-acre lots from $44,000 to $54,000, depending on the location relative to the lake. The median price for a home is estimated at $198,000, reflecting a $44,000 lot price and a 22% cost-to-price ratio. This product is most comparable with the Village lots being built by Washington Homes at the Subject.

------------------------------------- ----------------------------------
COMMUNITY                                   SOUTHLAKE @ MONTCLAIR
------------------------------------- ----------------------------------
Average Lot Prices                           $44,000 to %54,000
Range of Lot Size                            10,500 Square Feet
1998 Absorption*
  Per Year                                         34 lots
  Per Month                                    2.83 lots/month
1997 Absorption*
  Per Year                                         24 lots
  Per Month                                    2.00 lots/month
------------------------------------- ----------------------------------
*INCLUDES BOTH THE SINGLE FAMILY AND TOWNHOME PRODUCTS

MARKET VALUE CONCLUSION: SINGLE FAMILY DETACHED LOTS

The strongest support for market value is the lot purchase contracts to date at Southbridge. As adjusted for differences in location, market conditions, and site characteristics, sales comparables from the various Eastern Prince William County projects provide benchmarks for an estimate of market value for the Subject's lots.

Rosenstein's business plan places premiums on lots located in the project within the golf course community and for those located on or having view of the water. Recommended premiums are estimated and concurred at 10% above the existing pricing. Therefore, the estimated market values of the finished lots sold to the builders, before premiums, are the following:

---------------------------- -------------------------
DESCRIPTION                           PRICE
---------------------------- -------------------------
Estate                                 $68,000
Country                                $53,000
Village                                $44,000
Cottage                                $35,000
---------------------------- -------------------------

Because it is uncertain, at this time, which type of house will be built on each section of the planned development, we have based the lot price for a single family house on a weighted average of the total build out of Phase I, to date. To reiterate, Phase I sold or is under construction with a total of 1,319 single family detached units of which 26.5% are Cottage, 26.0% are Village, 42.5% are Country and 5.1% are Estate homes. Correlating the Phase I build out with the estimated market value of the lots, we have concluded a value of $46,550 per single family lot, before a premium is added.


------------------------------------------------------------------------------
                          SINGLE FAMILY DETACHED
                           LOT PRICING ANALYSIS

                                  BUILD-OUT: 4/1/99             ESTIMATED
                          ----------------------------------    ESTIMATED
          TYPE                AMOUNT         % OF AMOUNT          VALUE
------------------------- ---------------- ----------------- -----------------
         Cottage                349               26.5%              $35,000
         Village                343               26.0%              $44,000
         Country                560               42.5%              $53,000
         Estate                  67                5.1%              $68,000
   Total/Weighted Avg.        1,319                                  $46,550
------------------------- ---------------- ----------------- -----------------

In addition to the aforementioned pricing analysis of the single family lot sales, we have utilized a cost-to-price ratio, which takes account for the finished product sale and the cost of the land. The comparables listed above reflecting a cost-to-price ratio of 22% within Ashland and Southlake @ Montclair and 24% at Dawson Landing. The recommended Rosenstein pricing for the finished product in Southbridge is listed in the table below. Correlating the recommended average selling price with a 23% cost-to-price ratio indicates a weighted average selling price of $43,298. Since this value is within 10% of the indicated value via the sales, we have utilized the weighted average of $46,550 with support from the indicated value based on the cost-to-price method.


----------------------------------------------------------------------------------------------------------------------
                                               SINGLE FAMILY DETACHED
                                            COST-TO-PRICE RATIO ANALYSIS

                           AVERAGE         COST-TO-PRICE            LOT                                  AVERAGE
        TYPE            SELLING PRICE          RATIO               PRICE              WEIGHT          SELLING PRICE
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Cottage                      $160,000           23.0%                $36,800          26.5%                $  9,752
Village                      $185,000           23.0%                $42,550          26.0%                 $11,063
Country                      $200,000           23.0%                $46,000          42.5%                 $19,550
Estate                       $250,000           23.0%                $57,500           5.1%                $  2,933
                                                                                ------------------- ------------------
Total/Weighted Average                                                               100%                   $43,298
---------------------------------------- ------------------- ------------------ ------------------- ------------------

TOWNHOUSE LOTS

There are 972 townhouse and/or single-family attached lots scheduled to be built within the Southbridge mixed-use community. In Phase One of the project, 503 townhouse lots have sold and closed. Of the 503 units, 160 were the standard 18-foot wide, while the remaining 343 lots were the Executive townhome product. Of the remaining 972 townhome lots, there are three type of products being marketed These include the 18-foot standard size lot, the Executive townhome lots located in the Town Center. and the weak-link lots. The weak-link product is a relatively new product, which is attached either via garage, recreation room, or fence. The weak-link lots give the appearance of a single-family detached home even though it is subtly connected. Currently, no townhomes are planned until the Town Center phase of the project begins.

CURRENT LOT SALES AGREEMENTS

At this time, there are no current lot sale agreements with a builder to develop the townhome product. The primary reason for this is the low land values for townhome lots being realized in the current market. Therefore., the current building contracts are for single-family detached product line only.

TOWNHOUSE LOT SALES COMPARABLES

Although the Subject has no immediate plans to sell lots for the townhome product, the Prince William County area has experienced sales activity. Sale Four, Ashland, offers a location on Route 234, approximately four to six miles from the Subject. NVR Homes has been buying the lots for $28,800 to $36,000 ranging in size from 1,870 square feet to 2,790 square feet. The indicated prices are similar with Rosenstein's conclusion for the Executive townhomes as well as the weak-link product, both of which are similar in size to this competitor.

Sale Five, SOUTHLAKES @ MONTCLAIR. The Piccard Development Group purchased 23 lots at $26,500 per lot for townhouse development These lots are large, 2,700 square feet, and they will be developed with a high-end unit. Again, the location of this development and size of the final product, allows this development to be comparable to the Executive Townhome product proposed for the Subject community.

Sale Six, is located west of the Subject in subdivision called Wexford. Fourteen lots of approximately 1,900 square feet in size were purchased by Equity Homes for $15,000 each. The final product's median sales price is $132,000 per townhome. This subdivision is considered inferior to the Subject due to locational attributes; however these lots directly compare to the standard 18-foot wide townhomes being planned in the Subject.

TOWNHOUSE LOT MARKET VALUE CONCLUSION

In conclusion, based on our analysis of the market data we concur with Rosenstein's price recommendations for pricing the standard 18-foot wide at $22,000 per lot, the executive townhome at $35,000 per lot, and the weak-link product at $37,500. Additional support comes from the several builders within the Prince William County area who are purchasing lots at prices ranging from a low of $15,000 to a high of $36,000 for superior locations. Since the weak-link lot is a fairly new product in the Northern Virginia market, it should command a higher sales price due to its larger size and appearance as a single family detached. Therefore the weak-link lots will receive the high-end range of the market. The following are the market values for the three different types of single-family attached product proposed to be built within Southbridge.

------------------------------------ ----------------------------------------
            DESCRIPTION                               PRICE
------------------------------------ ----------------------------------------
             Weak-Link                               $37,500
        Executive Townhome                           $35,000
           18-Foot Wide                              $22,000
------------------------------------ ----------------------------------------

LOCATION PRICE PREMIUM

Within Southbridge, 21% of the single family detached lots and 14% of the townhome lots are assigned premiums due to their location within either the golf course community, the locations near the water, or the location in the Town Center. In our research, we found that residential lots which have the preceding attributes in other comparable mixed-use communities generally command a 10% premium over the typical selling prices. This is passed directly to the builder who then attaches a premium to the finished product. In our pro forma, the weighted average in each section reflects the quality and value of each lot type.

PROJECTED LOT PRICING INCREASES

The future pricing of lots at the Subject and in Prince William County in general depends on several factors. They include the rate of inflation, interest rates, availability of new land and housing, employment growth, and household income growth. During the first half of the decade, inflation was held below 4(degree)/s while mortgage interest rates have fallen. The assumption used for our cash flow analysis is that over the next twenty years, both inflation and real mortgage interest rates are going to rise in accordance to historical trends. According to Rosenstein's residential plan, housing demand is anticipated to be stronger in the future than in the past. The current pipeline of new developments in Prince William County should be enough to equal demand and allow prices to remain relatively flat.

Currently, the weighted average lot prices are influenced by market conditions as of the April 1, 1999 effective appraisal date. Residential market conditions on average are expected to grow throughout the 20-year cash flow projection with the pace of inflation. We have estimated that inflation will continue to increase, therefore the residential lot values are forecasted to increase by 3.5% per annum.

RESIDENTIAL LOT ABSORPTION

PROJECTION

Our absorption projection is based on information garnered from the Rosenstein Baker Associates Southbridge Residential Development Plan dated June 1998 arid Meyers Group Real Estate Information Housing reports for 1997 and 1998. The Meyers Group study includes year-to-date and overall absorption rates for all subdivisions within Prince William County as well as each County within the Washington D.C. metropolitan area. This data was presented in our MARKET OVERVIEW ANALYSIS section.

Absorption for a large-scale project can be tracked at two levels. They are either by the short-term builder or the long-term project wide absorption. There is excellent statistical data that supports the average monthly sales pace that builders in the market have achieved in comparable projects throughout Prince William County.

Support for our projected lot absorption is based on the pace of sales to the builders and to a lesser extent the sale of the finished product to the home buyer. The following product analysis summarizes the data presented in our MARKET OVERVIEW ANALYSIS.

SINGLE FAMILY DETACHED

A survey was conducted by Rosenstein Baker Associates of 53 competing single-family new home projects in the market area. The survey indicates a range of absorption of less than one sale per month in slow moving projects to a high of 6.89 per month at Madison Farm in the Lake Ridge corridor. Aggregate average builder sales pace is 2.1 per month among all 53 projects. Our analysis suggests that each builder within Southbridge could expect an average pace of 1.6 units per builder per month. Further, we have concluded, based on projects within Prince William County and other metropolitan large master planned community projects, Southbridge can feasibly sustain five and six builders simultaneously. There are nine builders active in Ashburn Farms, a 1,274-acre master planned community located in Loudoun County; and seven builders in Ashburn Village, a 1,580-acre mixed use planned community also located in Loudoun County. Currently, five builders are working within Phase One of the Subject.

SINGLE FAMILY ATTACHED

Rosenstein's townhouse absorption survey includes 21 projects within Eastern Prince William County. The 1997 monthly sales pace among the 21 projects averaged 1.8 units out of the 640 units sold in 1997. In 1995 and 1996, sales were 427 and 499 lots with an average of 1.4 and 1.5 units per month, respectively. The overall sales pace ranged from 0.2 units for Comstock within Ashland to 4.8 units per month by P.C. Homes in The Glen. The overall pace since 1995 for eastern Prince William County averaged 1.77 units per month.

Rosenstein projects up to two townhouse pods under development with two to three builders per pod and absorption of two to three units per builder. A maximum absorption of 4.25 townhouse units per month community wide, or 51 annually. Our survey of above average performing projects throughout the market area suggests that an absorption pace of two to three units per month per builder is achievable for a townhouse product in Southbridge.

PLANNED UNIT DEVELOPMENT ABSORPTION STATISTICS

At the micro-market level, Southbridge absorption is a composite of the five builders that will be individually selling product in several sections simultaneously. However, an overview of total project absorption is a way to support the most optimistic forecast of the total project performance.

The following table is an overview of the long-term pace of absorption at six large mixed planned communities in the Baltimore-Washington metropolitan area.


----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
                                               TOTAL                               AVG. ANNUAL            AVG.
         NAME                                  BUILD                                ABSORPTION           ANNUAL
          OF                 YEAR               OUT             UNITS BUILT        (DURATION OF        ABSORPTION
     DEVELOPMENT            OPENED            EXPECTED            TO DATE            PROJECT)         (PAST 5 YRS)
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
Ashburn Farm                 1988               3,767               3,320              332.0               261
Ashburn Village              1987               5,056               3,000              272.7               287
St. Charles*                 1966              14,060              13,556              423.6               157
Piney Orchard                1989               4,200               1,700              188.8               142
Russett                      1991               1,547               1,200              171.4               218
Kentlands                    1990               1,740               1,000              125.0               148


*DATA ONLY REFLECTS THE EXISTING TWO VILLAGES

ASHBURN FARM

Ashhurn Farm, a master planned community, is built on 1,274 acres in eastern Loudoun County, that opened in 1988. The 3,767 planned households calls for l,729 single family homes, 1,416 townhomes, 460 condominiums, and 162 apartments. As of March 29, 1999, 88.1% or 3,320 units have been sold and 3,167 have been occupied. An annual absorption rate of 322.0 units has been realized thus far. Single-family homes sales price range from the low $200,000s to the mid $260.000s, townhomes range from the mid $l40,000s to the $170,000s, and the condominiums range from the SI 13,000 to the $l30,000s. Recreational amenities include three pools, 12 tennis courts, eight multi-purpose courts, three Loudoun County little league fields, two soccer fields, one softball field, one sand volleyball pit, 13 tot lots, three ponds, one regulation size baseball diamond, one Loudoun County in-line skating deck, miles of bike/exercise trails, and Trailside Park. Community conveniences in-place include an elementary school, two day care centers, two churches, and one pre-school. A children's center, county library, and a high school are scheduled to open in 1999 and 2000. Retail and professional services in place are the Ashburn Farm Town Center, which includes an Exxon Tiger Mart, McDonald's, and First Virginia Bank. Ashburn Farm Village Center includes an Exxon Tiger Mart, grocery store, video store, Goodyear Tire and Auto store, hair design shop, Pizza Hut, karate school, and nails and hair cutter, realtor, a bank, a Chinese restaurant, an ice cream shop, a dental practice, and parcel plus. Future development includes a 104,500 retail center, a 30,000 square foot retail center, and a 75,000 square foot professional office space.

ASHBURN VILLAGE

Ashhurn Village is a 1,580-acre development in Loudoun County, Virginia, which opened in 1987. A total of 5,056 residential units, approximately 2.5 million square feet of commercial and office space, 200,000 square feet of retail space, and a 32,130 square foot sports pavilion. The residential break down is as follows: 1,486 single-family; 2,502 townhomes; and 1,068 condominiums and apartments. An annual absorption rate of 272.7 units has been realized thus far. Single-family homes sales price range from the mid $230,000s to the $360,000s, townhomes range from the mid $l20,000s to the $2lO,000s. the condominiums range from the $90,000 to the mid $140,000s, and apartments rent for a range of $845 to $1,245 per month. Recreational amenities include four pools, 2 clubhouses, 13 tennis courts, 10 multi-purpose courts, 5 ball fields, 6 soccer fields, 7 tot lots, 6 lakes, 10 miles of biking and jogging trails. 2 elementary schools, 1 middle school, 3 day care centers, and 2 proposed churches. Commercial and retail centers include a medical center, a bank, a grocery and drug store, and the sports pavilion.

ST. CHARLES

Located in north central Charles County, St. Charles is a planned community consisting of 15 neighborhoods, three business parks, a regional shopping mall, and a series of parks. Residential uses within St. Charles include several neighborhoods developed throughout both Srnallwood and Westlake Village that consist of single family, townhouse, and ~par1:ments. These units are generally priced between $90,000 and $200,000 and range in age from 25 years to new construction. An estimated 35.500 people reside in St. Charles and upon completion of the community, the expected total population will be approximately 85,000. Over the past five years, St. Charles has experienced an annual absorption rate of 157 housing units per year. Plans for continued residential growth include the development of Fairway, the first planned for construction, Wooded Glen, and Piney Reach, which are all located south of Smallwood Village.

PINEY ORCHARD

Piney Orchard is located in Northwestern Anne Arundel County and is one of the largest planned communities in Maryland. With its central location, between Odenton and Crofton, it is within 20 miles of Annapolis Baltimore, Columbia, and Washington D. C. The community includes a business park, village center, indoor pool and nature trails. Piney Orchard first opened ten years ago and has sold almost one-third of its planned units. In the last five years, Peney Orchard single family home sales averaged a pace of 40 units per year, while townhouse sales have averaged a pace of 102 units per year. Condominiums generally are offered by the builders beginning in the low $80,000's, townhouses from the $130,000's, and single family units are reported to be between $160,000 and $200,000.

RUSSETT

Russett is a 613-acre community located within northwestern Anne Arundel County at the interchange of Route 198 and Interstate-295, ten miles outside the capital beltway. The community opened in mid 1991. As of today, there has been a strong market acceptance, which is attributed to its accessibility from the Washington metropolitan area. In its first three and one half years, Russet's units sold at a pace of 290 units per year selling 66% of its total Phase One product. The pace has slowed recently, but demand remains strong. The first phase of its product consists of 238 family residences, 730 townhouses, 264 condominium units and 315 multi-family rental units. Prices begin at $95,000 for a garden condominium and move upwards of $250,000 to $300,000 for a single family detached unit.

KENTLANDS

Kentlands is a unique planned community in the city of Gaithersburg located in Montgomery County. This self-contained community recaptures the town square spirit of a 19th century small town. The development plan proposes 1,500 single-family homes and 240 garden apartments. According to the visitor center, since this community's opening in 1990, the project has sold approximately 1,000 units. Single family houses range from $275,000 to $500,000, townhomes range from $215,000 to $256,000, and condominiums are price at $127,000. A 335,000 square foot community shopping center opened in early 1994. Absorption in this community was brisk with 80% of the project leased and sold within a year after opening. It is currently experiencing high demand as vacancy levels remain low.

CONCLUSION

Average annual absorption figures tend to be higher in larger projects. The larger St. Charles PUD has experienced 424 units annually over the past 33 years. The Russett and Kentlands projects are both smaller than Southbridge, and both were able to obtain absorption levels of 171 and 125 units per year, respectively. The slightly smaller Piney Orchard achieved absorption level of an estimated 189 units per year. Ashburn Farm and Ashburn Village experience absorption level of 332 and 272 units per year since they both opened respectively. Both are regarded as having a superior location within a strong Northern Virginia market. Nonetheless, similar absorption results are expected at Southbridge.

During the early years of the remaining phases, sales can be expected to be slow with increases during the project's peak and gradually tapering off. The Subject's proposed absorption will trend the comparable projects, as the early years of the development will start at a slower sales pace. As the project gains awareness and recognition, sale paces tends to increase. Moreover, driving the residential absorption will be the amenities planned including the golf course and Town Center feature. Further supported by the proposed rail terminal, which will provide direct access into Washington D.C. Thus, during the peak development years between 325 and 640 units will be sold to builders. Overall absorption will average 225 units per year over the 20-year sellout period. This equates to 18 units per month and 56 per quarter. To reiterate, this correlates with absorption currently experienced in Ashburn Farm and Ashburn Village, two direct competitors to the Subject.

COMMERCIAL

INTRODUCTION

The following tables summarize the most recent comparable commercial land sales in the subject's area. To properly analyze the comparable sales in relation to the subject on a consistent basis, a relevant unit of comparison must be selected. Based on discussion with local market participants and our findings, most land parcels are typically priced on a price per acre basis. Retail and office land investors/developers also look to price projected FAR, which recognizes the degree of functional utility (allowable density) among sites with deferring zoning classifications permitting a comparison on a common unit basis. We have utilized the price per FAR within the following analysis.

============================================================================
                         COMMERCIAL USES
============================================================================
PROPOSED USE                      SQUARE FEET                 %
------------------------------ ------------------ --------------------------
Office                              687,000                 16.07%
Office/Town Center                  600,000                 14.03%
Retail                              414,430                  9.69%
Retail/Office                       721,280                 16.87%
Retail/Town Center                  225,000                  5.26%
Self Storage                         81,600                  1.91%
Flex Industrial                   1,614,000                 36.16%
------------------------------ ------------------ --------------------------
TOTAL                             4,343,310                100.00%
============================== ================== ==========================

Commercial uses proposed within Southbridge include retail pad sites, office complexes, mixed commercial/residential buildings and light industrial/warehouse facilities. In the following section, we have estimated the land value for each use based on comparable properties. The following analysis is a discussion of each. Because of a lack of information in the Subject's immediate area, we have expanded our search to include the entire Washington D.C. metropolitan area.

RETAIL

LOT PRICES

We have identified nine sales that sold for retail development in the Subject's market area; each are summarized below. The comparable sales range from $2.65 to $15.43 per square foot and transacted between January 1998 and January 1999. The sales range in size from 0.99 acres to 28.37 acres.




----------------------------------------------------------------------------------------------------------------------------
                                         OUTER NORTHERN VIRGINIA RETAIL LAND SALES

         DATE OF                          SIZE        BUILDABLE                           SALE PRICE
NO.      SALE      LOCATION               (ACRES)     AREA (SF)            TOTAL     PER ACRE       PER SF       PER FAR
-------- --------- ---------------------- ----------- ----------- --------------- -------------- ------------- -------------
1.       Jan-98    Glen Burnie, MD           2.03          --         $900,000      $443,350         $10.18           --
                   Saint Mary's County
2.       Jan-98    Columbia                  1.358      3,500         $675,000      $497,054         $11.41      $192.86
                   Howard County
3.       Jan-98    Dulles, VA               16.07          --      $10,800,000      $672,060         $15.43
                   Loudoun
4.       Jan-98    Dulles, VA                7.35          --       $3,610,000      $491,156         $11.29
                   Loudoun
5.       Mar-98    Woodbridge, VA            0.9993     2,880         $519,192      $522,852         $12.00      $180.22
                   Prince William County
6.       Apr-98    Dulles, VA               28.37     500,000       $3,280,000      $115,615          $2.65        $6.56
                   Loudoun
7.       Jun-98    Woodridge, VA             1.35          --         $800,000      $592,593         $13.60           --
                   Prince William County
8.       Jul-98    Woodbridge, VA            1.649         --       $1,000,000      $606,244         $13.92           --
                   Prince William County
9.       Jan-99    Woodbridge, VA            1.272         --         $515,000      $404,842          $9.29           --
                   Prince William County
----------------------------------------------------------------------------------------------------------------------------

No one land sale is considered to be truly comparable to the subject. In addition the sales listed in the above table, we have considered the sale of
3.81 acres of land located directly across from the Subject site. This sale transacted in October 1997 for $413,385 per acre or $9.49 per square foot of land. The site is currently being improved with a retail neighborhood center anchored by Food Lion.

We have not made specific adjustments to individual sales for time and property characteristics due to the difficulty in making appropriate adjustments, but we have, however, considered the individual sales and their relation to the proposed development. The value estimate concluded for the Subject retail sites falls towards the lower end of the range. Therefore, we have utilized a price of $7.50 per square foot or $326,700 per acre of land area. Based on an FAR of .30, a value of $25.00 per square foot of building area for the retail land component of Southbridge is concluded.

OFFICE

LOT PRICES

Fourteen office land sales situated with the Washington D.C. metropolitan area have been identified and summarized below. Comparable sales range in size from
1.3 to 23.3 acres and in sale price from $2.65 to $15.43 per square foot of land. Based on the approved building size and the sales prices, the per allowable square foot selling price has a range of $7.92 to $40.24.

                                     [MAP]


--------------------------------------------------------------------------------------------------------------------------------
                                      OUTER NORTHERN VIRGINIA OFFICE LAND SALES
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              SALE PRICE
          DATE OF                               SIZE       BUILDABLE
NO.        SALE       LOCATION                 (ACRES)     AREA (SF)       TOTAL        PER ACRE         PER SF        PER FAR
---        ----       --------                 -------     ---------       -----        --------         ------        -------
1         Aug-97      Columbia, MD              9.446       110,528        $2,241,500     $237,296         $5.45         $20.28
                      Howard County

2         Sep-97      Clarkesville, MD          1.79        26,000           $600,000     $335,196         $7.70         $23.08
                      Howard County
3         Sep-97      Halethorpe, MD            4.314       30,000           $624,950     $144,866         $3.33         $20.83
                      Baltimore County
4         Sep-97      Rockville, MD             1.353        8,200           $330,000     $243,902         $5.60         $40.24
                      Montgomery County
5         Oct-97      Gaithersburg, MD          2.69        50,000           $400,000     $148,699         $3.41          $8.00
                      Montgomery County
6         Nov-97      Sterling, VA               9.7        40,000         $1,416,000     $145,979         $3.35         $35.40
                      Loudoun County
7         Jan-98      Dulles, VA                16.07           --        $10,800,000     $672,060        $15.43
                      Loudoun County
8         Jan-98      Greenbelt, MD              5.0       106,000           $840,000     $168,000         $3.86          $7.92
                      Prince George's
                      County
9         Jan-98      Annapolis, MD             7.94       200,000         $3,500,000     $440,806        $10.12         $17.50
                      Anne Arundel County
10        Jan-98      Dulles, VA                7.35            --         $3,610,000     $491,156        $11.29
                      Loudoun County
11        Apr-98      Dulles, VA                28.37      500,000         $3,280,000     $115,615         $2.65          $6.56
                      Loudoun County
12        Apr-98      Falls Church, VA          6.555      185,000         $3,082,100     $470,191        $10.79         $16.66
                      Fairfax County

Because office land is typically sold on a price per buildable square foot basis, we have estimated a value based on the per FAR for the office space proposed in Southbridge. We have placed little emphasis on the sales in Rockville, Dulles, and Falls Church because all three of these markets are densely built and have a higher demand for office space than the Subject's area due to their proximity to Washington D.C. The remaining sales range in price from $7.92 per buildable square foot in Greenbelt to $35.40 per buildable square foot in Sterling. Based on the comparable sales and conversations with brokers familiar with commercial land in the Subject's area, a value estimated close to the middle of the range is concluded for the proposed office development at Southbridge. Therefore, we conclude a value of $15.00 per square foot of building area. Based on a FAR of .25, a value estimate $4.50 per square foot or $196,000 per acre of land area is achievable.

INDUSTRIAL FLEX

LOT PRICES

The following table summarizes ten comparable industrial/flex land sales in the Subject's area. The comparable sales range in size from 1 acre to 22 acres and in price from $0.61 to $5.00 per square foot of land.


--------------------------------------------------------------------------------------------------------------------------------
                                    OUTER NORTHERN VIRGINIA INDUSTRIAL LAND SALES
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      SALE PRICE
         DATE OF                                 SIZE       BUILDABLE
NO.        SALE     LOCATION                    (ACRES)     AREA (SF)       TOTAL        PER ACRE      PER SF        PER FAR
---        ----     --------                    -------     ---------       -----        --------      ------        -------
1        Apr-97     Manassas, VA                 22.23                     $588,888        $26,450         $0.61        --
                    Prince William County

2        May-97     Waldorf, MD                   1.0        10,000           $160,000    $160,000         $3.67     $16.00
                    Charles County

3        Jun-97     Clinton, MD                  1,829           --           $398,415    $217,832         $5.00         --
                    Prince George's County

4        Aug-97     Brandywine, MD               24.7        400,000        $2,161,250     $87,500         $2.01      $5.40
                    Prince George's County

5        Sep-97     Manassas, VA                12.073          --            $368,156     $30,494         $0.70         --
                    Prince William County

6        Dec-97     Woodbridge, VA              22.405          --            $765,000     $34,144         $0.78         --
                    Prince William County

7        Jan-98     Manassas, VA                 3.004       35,000           $250,000     $83,222         $1.91       $7.14
                    Prince William County

8        Aug-98     Manassas, VA                 13.0           --            $566,280     $43,560         $1.00          --
                    Prince William County

9        Aug-98     Manassas, VA                  3.0           --            $328,722    $109,574         $2.52          --
                    Prince William County

10       Nov-98     Manassas, VA                 9.29           --            $303,575     $32,678         $0.75          --
                    Prince William County

The above listed transactions sold for industrial flex use and are located throughout the Washington D.C. metropolitan area. Of the listed sales, we have focused on the most recent transactions situated in Prince William County in close proximity to the subject. These sales have an indicated price range from $0.61 per square foot to $2.52 per square foot of land area. We concluded with a value close to the middle of the range at $1.00 per square foot of land area. Therefore, based on a FAR of .20, a price per buildable area of $5.00 is concluded.

GOLF COURSE SITES

LOT PRICES

The following table illustrates five comparable golf course sites sold within the Washington D. C. metropolitan area. We have placed the most emphasis on location and size in comparison to the subject.

                                      [MAP]

                                     [CHART]



----------------------------------------------------------------------------------------------------------------------
                                                     LAND SALES

                                                  GOLF COURSE SITES
                                                     SOUTHBRIDGE

    SALE                                                                       TOTAL                     SALE PRICE/
   NUMBER                 LOCATION                DATE          PRICE          ACRES       OFFSITES         ACRE
-------------- ------------------------------- ----------- ----------------- ----------- -------------- --------------
1              Golf Academy Drive                Jul-97         $655,205       98.14      All to Site     $6,676
               Woodbridge, VA 22191-193
               Prince William County
2              Muirfield Drive                   Dec-96       $1,050,000       176.95     All to Site     $5,934
               Haymarket, Virginia 20169
               Prince William County
3              Route 144                         Jun-96         $400,000       136.7        Needed        $2,926
               West Friendship, MD 21794
               Howard County
4              Darnestown Road                   May-96       $1,700,000       283.83     All to Site     $5,990
               Beallsville, MD 20839
               Montgomery County
5              West of W. Willard Road           Feb-96         $330,000       127.02       Needed        $2,598
               Poolesville, MD 20837
               Montgomery County

               TOTALS/AVERAGE SALE PRICE                                       822.64                     $4,825
               WEIGHTED AVERAGE SALE PRICE                                                                $5,027


The most emphasis for value of the golf course land at Southbridge has been placed on Sales One, Two, and Four due to location and comparability. Sale One is located in Prince William County just north of the Subject along the Occoquan River. Since this parcel's intended use is for a nine-hole golf course, a downward adjustment is warranted for the smaller size in comparison to the Subject. Sale Two is located in the northwestern portion of Prince William County within Haymarket. The intended use is for an 18-hole regulation golf course with surrounding uses to either include single-family, multi-family, or commercial. This sale is considered to be slightly superior due to its locational attributes; therefore, a downward adjustment is warranted. Sale Four is located in Montgomery County, Maryland. The superior location in comparison to the Subject warranted a downward adjustment. Based on the land sites that are most comparable to the Subject, we have utilized a price of $5,000 per acre of land for the golf course component of Southbridge.

DEVELOPMENT TIMELINE/ABSORPTION

According to the Southbridge Business Plan, supplied by Legend Development Company, the project is planned to advance both residential and nonresidential development in as many forms as possible, in a manner which optimizes the use of infrastructure and capital resources. The project is divided into seven Phases. The table in the following pages lists the Phase, number of units and/or square feet for nonresidential parcels, the prices of the lots (1999 dollars) and absorption. Following is a detail of the development of each phase.

The fo1lowing schedule is based on the information supplied by Legend Development Company and the absorption analysis herein. The schedule allows for development of the infrastructure in each respective phase which allows phases to run concurrent. The timeline on the facing page shows the projected commencement and sellout of each phase.

Phase II is projected to commence in 2003 with the development of 506 single family detached dwellings. In general this area is located north of existing Old Cherry Hill. Road, and east of the River Oaks Development. The 13 land bays of Phase II include singe family detached, single family attached, office, retail and land for public use. The public use includes an elementary school site containing 20-acres and a public safety site. During this phase we project the golf course will sell to a third party operator. In addition, the senior housing section of 316 units will be sold as part of a bulk sale. Infrastructure needed to create this level of development requires installation of road extensions, sanitary sewer and water and further improvements of Route One. Phase II is projected to have a sell-out date of 2009.

Phase III is a key phase as it begins the entry into the Town Center along with the Potomac River viewsheds and the VRE Rail Station. The phase will commence in 2006. The phase contains three land bays included the Town Center bay which will be developed with 1.4 million square feet of retail and office use. Within the housing component, planning will focus in urban townhouses, semi-attached units, condominiums and apartments (freestanding and mixed use buildings). It should be noted that land bay SN-i is planned for retail and office use; however, as development progresses, this site may be reallocated into a hotel site, office complex or urban style housing. We have priced this bay as retail and office use. Infrastructure needed for this phase include the Potomac Parkway and the sanitary sewer extension into the Town Center. Total sellout of this phase is projected to be 2010.

During the build out of Phase III, Phase IV will have commenced in 2008 with sellout anticipated to be concurrent with Phase III in 2010. Phase IV allows the site to develop an employment node servicing the area. The land dedicated to this includes industrial warehouse and flex space. Uses with retail allowed as ancillary within the same building. These bays lend themselves to an office campus of variable size. Infrastructure need for this phase is primarily the sewer and water extensions. Land bays within this phase are located in a new drainage shed and require considerable extensions.

Phase V comprises seven land bays projected to be sold between 2008 and 2010. Five of the land bays are residential, two are nonresidential. The mix of residential includes single family both attached and detached and multifamily. All are planned as primary housing units. The 253 multifamily housing units are projects to be sold as part of a bulk sale in 2009. As the infrastructure progresses through the various phases the traffic capacity on Cherry Hill will have reached maximum capacity. Development at this phase will require installation of a new road connection, Potomac Parkway from its terminus constructed by the State of Virginia out to the intersection with Cherry Hill Road constructed as part of Phase II.

Phase VI is anticipated to commence in 2009 at the eastern boundary of Wayside Village (Phase I) and is developed eastward towards the Potomac. Five land bays, four of which are residential and one is commercial. The retail will be a center, either community are power with a grocery and big box tenant. The residential component is mostly single family detached given its location. Moreover, because of location, the single family detached in this section is projected to be sold with a premium. During this phase, the third access point into the community will be developed, Congressional Way. This connection carries a substantial investment of infrastructure.

Phase VII, the last phase of the community, contains seven land bays, two are residential, four are commercial and one is public use. The residential bays contain both attached and detached product, providing an opportunity for a bulk sale. The employment uses provide similar opportunities for bulk sales, pad sales or a build-to-suit.

The public use is an elementary school or park.

The development scenario that governs our estimate of value assumes that the Site is purchased in its existing condition as raw land, with a development master plan approved. The development program includes construction of infrastructure as designed in the concept plan: grading, roads, utilities up to the finished residential lots and bulk sale of the commercial parcels, community water, and engineering. Sale lots and parcels are assumed to be purchased finished and permit ready with all utilities and infrastructure to the lot line, graded and balanced. The assumptions is that the developer is selling finished lots to developers or home builders, who will then in turn construct houses and commercial buildings for sale or lease to end-users.

Legend Development Company has provided development costs estimates for the entire project in its business plan. Where possible these expenses have been corroborated by local builders in the subject's vicinity and/or by national cost manuals such as Marshall and Swift Valuation Service.

LOT FINISHING COSTS

UNIT CONSTRUCTION COSTS

Lot finishing costs include all of the hard and soft Construction costs associated to complete a finished lot that can be marketed to the builder or developer. Included is the cost of grading, street improvements, curbs, gutters and sewer costs brought from the street to each lot. A developer's profit is included in this figure. The cost is based on a supplied budget and corroborated by interviews with builders in the market. The disbursement of the finishing coats occurs concurrently with the absorption of each parcel. The cost is estimated to increase at a rate of 3.5% per annum. The Cost to build each lot is listed in the table below.



    --------------------------------------- -----------------------------------
    COMPONENT                                         PRICE PER LOT
    --------------------------------------- -----------------------------------
    Single Family Detached                               $23,700
    Townhouse                                            $13,500
    Multi-Family                                      Not Applicable
    Commercial Land                                  $1.00/SF of Land
    --------------------------------------- -----------------------------------


We have included remaining development costs for section 4, 7, and 20 of Phase I at $12,776, $ 10,221, and $2,459 per Unit, respectively. These figures were supplied by Legend Development Co.

HARD/CONSTRUCTION COSTS

COMMUNITY INFRASTRUCTURE

This cost item includes all hard and direct soft costs to build roads and utilities. Total escalated projected costs by Legend Development Company is $47,024,359. This expenditure will be spread over the 20-year development period and me phased in accordance to the absorption schedule. Treatment of the expenditure during the development process is based oil a bell curve schedule that commences and terminates in accordance with the following time frame.




   ---------------------------------------------------------------------------
                             PHASED ROADWAY COSTS
            PHASE             START DATE/END DATE               AMOUNT
   -------------------- -------------------------------- ---------------------
   Phase I                         Completed                  Completed
   Phase II                        2000/2005                  $6,860,000
   Phase III                       2006/2010                 $12,000,000
   Phase IV                        2007/2011                  $6,870,000
   Phase V                         2007/2011                  $5,300,000
   Phase VI                        2009/2012                  $9,100,000
   Phase VII                       2011/2018                  $5,900,000
   -------------------- -------------------------------- ---------------------

AMENITIES

This item includes the cost of building a recreation center, in-ground pool and tennis courts to be utilized by residents of Southbridge. The timing of the development will be 2006. Total cost is estimated at $1,750,000 in 2006 dollars.

SOFT/DEVELOPMENT COSTS

PERMITS AND ZONING

This item includes expenditures related to ongoing zoning issues, land planning, engineer's fees and associated legal fees. According to the business plan. Legend Development Company budgets $2,650,530 in permit and zoning related expenses. We have accepted this figure and dispersed it evenly over the development period.

SALES AND MARKETING

Sales and marketing costs include those expenditures related to the advertising of the subdivision, marketing and promotional material, brochures and special advents for promotions. Total budget is forecasted to be $15,124,188 divided between the marketing of the residential portion of the project at $14,532,406 and the commercial portion of $591,782. The commercial expenditure reflects low marketing costs because of the bulk nature of the sates which will be marketed by a third party brokerage company.

ADMINISTRATION/OVERHEAD

General and administrative overhead includes market research, staff salaries, professional services, office space overhead, public relations. and miscellaneous administrative items. This item is calculated based on 3.5% of gross sales. Legend's projects an administration expenditure of $9,478,205 in 1999 dollars to be spread over the entire development period.

REAL ESTATE TAXES

The real estate taxes have been outlined in the Real Estate Tax Analysis section of this report. To reiterate, the real estate taxes are based on 5 broad brush method that incorporates the current real estate tax liability and the projected absorption of the units. This equates to a declining liability over the 20-year build out.

CLOSING COSTS

Based on an examination of market rates, 2.5% of the gross sale proceeds has been included for expenses relating to closing costs. The selling cost includes 1.5% for closing costs and 1.0% for sales commissions in accordance with market parameters. Fees are calculated on a per lot basis in accordance to the absorption schedule.

VALUATION ANALYSIS

YIELD AND PRESENT VALUE RANGE

Selection of an appropriate yield or discount rate is crucial to the valuation of properties using the development method. The discount rate quantifies both financial and subjective characteristics in accordance with market perceptions and the sections of investors in the marketplace. Buyers are often willing to accept lower yields when the underlying cash flow projection is based on conservative income assumptions. Likewise, buyers require higher yields when return is predicated on rapid appreciation. Required yields for speculative land development are even higher as there is no guaranteed income, and even minor changes to market conditions can be devastating to the income potential of undeveloped land.

According to the PricewaterhouseCoopers LLP 1998 Mid-Year National Land Investment Survey, investors and developers preferred method of measuring investment performance was the D.C.F analysis. While most respondents rely on the expected ERR as their primary indication of return for new development projects, approximately 10% reportedly utilize a static profit margin calculation, with approximately 66% utilizing both methodologies.

Participants in the survey are generally concerned with pretax yields and property rates of return when analyzing land investment, with only a few reporting equity yields (rate on leveraged transactions) as their primary indicator of return. According to the PricewaterhouseCoopers LLP 1998 Mid-Year National Land Investment Survey, competition among developers for quality development sites has decreased the expected rate of returns over the last six months. In particular, this is seen in the Mid-Atlantic region as their are too few sites for development and too many builders competing for the sites. The following has been reported within the 1998 Land Survey.

o The survey finds a wider range in rates than had been noted in previous surveys. This may indicate that certain investors are more cautious and prefer a higher return commensurate with the increased risks associated with Certain property types. The mid-year unleveraged, expected pre-tax returns (IRRs) generally ranged from 10% to 35%, with a sample median of 17.3% for approved land development projects. The average and median are lower than the result from the 1997 Year End survey, indicating increased competition for desirable sites for development. The average overall median equity discount rate (leveraged, pretax IRR) and the gross profit margin rate were also lower than in the previous survey.

o The range in the gross profit margins and markup over project costs also widened. The median gross profit margin remained unchanged from year-end, while the expected markup over project costs declined. The highest expected returns continue to be on larger-scale, unapproved/unentitled developments, where unleveraged expected returns can be as high as 70% or more. The average and median expected returns on these speculative developments have dropped since the year-end survey but the range is wider indicating that certain investors projections are more speculative.

o Land cost as a percentage of total project cost shows an upward trend due to increased competition for desirable sites. This has generally been true for all types of developments with the land percentage of total cost higher in developed locations where development Sites are scarce.

o The South Atlantic region remains the most popular area for new development among survey respondents. with the Pacific region next popular. Improved conditions were noted in the Mid-Atlantic. Mountain, West South Central and East South Central regions.

o Single family residential development, suburban office buildings and warehouse/distribution facilities were most often cited as recently-developed property types.

o During the past six months, as demand for residential and commercial properties has increased in many U.S. markets, the demand for all types of vacant land has increased or at least held Constant. The development climate is heating up is locations where demand is skyrocketing or where barriers to entry make it difficult to add new supply.


                                                 RANGE              MEDIAN
                                                 -----              ------

    DCF ANALYSIS...................

         Property Discount Rate (IRR)        10.0% - 35.0%           17.3%

         Equity Discount Rate (IRR)          14.0% - 70.0%           25.0%

    GROSS PROFIT ANALYSIS..........

         Gross Profit Margin                 9.0% - 50.0%            20.0%

         Markup over Project Costs           8.8% - 50.0%            20.0%

    ---------------------------
    (1)  Rate on unleveraged, all-cash transactions.
    (2)  Rate on leveraged transactions.
    (3)  As a percentage of total revenue.


The report further states that developer's have found themselves creating alliances with Wall Street investment firms and REIT's, who have been typically skeptical on investing in new development. Returns from these alliances, which in the past have been high, are starting to decline that is a direct result from intense competition for a limited supply of product. New development allows REIT's and other investors to sustain their growth and their current returns.

SEGMENT YIELD ANALYSIS

Southbridge is a mixed-use development that will comprise several components upon completion. In general these components include residential and commercial. Within these broad segments residential will comprise multi-family, single family attached and single family detached, and senior housing. Within the commercial component, Southbridge will comprise office, retail, entertainment/town center, and industrial/flex space. Developers seek varying yields depending on the component and the risk/reward relationship associated with that component. The following table outlines yields by property type as of Mid-Year 1998.




      -----------------------------------------------------------------------------------------------------------
                                                YIELD BY PROPERTY TYPE
                                                    MID-YEAR 1998

       DCF ANALYSIS. . .                    PROPERTY DISCOUNT RATE (RRR)(1)    EQUITY DISCOUNT RATE (RR)(2)
                                                 RANGE             MEDIUM              RANGE          MEDIUM
          Apartments                        14.00% - 30.00%        20.00%      20.00%-50.00%          25.00%
          Hotel                             12.00% - 30.00%        20.00%      18.00% - 50.00%        30.00%
          Industrial                        10.00% - 22.00%        15.00%      14.00% - 25.00%        17.00%
          Office                            11.00% - 30.00%        16.00%      14.00% - 50.00%        25.00%
          Residential                       10.00% - 35.00%        20.00%      15.00% -70.00%         12.00%
          Retail                            10.00% - 25.00%        12.00%      12.00% - 15.00%        12.00%


                                                GROSS PROFIT MARGIN(3)             MARKUP OVER PROJECT COSTS
                                               RANGE             MEDIUM              RANGE            MEDIUM

       GROSS PROFIT ANALYSIS . . .
           Residential                    9.00% - 50.00%         20.00%          8.80% - 50.00%       25.00%

--------------------
        (1) Rate on unleveraged, all-cash transactions, approved sites.
        (2) Rate on leveraged transactions, approved sites.
        (3)  As a percentage of total revenue.

RESIDENTIAL

According to the PricewaterhouseCoopers LLP Survey, property discount rates on unleveraged transactions for residential development ranges from 10.0% to 35% with a median of 20.0%, excluding multi-family development. The property discount rate that developers seek for multi-family development ranges from 14.0% to 300% with a median of 20.0 percent.

Demand for finished residential product, including luxury single family detached dwellings, and condominiums, is generally strong in every market. Builders have been struggling to keep pace with the demand for new homes created by a strong economy, low mortgage interest rates, and an increasing stock market. Land prices are escalating as prices are exhibiting double digit increases in tight markets. The National Association of Realtors continues to report a favorable affordability index for housing. Resales have increased with many markets reporting a low inventory of homes for sale. This permits sellers to sell quickly and "move-up" to new single family dwellings. The luxury new home market has benefited from the strong returns on Wall Street.

Apartments, except luxury apartments, appear to be falling out of favor because of the new construction that has occurred during the last two years. Approved single family and condominium sites, with a one-two year inventory potential, are gaining favor as prices on existing homes are rising and the cost of financing is relatively low. Twenty-four publicly traded companies have been analyzed and have shown an increase in the average return on equity from 9% in 1995 to 12% in 1997. It is anticipated that the actual returns for 1998 will increase because the cost of borrowing is lower and sales are stronger in most markets. This may be more than offset by the higher cost of land.

OFFICE

Developers of office buildings and parks expect unleveraged returns from a low of 11% for build-to-suit situations to more than 30% for speculative developments with an average expected return of 16%. Expected returns on equity for leveraged sites range from 14% to more than 50% for speculative developments. Expected returns for unapproved sites are generally 1000 basis points higher than for approved sites.

According to the PricewaterhouseCoopers land Survey, suburban office sites are favored land investments with speculative construction beginning in some markets that are extremely tight. Many developers have owned their sites for a long time and have a competitive advantage over newcomers to specific markets. Rents have not increased sufficiently to justify new construction based on the price that owners are demanding for their approved sites. New England has shown significant improvement along with the West Central, South Atlantic and the Pacific Regions. Most new construction ranges between 100,000 and 150,000 square feet in order to minimize risk.

INDUSTRIAL/WAREHOUSE/R&D

Typically, developers of industrial/warehouse or hex space expect the lowest unleveraged returns. However, because industrial has become the most favored product type for developer's, demand has been increasing resulting in higher overall yields. Rates of return on unleveraged transactions, as of Mid-Year 1998. for industrial land has a manse from 10.0% to 22.0%, with a median of 15.0%, 100 basis points below office development and 230 basis points below the median for all property types.

Suburban industrial/warehouse/R&D sites ale the most favored land investment because they are generally build-to-suit projects. Speculative construction is occurring in the more desirable markets that are extremely tight. As with office building land, many developers have owned their sites for a long time and have a pricing advantage over new investors because existing owners have a lower land cost basis. Warehouse and distribution development is attracting most investor activity in this sector. Demand for development continues to be in the Southeast and Pacific Regions. West South Central has gained favor during the last quarter.

RETAIL

Retail development continues to be the least desirable investment. Sites approved for development with power centers may stay vacant for a long time because of over-building, existing competition and the new threat from online shopping over the Internet in certain retail sectors. Sites for community centers are the most desirable retail investment. Entertainment centers represent an alternative to traditional retail development. Neighborhood shopping center and community shopping center sites are most favored along with freestanding build-to-suit retail facilities.

Because of the lack of vacant sites in many developed areas, another retail trend noted is that of "conversion retail" or "change of use retail." For example, the REITs that have been purchasing land under car dealerships are prepared to create retail projects on those sites if and when the economics justify transition from auto dealership use to an alternative retail development. Older retail areas, either in center city or suburban location -- like Los Angeles' Fairfax district -- are also the scene of conversion, upgrade, repositioning or redevelpment projects.

Rates of return on unleveraged property for development of retail use ranges from 10.0% to 25.00% with a median of 12.0%. the lowest of the property types. The low rates of return being experienced within the retail sector can be attributable to the short term weakening of demand and a shortage of capital for development.

DETERMINATION OF YIELD RATE

A review of 24 master-planned community land sales presented in the addenda indicates a wide range of anticipated yields from 15.4% to 20.0% with a central tendency towards 18.4%. On closer examination, we have bracketed the sales located in the eastern U.S. Three sales show an Equity IRR of 17.5% while one reflects an IRR of 20.0%. All of the sales are to be developed with a mixed-use development, similar to the subject.

The returns posted by the four sales located in the eastern U.S. are similar to those posted by the Land Yield Survey. Further, developers in the eastern region generally seek lower returns due to increasing competition and less buildable land. This is attributable to declining profit margins accepted by developers' in the east.

In order to determine a reasonable rate of return for the Subject mixed-use community, we have considered yields available on alternative investment vehicles, master-planned community sales, and survey results, as well as the quality and characteristics of the Subject. To this end, we have established a benchmark equity yield of 16.0% to 23.0% for Southbridge. Discounting projected cash flows at the various rates produces the following matrix.



  ----------------------------------------------------------------------------------------
                                          2,685 ACRES

                                       VALUATION MATRIX
  ----------------------------- --------------------------------------- ------------------
                                          NET PRESENT VALUE
                                ---------------------------------------
             YIELD                    ACTUAL             ROUNDED            PRICE/ACRE
  ----------------------------- ------------------- ------------------- ------------------
      16.00%                         $46,136,721         $46,100,000         $17,169.46
      16.50%                          44,637,042          44,600,000          16,610.80
      17.00%                          43,202,178          43,200,000          16,089.39
      17.50%                          41,828,773          41,800,000          15,567.97
      18.00%                          40,513,670          40,500,000          15,083.80
      18.50%                          39,253,897          39,300,000          14,636.87
  ----------------------------- ------------------- ------------------- ------------------
      19.00%                          38,046,655          38,000,000          14,152.70
  ----------------------------- ------------------- ------------------- ------------------
      19.50%                          36,889,307          36,900,000          13,743.02
      20.00%                          35,779,367          35,800,000          13,333.33
      20.50%                          34,714,493          34,700,000          12,923.65
      21.00%                          33,692,474          33,700,000          12,551.21
      21.50%                          32,711,223          32,700,000          12,178.77
      22.00%                          31,768,772          31,800,000          11,843.58
      22.50%                          30,863,259          30,900,000          11,508.38
      23.00%                          29,992,927          30,000,000          11,173.18
  ----------------------------- ------------------- ------------------- ------------------


DISCOUNTED CASH FLOW VALUE CONCLUSION

The cash flow projection developed in our analysis represents our best estimate of future returns to the investor under assumptions based on past trends, and current and expected future conditions. Our opinion is that a potential buyer would employ a projection methodology similar to that used herein and that this potential investor would derive comparable income estimates.

Essentially, the quality of the projected income stream, i.e., the perceived risk associated with the investment, is a measure of the probability of attaining the forecast returns. The measure of risk can be derived through specific consideration of cash flow projection variables including the timing of estimated periodic returns, assumptions regarding growth rates, operating ratios and profit margins, as well as further consideration of those factors which aid in defining the initial range of likely required yield rates. Ultimately, it is the balancing of the most probable buyer's risk and return requirements and the buyer's perceptions of the Subject relative to these variables which guides the selection of the most appropriate yield and present value.

The risk profile of Southbridge is considered to be reasonably balanced given the amount of growth in the area and the amount of new construction. Historical trends at the Subject as well as competing subdivisions reflect demand for the area. Thus, our projection of a 20-year development period appears to be well supported.

On a project basis, the scope of Southbridge entails various components that compliment the terrain and Orientation of the site while allowing for open space to be preserved. The golf course component and the Town Center will allow the development to be a self sufficient community enhancing the overall marketability. Therefore, based on the quality of the property under consideration, the extended sell-out time of the development as well as observations presented throughout this report, we believe a buyer would require an 19% free and clear yield on our cash flow forecast. Discounting the forecasted cash flows at 19%, renders a value of $38,000,000.

Therefore, based on the Income Approach to Value (Subdivision Development Method), we estimate the as is market value of the fee simple interest in Southbridge on an all cash basis, as of March 31, 1999 was:

                                     [TABLE]

                            APPRAISER QUALIFICATIONS



                                                           ROBERT K. RUGGLES, III, CRE, MAI
-------------------------------------------------------------------------------------------

POSITION                   Principal in charge of Global Valuation! Consulting within
                           PricewaterhouseCoopers Real Estate Valuation/Advisory Services

EDUCATION                  Fordham University
                           MBA Degree
                           Cited for Distinguished Academic Achievement in Real Estate Finance

                           The University of Connecticut
                           B.S. Degree: Majors--Finance, Real Estate and Urban Economic Studies
                           Graduation with Honors from the University of
                           Connecticut and Distinction (in Finance) from the
                           School of Business Administration

PROFESSIONAL               COOPERS & LYBRAND, L.L.P. (1996-1997)
HISTORY                    Principal, National Real Estate Valuation/Advisory Services 1997
                           Director (following C&L's acquisition of L.W. Ellwood in November 1996)

                           L.W. ELLWOOD & COMPANY (1973-1996)
                           Directly responsible - formerly as a senior principal
                           - for managing all aspects of L.W. Ellwood &
                           Company's practice.

                           Elected Principal                                   1976
                           Elected Vice President                              1975
                           Elected Secretary and Director                      1973


                           CENTER FOR REAL ESTATE AND URBAN ECONOMIC STUDIES, SCHOOL OF BUSINESS
                           ADMINISTRATION, UNIVERSITY OF CONNECTICUT (1969-1972) Prior to association with L.W. Ellwood & Company, employed for three years at the Center for
                           Real Estate and Urban Economic Studies, School of Business
                           Administration, University of Connecticut worked closely with the
                           Director of the Center conducting research assignments on various urban and real estate related topics which culminated in several articles in professional journals and texts. Working with executive and educational development programs primarily through the use of heuristic gaming devices and simulation models was also a job activity. Finally, practical application of computer technology was a requirement of the position.

PROFESSIONAL               Actively engaged in all phases of real estate analysis for the past
EXPERIENCE                 twenty-five years, presently as Principal of PricewaterhouseCoopers LLP.
                           Responsible for the origination and implementation of counseling and consulting assignments as well as the preparation of narrative type appraisals for equity purchase, mortgage financing, litigation, and other purposes, highest and best use, feasibility, and land use studies.
                           Analyses performed have encompassed projects in all sections of the continental United States, Caribbean, and Hawaii, ranging from major institutional portfolios, involving complex multi-use properties, to single commercial and industrial buildings.

                           Specialized areas of expertise include property valuations, transaction and litigation support. A sampling of engagements completed over the last three years include the following:

                           o    LEND LEASE - Responsible for the audit of internal valuations and valuation concurrence on certain properties in the Prime Property
                                Fund an open-end commingled fund. The engagement consists of 100+
                                properties valued at $2.5 - $3.5 billion.



                                                           ROBERT K. RUGGLES, III, CRE, MAI
-------------------------------------------------------------------------------------------

                           o    BUCKHEAD REIT - Oversight of valuations utilized in formation of private industrial REIT purchased by a state pension fund.
                                Properties were located in ten cities in eight states ranging from
                                Florida to California.

                           o    GSIC PORTFOLIO - Annual valuations prepared for the U.S. real estate portfolio of the Government of Singapore. Portfolio consists primarily of major office and industrial properties in seven states.

                           o    PSERS/CONSTELLATION - Oversight of valuations utilized to ascribe share values to two entities contributing properties to a fund the intent of which is to spin off public and/or private REIT vehicles.

PUBLISHED                  "Supply, Demand, and the Nature of Value", THE APPRAISAL JOURNAL, April,
MATERIALS                  1983 Member, Appraisal Institute (MAI)

PROFESSIONAL               Member, The Counselors of Real Estate (CRE)
AFFILIATIONS               State Certified Real Estate Appraiser (32 states)
                           National Association of Corporate Real Estate Executives

                           National Association of Realtors

                           National Council of Real Estate Investment Fiduciaries

                           Pension Real Estate Association

                           International Council of Shopping Centers

PROFESSIONAL               Numerous committee assignments for both the Appraisal Institute and Real
ACTIVITIES                 Estate Counselors with primary focus on Admissions, Membership, Ethics and Counseling, Academic Liaison, and Continuing Education.



                                                               FRANK. G. GRECO
------------------------------------------------------------------------------

EXPERIENCE

Professionally engaged in real estate analysis and valuation at PricewalerhouseCoopers LLP since 1996.

Responsible for appraisals for mortgage financing, equity purchases, feasibility studies on proposed developments, portfolio review, land use studies and highest and best analysis. Analyses performed have involved various types of investment real estate throughout the continental United States, including apartment complexes, condominium conversions, hotels, industrial/R&D parks, residential subdivisions, retail centers, office buildings and vacant land.

The Weitzman Group, New York, NY
Assistant Vice President (1996)
Real estate specialists, providing advice and counsel to those engaged in evaluation, buying, selling, leasing, financing, or developing real estate.

Atterbury & Associates, Inc., Paramus, New Jersey
Vice President (199 1-1996)
Real estate appraisers providing market analyses, investment analyses, and property valuation services.

EDUCATION

Fairleigh Dickinson University
B.A. Communications
New York University
Diploma in Real Estate Investment Analysis

PROFESSIONAL
AFFILIATION

Appraisal Institute, Candidate for MAI Designation
Bergen County Board of Realtors

PROFESSIONAL
COURSES
Principles of Real Estate Appraising
Basic Valuation Procedures
Basic Income Capitalization
Advanced Income Capitalization
Standards of Professional Practice - Part A
Standards of Professional Practice - Part B
Report Writing and Valuation Analysis